As filed with the Securities and Exchange Commission on April 17, 2002

Registration No. 333-_____

Securities and Exchange Commission

Washington, D.C. 20549

____________________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________________

CHYRON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	3861	11-2117385
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

____________________________________

5 Hub Drive

Melville, New York 11747

(631) 845-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Roger Henderson

President and Chief Executive Officer

5 Hub Drive

Melville, New York 11747

(631) 845-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

____________________________________

With a copy to:

Robert S. Matlin, Esq.
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
590 Madison Avenue New York, New York 10022
Telephone: (212) 872-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF ADDITIONAL REGISTRATION FEE
Title of Security to be Registered	Amount to be Registered(1)	Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common Stock, $.01 par value	10,807,424 shares	$0.43	$4,647,192	$427.54

  These shares are in addition to shares previously registered relating to shares of our Common Stock (a) issuable upon conversion of (i) $2,210,000 aggregate principal amount of Senior Subordinated Convertible Notes issued in a private placement completed in December, 2001 which are convertible at any time, at the option of the holders thereof, at a conversion rate of $0.35, and additional senior subordinated notes of $574,984 related to interest which may be paid in kind through December 31, 2003, (ii) $1,292,000 aggregate principal amount of Series A Subordinated Convertible Debentures issued in a private placement completed in January 1999, $50,000 of which were converted and $1,242,000 of which are convertible at any time, at the option of the holders thereof, at a conversion rate of $2.466, and additional convertible debentures of $528,794 related to interest which may be paid in kind through December 31, 2004, and (iii) $6,452,000 aggregate principal amount of Series B Subordinated Convertible Debentures issued in a private placement completed in September, 1999, which are convertible at any time, at the option of the holders thereof, at a conversion rate of $1.625 per share, additional convertible debentures of $3,965,187 related to interest which may be paid in kind through December 31, 2004, and related placement agent stock purchase warrants of 123,631, (b) issuable upon exercise of stock purchase warrants for 861,027 shares issued in December, 2001 to holders of the convertible debentures, (c) issued in connection with our November, 2000 purchase of a 20% equity investment in Video Technics, Inc. and our January, 2001 acquisition of all of the outstanding capital stock of Interocity Development Corporation, (d) issued to certain investors in a private placement completed in April, 2000, and issuable upon exercise of related placement agent stock purchase warrants of 151,914 shares, and (e) issuable upon exercise of stock purchase warrants of 120,000 shares and 50,000 shares issued for warrants previously exercised, which warrants were issued for consulting services. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends, paid-in-kind interest or similar events.

  Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the bid and asked price of the common stock on the OTC Bulletin Board on April 10, 2002.

  Pursuant to Rule 429, this Registration Statement includes a Combined Prospectus relating to this Registration Statement and Registration Statement File Numbers 333-54346 and 333-37408. Pursuant to Rule 429(b), 616,206 and 7,641,151 shares of Common Stock are being carried forward in the within Combined Prospectus.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429(b), this Registration Statement on Form S-1 also serves as post-effective amendment number 2 to the registration on Form S-3 File Number 333-54346 and post-effective amendment number 1 to the registration on Form S-3 File No. 333-37408.

SUBJECT TO COMPLETION, DATED APRIL 17, 2002

PROSPECTUS

CHYRON CORPORATION

19,064,781 SHARES OF COMMON STOCK

__________________________

Shares of common stock, par value $.01 per share of Chyron Corporation are being offered from time to time by the selling shareholders named in this prospectus. The selling shareholders identified in this prospectus are offering up to 19,064,781 shares of our common stock. The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. Our common stock is traded on the OTC Bulletin Board under the symbol "CYRO.OB." The last reported sale price for the common stock on the OTC Bulletin Board on April 10, 2002 was $0.45 per share.

We will not receive any of the proceeds from the sale of the shares of common stock because they are being offered by the selling shareholders and we are not offering any shares for sale under this prospectus, but we may receive proceeds from the exercise of warrants held by the selling stockholders. See "Use of Proceeds," and "Selling Shareholders" and "Plan of Distribution" for a description of sales of the shares by the selling shareholders.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus is April 17, 2002.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

In this prospectus, "we," "us," "our company" and "our" refer to Chyron Corporation unless the context otherwise requires.

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Our Business

We develop, manufacture, market and support a broad range of equipment, software and systems, including character generators, signal distribution systems, master control switchers and broadcast automation and media management packages. We have served the television industry for over three decades and believe that we have established ourselves as a leading innovator in the development of products that generate television graphics and distribute and control the distribution of video and audio signals. In addition, we believe that we have established a global leadership position in providing products for graphics authoring and automated content delivery for the emerging markets of interactive television. The principal markets for our products are the U.S. and Europe.

Our Products

We offer Graphics products through our Graphics division and Signal Distribution and Automation products through our Signal Distribution and Automation, or Pro-Bel, division. Our Graphics division provides a broad range of hardware and software products that enhance the presentation of live and pre-recorded video and other data. Our Pro-Bel division provides signal distribution systems, master control switchers, automation and media management packages and routers that are known in the broadcasting industry for superior performance and reliability. Our products enable customers to:

  Create, manipulate and manage text, logos and other graphic images using special effects such as 3D transforming, compositing and painting;

  Control and distribute live video, audio and other data signals;

  Manage broadcast video content and automate the output of broadcast facilities; and

  Create interactive content and deliver to TV set top boxes.

Our Strategy

Our Graphics division plans to build on our leading brand image and large installed base in the broadcast graphics market to further penetrate the post-production, corporate, educational and professional video market sectors, and to develop partnerships to deliver advanced interactive graphics tools for use in the interactive market. Our Pro-Bel division, a European leader in routers and associated equipment enabling the management and delivery of high bandwidth digital video, digital audio and other data signals, and an established provider of high-end transmission automation and media asset management solutions, plans to continue to develop and bring to market routing, control and management solutions.

We were incorporated under the laws of the State of New York on April 8, 1966, under the name The Computer Exchange, Inc. We changed our name to Chyron Corporation on November 28, 1975. On April 12, 1996, we acquired Pro-Bel Limited, a United Kingdom company. Our principal executive offices are located at 5 Hub Drive, Melville, New York 11747. Our telephone number is (631) 845-2000.

The Offering
Common stock to be offered by the selling shareholders(1)	19,064,781 Shares
Common stock to be outstanding after the offering(2)	39,563,691 Shares
Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock because they are being offered by the selling shareholders and we are not offering any shares for sale under this prospectus, but we may receive proceeds from the exercise of warrants held by the selling stockholders. See "Use of Proceeds."

OTC Bulletin Board symbol	"CYRO.OB"

  This prospectus relates solely to the sale of 19,064,781 shares of our common stock:

  issuable upon conversion of $2,210,000 aggregate principal amount of Senior Subordinated Convertible Notes issued in a private placement completed in December 2001 which are convertible at any time, at the option of the holders thereof, at a conversion rate of $0.35, and additional senior subordinated notes of $574,984 related to interest payable in kind through December 31, 2003, issuable upon conversion of $1,242,000 aggregate principal amount, and issued upon conversion of $50,000 principal amount, of Series A Subordinated Convertible Debentures issued in a private placement completed in January 1999 which are convertible at any time, at the option of the holders thereof, at a conversion rate of $2.466, and additional convertible debentures of $528,794 related to interest payable in kind through December 31, 2004, issuable upon conversion of $6,452,000 aggregate principal amount of Series B Subordinated Convertible Debentures issued in a private placement completed in September, 1999, which are convertible at any time, at the option of the holders thereof, at a conversion rate of $1.625 per share, additional convertible debentures of $3,965,187 related to interest payable in kind through December 31, 2004, and related placement agent stock purchase warrants for 123,631 shares, issuable upon exercise of stock purchase warrants for 861,027 shares issued in December 2001 to holders of the convertible debentures,

  issued in connection with our November, 2000 purchase of a 20% equity investment in Video Technics, Inc., and our acquisition in January, 2001 of all of the outstanding capital stock of Interocity Development Corporation, issued to certain investors in a private placement completed in April, 2000, and issuable upon exercise of related placement agent stock purchase warrants for 151,914 shares, and issuable upon exercise of stock purchase warrants for 120,000 shares, and 50,000 shares issued for warrants previously exercised, that were issued for consulting services.

(2) The outstanding share information is based on our shares outstanding as of April 1, 2002 and excludes an aggregate of 15,085,757 shares of common stock that are issuable upon conversion of our senior subordinated notes and convertible debentures discussed above in footnote (1). The share and per share amounts presented in this prospectus have been retroactively restated to give effect to all stock splits. This information also excludes:

  an aggregate of 1,256,572 shares of common stock reserved for issuance upon the exercise of outstanding warrants;

  an aggregate of 3,762,816 shares of common stock reserved for issuance upon the exercise of outstanding options granted under our stock option plan, and an aggregate of 361,570 shares of common stock issuable upon exercise of options reserved for future grant under our stock option plan.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully review and consider the risks listed in the "Risk Factors" section beginning on page 5 of this prospectus, as well as the other information contained in this prospectus, before purchasing any shares of our common stock.

Summary Consolidated Financial Information

The pro forma balance sheet data gives effect to                . The pro forma balance sheet data reflects            and our receipt of the estimated net proceeds from the sale of       shares of common stock by us in this offering at an estimated initial public offering price of $       per share, after deducting the estimated underwriting discount and estimated offering expenses.The following table provides summary consolidated financial data of our company for the periods ended and as of the dates indicated. You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

SUMMARY FINANCIAL DATA

(In thousands, except per share amounts)
	Year Ended December 31,
	2001	2000	1999	1998	1997
Statement of Operations Data:
Net sales	$46,182	$56,272	$60,709	$83,710	$86,774
Gross profit	15,011	25,928	26,058	39,460	39,830
Operating expenses:
Selling, general and administrative	28,952	29,858	28,166	31,420	29,662
Research and development	5,635	6,862	7,315	9,537	6,822
Restructuring and other non-recurring charges	12,468		6,681	3,979	3,082
Total operating expenses	47,055	36,720	42,162	44,936	39,566
Operating (loss) income	(32,044)	(10,792)	(16,104)	(5,476)	264
(Loss) on sale of investments	(328)	607	541	1,194
Interest and other expense, net	(1,295)	(1,723)	(1,272)	(1,786)	(1,242)
Loss	(33,667)	(11,908)	(29,784)	(4,447)	(760)
Loss per common share -
Basic	$(0.86)	$ (.34)	$ (.93)	$ (.14)	$ (.02)
Diluted	$(0.86)	$ (.34)	$ (.93)	$ (.14)	$ (.02)
Weighted average number of common shares outstanding (1) -
Basic	39,352	34,824	32,084	32,058	32,538
Diluted	39,352	34,824	32,084	32,058	32,538

	As of December 31,
	2001	2000	1999	1998	1997
Balance Sheet Data:
Cash and cash equivalents	$4,342	$15,332	$ 5,453	$1,585	$2,968
Working capital	4,366	31,019	17,761	30,036	38,955
Total assets	33,899	65,828	58,381	83,116	94,080
Long-term obligations	16,027	18,602	21,622	17,315	21,959
Shareholders' equity	313	32,961	22,512	49,770	53,962

(1) Adjusted to reflect the reverse stock split effected on February 7, 1997.

Risk Factors

Before you invest in our common stock, you should understand the high degree of risk involved. You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our historical consolidated financial statements and related notes, before deciding whether to invest in shares of our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks management believes are material. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

We cannot assure you that we will reach profitability because we have a history of losses.

We incurred significant losses from 1997 through 2001. Our accumulated deficit in these five years as of December 31, 2001 was $70.6 million. We had a net loss of $33.7 million in 2001. We cannot assure you that we will achieve profitability in any future periods, and you should not rely on our historical revenue or our previous profitability as any indication of our future operating results or prospects. If we continue to generate losses and do not generate sufficient cash, we will not have cash to maintain operations at current levels. In addition, we may need additional financing to sustain our operations in the future. There can be no assurance that additional financing will be available or if available that it will be on terms acceptable to us.

Our future operating results are likely to fluctuate and therefore may fail to meet expectations, which could cause our stock price to decline.

Our operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause our stock price to significantly fluctuate or decline.

Factors that relate to our internal operations and could cause our operating results to fluctuate include:

  the need for continual, rapid new product introductions,

  changes in our product mix,

  our inability to adjust our fixed costs in the face of any declines in sales, and successful execution of our strategy to develop and market products for the TV broadcasting markets, namely, character generators, routing equipment, routing switchers, routing peripherals, master control, automation, signal processing, switchers network management, video clip and stillstore and media management.

Factors that depend upon our suppliers and customers and could cause our operating results to fluctuate include:

  the timing of significant product orders, order cancellations and reschedulings,

  the availability of production capacity and fluctuations in the manufacturing yields at the facilities to which we subcontract our critical components, and the cost of raw materials and manufacturing services from our suppliers.

Factors that are industry risks and could cause our operating results to fluctuate include:

  intense competitive pricing pressures,

  introductions of or enhancements to our competitors' products, and the cyclical nature of the industry.

Our day-to-day business decisions are made with these factors in mind. Although certain of these factors are out of our immediate control, unless we can anticipate and be prepared with contingency plans that respond to these factors, we will be unsuccessful in carrying out our business plan.

If we fail to successfully develop, introduce and sell new products, we may be unable to compete effectively in the future.

We operate in a highly competitive, quickly changing environment marked by rapid obsolescence of existing products. Our future success depends on our ability to develop, introduce and successfully market new products, including Duet products that replaced our existing iNFiNiT!, Max and Maxine product lines. To date, we have been selling our Duet products in increasing quantities, and we must continue to increase our sales or our business will suffer. If any of the following occur, our business will be materially harmed:

  We fail to complete and introduce new product designs in a timely manner,

  We are unable to have these new products manufactured according to design specifications,

  Our customers do not perceive value in our new products and demand deep discounts,

  Our sales force and independent distributors do not create adequate demand for our products, or

  Market demand for our new products does not develop as anticipated.

If we are unable to keep up with rapid change in our industry, our business will not grow.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Due to technological advancements and changes in industry standards, our products may become obsolete or the prices at which we can sell them may decline. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with our products or reduce the price of our existing products or services. The availability of competing or less expensive products could cause our existing or potential customers to fulfill their needs better and more cost efficiently with products other than ours.

For example, customers are beginning to use personal computers to edit graphics. This is a task that traditionally would have been completed on our lower-end stand-alone machines. We may not be successful in enhancing our products or developing, manufacturing or marketing new products that satisfy customer needs or achieve market acceptance. In addition, services, products or technologies developed by others may render our products or technologies uncompetitive, unmarketable or obsolete. Announcements of currently planned or other new product offerings by either our competitors or us may cause customers to defer or fail to purchase our existing products or services.

In addition, errors or failures may be found in our products. Such errors or failures could cause delays in product introductions and shipments or require design modifications that could adversely affect our competitive position. This could result in an increase in the inventory of our products. If we do not develop, on a timely basis, new products, and enhancements to existing products or correct errors should they arise, or if such new products or enhancements do not achieve market acceptance, our business, financial condition and results of operations may suffer. Furthermore, the trend toward the use of open systems may cause price erosion in our products, create opportunities for new competitors, allow existing competitors enhanced opportunities and limit the sale of our proprietary systems. Customers may also have unique product requirements such as support of foreign languages, which may be difficult and expensive for us to support and may have limited acceptability.

We expend substantial resources in developing and selling our products, and we may be unable to generate significant revenue as a result of these efforts.

To establish market acceptance of our products, we must dedicate significant resources to research and development, production and sales and marketing. We experience a long delay between the time when we expend these resources and the time when we begin to generate revenue, if any, from these expenditures. Typically, this delay is one year or more. We record as expenses the costs related to the development of new products as these expenses are incurred. As a result, our profitability from quarter to quarter and from year to year may be material and adversely affected by the number and timing of our new product introductions in any period and the level of acceptance gained by these products.

Our customers may cancel or change their product plans after we have expended substantial time and resources in the design of their products.

If one of our potential customers cancels, reduces or delays product orders from us or chooses not to release equipment that incorporates our products after we have spent substantial time and resources in designing a product, our business could be materially harmed. Our customers often evaluate certain of our products for six to twelve months or more before designing them into their systems, and they may not commence volume shipments for up to an additional six to twelve months, if at all. During this lengthy sales cycle, our potential customers may also cancel or change their product plans. Even when customers integrate one or more of our products into their systems, they may ultimately discontinue the shipment of their systems that incorporate our products. System integrators whose products achieve customer acceptance may choose to replace our products with other products giving them higher margins or better performance.

If the digital video market does not grow, we will be unable to increase our revenues.

Our future growth and success in our existing business lines will depend to a significant degree on the rate at which broadcasters and cable operators convert to digital video systems and the rate at which digital video technology expands to additional market segments. Television broadcasters and cable television operators have historically relied on and utilized traditional analog technology for video management, storage and distribution. Digital video technology is still a relatively new technology and the move from traditional analog technology to digital video technology requires a significant initial expense for television broadcasters and cable television operators. Accordingly, the use of digital video technology may not expand among television broadcasters and cable television operators or into additional markets. If television broadcasters and cable television operators do not accept and implement digital video technology, or if the October 1996 ruling of the U.S. Federal Communications Commission (the "FCC") mandating these changes is repealed or amended, we may not be able to grow our existing business lines and our financial condition will suffer.

We will be unable to compete effectively if we fail to anticipate product opportunities based upon emerging technologies and standards and fail to develop products that incorporate these technologies and standards.

We may spend significant time and money on research and development to design and develop products around an emerging technology or industry standard. If an emerging technology or industry standard that we have identified fails to achieve broad market acceptance in our target markets, we may be unable to generate significant revenue from our research and development efforts. Moreover, even if we are able to develop products using adopted standards, our products may not be accepted in our target markets. As a result, our business would be materially harmed.

We have limited experience in designing and developing products that support industry standards. If systems manufacturers move away from the use of industry standards that we support with our products and adopt alternative standards, we may be unable to design and develop new products that conform to these new standards. The expertise required is unique to each industry standard, and we would have to either hire individuals with the required expertise or acquire this expertise through a licensing arrangement or by other means. The demand for individuals with the necessary expertise to develop a product relating to a particular industry standard is generally high, and we may not be able to hire such individuals. The cost to acquire this expertise through licensing or other means may be high and such arrangements may not be possible in a timely manner, if at all.

We may not successfully develop strategic relationships that may be important to our business.

We believe the formation of strategic relationships will be important to our Interactive television business. The inability to find strategic partners or the failure of any existing relationships to achieve meaningful positive results for us could harm our business. We will rely in part on strategic relationships to help us:

  Maximize adoption of our products through distribution arrangements,

  Enhance our brand,

  Expand the range of commercial activities based on our technology, and

  Increase the performance, functionality and utility of our products and services.

Many of these goals are beyond our traditional strengths. We anticipate that the efforts of our strategic partners will become more important as the use of Interactive television matures. For example, we may become more reliant on strategic partners to provide multimedia content and build the necessary infrastructure for media delivery. We may not be successful in forming strategic relationships. In addition, the efforts of our strategic partners may be unsuccessful. Furthermore, these strategic relationships may be terminated before we realize any benefit.

We operate in a highly competitive environment and industry and we may lack resources needed to capture increased market share

We may not be able to compete successfully against our current or future competitors. The markets for graphics imaging and editing, signal routing and media storage systems and products are highly competitive. These markets are characterized by constant technological change and evolving industry standards. Many of our competitors have significantly greater financial, technical, manufacturing and marketing resources than we have. In addition, certain vendors dominate certain product categories and market segments, on a region-by-region basis, in which we currently operate or may wish to operate in the future. As a result, our ability to compete and operate in these areas may be limited.

We anticipate increased competition from companies with which we currently compete and from companies that may enter our industry. We are currently aware of several major and a number of smaller competitors:

    In the graphics area, we believe our primary competitors are Pinnacle Systems Inc., Aston Electronic Designs Limited, Pixel Power and Inscriber.

    In the signal management area, we believe our primary competitors are nVision, Leitch Incorporated, Thomson, Sony Corporation and Grass Valley Group.

    In the control and automation area, we believe our primary competitors are Encoda, Harris Corporation and Omnibus.

We believe that our ability to compete depends on factors both within and outside our control, including the success and timing of new product developments introduced by us and our competitors, product performance and price, market presence and customer support. We may not be able to compete successfully with respect to these factors. Maintaining any advantage that we may have, now or in the future, over our competitors will require our continuing investments in research and development, sales and marketing and customer service and support. In addition, as we enter new markets, we may encounter distribution channels, technical requirements and competitive factors that differ from those in the markets in which we currently operate. We may not be able to compete successfully in these new markets. In addition, increased competition in any of our current markets could result in price reductions, reduced margins or loss of market share, any of which could harm our business, financial condition and results of operations.

We may encounter periods of industry-wide surface mount components shortage, resulting in pricing pressure and a risk that we could be unable to fulfill our customers' requirements.

The semiconductor industry (from which surface mount components are derived) has historically been characterized by wide fluctuations in the demand for, and supply of, its products, which feed the electronics, telecommunications and computer markets. These fluctuations have resulted in circumstances when supply and demand for the industry's products have been widely out of balance. Our operating results may be materially harmed by industry-wide surface mount component shortage, which could result in severe pricing pressure. In a market with undersupply, we would have to compete with the larger customers of our vendors for limited manufacturing capacity. In such an environment, we may be unable to have our products manufactured in a timely manner or in quantities necessary to meet our requirements. Since we outsource a large proportion of our products, we are particularly vulnerable to such supply shortages. As a result, we may be unable to fulfill orders and may lose customers. Any future industry-wide shortage of surface mount components or manufacturing capacity would materially harm our business.

We depend on one supplier, we have qualified a second supplier and are prequalifying a third supplier of surface mount components.

We depend on a limited number of contract manufacturers to produce surface mount components for our products. We may be unsuccessful in diversifying our sources of supply from one to three suppliers and our principal supplier may experience unanticipated events that could inhibit their ability to provide us with adequate manufacturing capacity on a timely basis, or at all. Introducing new surface mount components or transferring existing design and specifications to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our components may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

If we fail to adequately forecast demand for our products, we may incur product shortages or excess product.

Our agreements with third-party manufacturers require us to provide forecasts of our anticipated manufacturing orders, and place binding manufacturing orders in advance of receiving purchase orders from our customers. This may result in product shortages or excess product inventory because it may not be practical to increase or decrease our rolling forecasts under such agreements. Obtaining additional supply in the face of product shortages may be costly or not possible, especially in the short term. Our failure to forecast adequately demand for our products would materially harm our business.

Problems in manufacturing our products, especially our new products, may increase the costs of our manufacturing process.

Difficulties or delays in the manufacturing of our products in the U.S. and the U.K. can adversely impact our gross margin. In the past we have experienced production and supply problems that affected the gross margin. We may experience in the future the same type of problems or other problems. This would be especially true if we face cash constraints, slowing payments to our suppliers. That in turn affects our ability to manufacture products in a timely manner, which would adversely affect our profitability.

We may be unable to grow our business if the markets in which we sell our products do not grow.

Our success depends in large part on the continued growth of various markets that use our products. Any decline in the demand for our products in the following markets could materially harm our business:

  Broadcasting infrastructure projects,

  Video/audio, graphics and imaging,

  Advertising,

  Corporate customers,

  Military and security systems.

Slower growth in any of the other markets in which our products are sold may also materially harm our business. Many of these markets are characterized by rapid technological change and intense competition. As a result, our products may face severe price competition, become obsolete over a short time period, or fail to gain market acceptance. In addition, customers may require replacements and upgrades of equipment rather than the purchase of new, more expensive products. Any of these occurrences would materially harm our business, financial condition and results of operations.

Our business will suffer if our systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure will harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain funding, users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to viruses, break-ins, sabotage, acts of physical terrorism, intentional acts of vandalism, hacking, cyber-terrorism and similar misconduct. Our computer and communications infrastructure are located at Melville, NY and Reading, U.K. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing customers or content providers and declines in stock values. If we suffer sustained or repeated interruptions, our products and services could be less attractive to our users and our business would be harmed.

In order to become profitable, we will need to offset the general pattern of declines and fluctuations in the prices of our products.

The legacy iNFiNiT!, MAX!> and MAXINE! products sold at prices that are a multiple of the current Duet line prices. With advances in technology and introduction of Windows-based operating systems, we have to strive continuously to provide more performance and characteristics in our products at lower prices. We may not be able to do so successfully in the future, thus negatively affecting our performance.

We depend upon third party dealers to market and sell our products and they may discontinue sale of our products, fail to give our products priority or be unable to successfully market, sell and support our products.

We employ independent, third-party dealers to market and sell a significant portion of our products. During 2001, a significant portion of our sales were made through our dealers and representatives. Although we have contracts with our dealers and representatives, any of them may terminate their relationship with us on short notice. The loss of one or more of our principal dealers, or our inability to attract new dealers, could materially harm our business. We may lose dealers in the future and we may be unable to recruit additional or replacement dealers. As a result, our future performance will depend in part on our ability to retain our existing dealers and representatives and attract new dealers and representatives that will be able to market, sell and support our products effectively.

Furthermore, with advances in technology we have been able to introduce lower-priced products. It may be that our distribution strategy needs to be modified as new product prices are lowered. It is possible we may not be successful in modifying our distribution strategy, thus adversely impacting our ability to sell our new products.

Problems associated with international business operations could subject us to risks from financial, operational and political situations, and affect our ability to manufacture and sell our products.

Sales to customers located outside the United States accounted for 51%, 39% and 44% of our total sales in 2001, 2000 and 1999, respectively. We anticipate that sales to customers located outside the United States will continue to represent a significant portion of our total sales in future periods and the trend of foreign customers accounting for an increasing portion of our total sales may continue. Accordingly, our operations and revenues are subject to a number of risks associated with foreign commerce, including the following:

  Managing foreign dealers and foreign customers, which may be state corporations or government agencies,

  Staffing and managing foreign branch offices,

  Political and economic instability,

  Foreign currency exchange fluctuations,

  Changes in tax laws, tariffs, environmental directives, freight rates and governmental royalties,

  Timing and availability of export licenses,

  Changes in laws and policies governing operations of foreign-based companies,

  Inadequate protection of intellectual property rights in some countries, and

  Obtaining governmental approvals for certain products.

In 2001 we denominated sales of our products in foreign countries exclusively in U.S. dollars, Pounds Sterling and Euros. As a result, any increase in the value of the U.S. dollar relative to the local currency of a foreign country will increase the price of our products in that country so that our products become more expensive to customers in the local currency of that foreign country. As a result, sales of our products in that foreign country may decline. To the extent any such risks materialize, our business would be materially harmed.

We may be unable to accurately predict quarterly results if we are inaccurate in our sales projections, which could adversely affect the trading price of our stock.

We build up our sales projections from information obtained by the sales force and our dealers. We recognize revenue from sales to our dealers only when these dealers make sales to customers. Furthermore, in certain large contracts, applicable to both Graphics division and Pro-Bel division, there are acceptance and/or commissioning conditions. It is possible our products are delivered but are not paid for because acceptance and/or commissioning have not taken place to the satisfaction of the customer. We would not be able to recognize the revenue until the customer has accepted and/or commissioned the products.

Any deviation or inaccuracy in these above factors could affect our quarterly revenue and results of operations. As a result, on a quarterly basis, our stock price could materially fluctuate.

We may be unable to successfully grow our business if we fail to compete effectively with others to attract and retain key personnel.

We believe our future success will depend upon our ability to attract and retain engineers and other highly skilled personnel and sales people. Our employees are at-will and only a few are subject to employment contracts. Hiring qualified sales and technical personnel will be difficult due to the limited number of qualified professionals. Competition for these types of employees is intense. We have in the past experienced difficulty in recruiting and retaining qualified sales and technical personnel necessary for the development of our business. Failure to attract and retain personnel, particularly sales and technical personnel, would materially harm our business. We are also highly dependent upon the efforts of our senior management. The loss of the services of one or more of these individuals may delay or prevent us from achieving our objectives.

We may not be able to protect our proprietary technology and may be sued for infringing on the rights of others.

Protection of intellectual property rights is crucial to our business, since that is how we keep others from copying innovations which are central to our existing and future products. Our success also depends, in part, upon our ability to operate without infringing the rights of others. We rely on a combination of methods to protect our proprietary intellectual property, technology and know-how, such as:

  trade secret laws,

  copyright law,

  trademark law,

  patent law,

  contractual provisions,

  confidentiality agreements, and

  certain technology and security measures.

Because it is critical to our success that we are able to prevent competitors from copying our innovations, we intend to continue to seek patent and trade secret protection for our products. The process of seeking patent protection can be long and expensive and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us.

The steps we have taken regarding our proprietary technology, however, may not be sufficient to deter misappropriation. For example, we have rights in trademarks, service marks and copyrights that are not registered. In addition, the laws of certain countries in which our products are or may be developed, manufactured, sold or otherwise distributed do not protect our products and intellectual rights to the extent of the laws of the U.S. We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, employees may breach these agreements, and we may not have adequate remedies for any breach. In any case, others may come to know about or determine our trade secrets through a variety of methods.

In the systems and software industries, companies receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. In the past we have been, and may from time to time continue to be, notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by third parties. Companies may pursue claims against us with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. In addition, litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources.

Existing copyright, trademark, patent and trade secret laws afford only limited protection. Moreover, effective protection of copyrights, trade secrets, trademarks and other proprietary rights may be unavailable or limited in certain foreign countries and territories. Domestic and foreign laws, in combination with the steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our technology or other proprietary rights. Also, these protections do not preclude competitors from independently developing products with functionality or features similar or superior to our products and technologies or designing around the patents we own or the technology we create.

Litigation may be necessary to defend against claims of infringement, to enforce our proprietary rights, or to protect trade secrets and that could result in substantial cost, and a diversion of resources away from the day-to-day operation of our business.

Our future operating results may fluctuate or deteriorate and we would be in violation of restrictive bank covenants.

Our operating results in the past, including 2001, have caused us to violate bank covenants for which we obtained waivers or amended our bank agreements. There is no assurance we will not be in violation of bank covenants in the future because of fluctuations or even deterioration in our operating results. At that point there is no assurance we will be able to obtain waivers or amend our bank agreements. If not, we would be in violation of our restrictive bank covenants and the bank would have the right to demand full payment. We would then be required to settle the outstanding obligation.

Our expectation is that we would not have the financial resources to meet the bank obligation in one payment. We would expect to agree to a payment plan to pay off the bank debt over a specific period of time. We cannot provide any assurance that the bank would accept any plan. Furthermore, we cannot provide any assurance that the sources of capital to pay off the bank would materialize in a timely manner and to the extent we had planned for.

In specific terms, the contemplated sources of capital to meet our bank obligation are listed below:

  Sales of Pro-Bel building: Net of existing mortgage the expected proceeds (between $1.5 million to $2.5 million) may not materialize.

  Cash on the balance sheet: There may be no cash on the balance sheet at the time of covenant violation.

  Cuts in staff and overhead: A further restructuring may not be achievable without impairing the business.

  Third party financial support: Sufficient additional financial support from third parties, which may include directors and principal shareholders, may not materialize as it has in the past.

The TV broadcast industry has historically expected substantial marketing expenses.

In the past we have spent generously on marketing. We have attended major trade shows in the U.S. and Europe, which cost us substantial sums. Our plan going forward is to participate in the principal trade shows and some of the minor shows. We plan to control these expenditures and be more frugal in our expenditures. We cannot provide any assurance we will remain frugal and judicious in expensing our marketing dollars, because of market demands. Furthermore, we cannot provide any assurance that selective spending of our marketing dollars will pay off in the areas in which we are expecting results.

We sell hardware and software service agreements to our customers that may become onerous because of product problems or the age of our products.

We generate significant revenues from hardware and software service agreements sold to our customers. In order to maintain our customer relations, we may need to support customers' products beyond their useful life which may require us to expend significant resources. It is possible that our products, current and prospective, will not provide sufficient customer satisfaction and require inordinate and expensive service support for each product category, beyond the level planned in the service agreements in place. That, by itself, would increase our expenses and make these service agreements unprofitable. In addition, customers who purchase service agreements and experience problems may be disinclined to renew their service agreements in subsequent years, hence affecting the significant revenues generated from service agreements.

Our warranties on products may prove insufficient and could cause us unexpected costs.

We warranty our products from 90 days to two years, depending on the type of product and industry practices. It is possible that our products, current and prospective, do not provide sufficient customer satisfaction and we are required to extend our warranty for a particular product or product line. In addition, we may extend the warranty period in certain special situations to win a particular contract, hence extending our liability period.

Any unplanned increase of our warranty periods would increase our costs and reduce our profitability. Because of the attendant contingent liabilities, it is possible that a reserve would have to be established, further affecting our operating results.

If a new law or regulation is created pertaining to the telecommunications and television industries it could cause our customers to suffer and impede our ability to increase profits.

The enactment by U.S. federal or state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could cause our customers to suffer, and thereby adversely affect our ability to continue to be profitable. Television operators are subject to extensive government regulation by the FCC and other U.S. federal and state regulatory agencies. These regulations could limit capital expenditures by television operators and if that happens our business, financial condition and results of operations may suffer.

The telecommunications and television industries are subject to extensive regulation in the United States and other countries. Our business is dependent upon the continued growth of these industries in the United States and internationally. Recent legislation has lowered the legal barriers to entry for telecommunications companies into the United States' multi-channel television market, but telecommunications companies may not successfully enter this or related markets. Moreover, the growth of our business internationally is dependent in part on similar deregulation of the telecommunications industry abroad, which deregulation may not occur.

Our principal stockholders have significant voting power and may vote for actions that may not be in the best interests of our stockholders.

Our officers, directors and principal stockholders together control approximately 46% (as of April 1, 2002) of our issued and outstanding common stock. As a result, these stockholders, if they act together, will be able to significantly influence the management and affairs of our company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control or other business combination and might affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

There are risks associated with our acquisition strategy.

We continually evaluate conditions for acquisitions. Our acquisition strategy involves the risks inherent in assessing the value, strengths, weaknesses, liabilities and financial performance of acquisition candidates and in integrating the operations of acquired businesses with our own. Our ability to consummate an acquisition could be affected by the relative lack of acquisition opportunities, our lack of access to financing for acquisitions and the market price of our common stock. Acquisition opportunities may be available, and if they are available, we may not have access to the capital required to finance potential acquisitions.

If we do complete an acquisition we may not be able to integrate successfully the acquired business with our own and we may not be able to assimilate effectively the acquired products, technologies or businesses into our preexisting business or product offerings. In addition, we may not be able to retain key employees of acquired companies. Furthermore, we may incur significant expenses in completing any acquisitions and in supporting the acquired products, technologies or businesses. Acquisitions may also consume certain resources, which may temporarily divert our efforts from our day-to-day business.

We may acquire companies located outside of the United States. While these activities may expand opportunities for us to offer products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency exchange rate fluctuations and social, political and economic instability.

We have not issued dividends on our common stock for over twelve years and do not anticipate doing so in foreseeable future.

We have not paid cash dividends on our common stock since November 27, 1989 and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings for use in our business. The decision to pay dividends in the future will be at the discretion of our board of directors and is subject to certain restrictions under our loan agreements. The historical and prospective lack of issuing dividends may diminish the value of the common stock.

If operating results decrease, our stock price may also decrease and our shareholders may not be able to resell their shares.

Due to a variety of factors that may affect our revenues or our expenses in any particular quarter, our quarterly operating results may decrease significantly in the future. It is possible that in some future periods our results of operations or other performance measures may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock will likely fall.

You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly operating results have in the past varied and in the future will be affected by factors such as:

  the timing and recognition of revenue from significant orders,

  the success of our products,

  increased competition,

  changes in our pricing policies or those of our competitors,

  the financial stability of our major customers,

  new product introductions or enhancements by our competitors,

  delays in the introduction of our products or product enhancements,

  customer order deferrals in anticipation of upgrades and new products,

  our ability to access a sufficient supply of sole source and third-party components,

  the quality and market acceptance of new products,

  the timing and nature of selling and marketing expenses (such as trade shows and other promotions),

  personnel changes,

  the lengthy sales cycle associated with our switching and routing systems and certain other products,

  high per unit list prices for our equipment, thereby posing significant barriers to the purchase of equipment for potential customers, and economic conditions affecting us and our customers.

The price of our common stock may be volatile.

The trading price of our common stock has been and may continue to be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, general conditions in the digital media industry, announcements of technological innovations or new products introduced by us or our competitors and other events or factors. The stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in recent years. During the period commencing April 1, 2001 through April 1, 2002, the closing price of our common stock has ranged between $0.21and $1.10. This volatility has had a substantial impact on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the companies affected. These broad market fluctuations may adversely affect the market price of our common stock. In addition, our common stock is now traded on the OTC Bulletin Board. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

Shares of our common stock eligible for public sale after the offering could reduce the price of our common stock.

As of April 1, 2002 approximately 39,563,691 shares of common stock were issued and outstanding. Of these shares, approximately 20,711,678 shares will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") after giving effect to this prospectus. The remaining 18,852,013 outstanding shares are "restricted securities" as defined in Rule 144 of the Securities Act. All of the approximately 18,852,013 restricted shares may be eligible for immediate sale under Rule 144 other than 57,989 shares held by our executive officers, which will be eligible for sale under Rule 144 in May 2002. Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate your ability to sell your shares for a premium in a change of control transaction.

Various provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and in New York corporate law may discourage, delay or prevent a change in control or takeover attempt of our company by a third party which is opposed to by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt,

  limiting who may call special meetings of our stockholders, and establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

The value of your investment may be reduced.

It may be difficult for an investor to sell the shares or to realize any return on an investment in our common stock, and to obtain reliable information about its value or the extent of risks to which the investment is exposed. Even if a liquid market for the shares of our common stock exists in the future, there can be no assurance that the securities could be transferred at or above the price paid in this offering. The price of our common stock may fall against the investor's interests, and the investor may get back less than he or she invested.

Forward-Looking Statements

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock because they are being offered by the selling shareholders and we are not offering any shares for sale under this prospectus. We may receive proceeds from the exercise of warrants held by the selling stockholders. We will apply such proceeds, if any, toward working capital.

Dividend Policy

We have not declared or paid any cash dividend since November 27, 1989. We currently plan to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. In connection with our term loan and revolving credit facility, we are prohibited from paying dividends in excess of 25% of our net income in any fiscal year.

Price Range of Common Stock

Our common stock has been quoted on the OTC Bulletin Board under the symbol "CYRO.OB" since May 25, 2001, when it was delisted from the New York Stock Exchange. The following table sets forth, for the periods indicated, the high and low reported sales prices per share of the common stock as reported on the New York Stock Exchange under the symbol "CHY" from January 1, 2001 to May 24, 2001, and the high and low reported bids as quoted on the OTC Bulletin Board from May 25, 2001 through April 10, 2002. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Price Range of Common Stock (in $)

	High	Low

Year ended December 31, 2002
Second Quarter through April 10, 2002	0.410	0.310
First quarter	0.510	0.220

Year ended December 31, 2001
Fourth quarter	0.430	0.200
Third quarter	0.700	0.350
Second quarter	1.190	0.250
First quarter	2.188	0.790

Year ended December 31, 2000
Fourth quarter	3.375	1.125
Third quarter	4.750	1.625
Second quarter	11.250	2.437
First quarter	13.500	1.500

On April 10, 2002, the closing sale price of our common stock as reported on the OTC Bulletin Board was $0.45 per share. As of April 1, 2002, there were approximately 5,100 holders of record of our common stock.

Selected Consolidated Financial Data

You should read Tthe selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The consolidated statement of operations data presented below for the years ended December 31, 2001, 2000 and 1999 and the consolidated balance sheet data at December 31, 2001 and 2000 have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The historical results are not necessarily indicative of the operating results to be expected in any future period.

SUMMARY FINANCIAL DATA

(In thousands, except per share amounts)
	Year Ended December 31,
	2001	2000	1999	1998	1997
Statement of Operations Data:
Net sales	$46,182	$56,272	$60,709	$83,710	$86,774
Gross profit	15,011	25,928	26,058	39,460	39,830
Operating expenses:
Selling, general and administrative	28,952	29,858	28,166	31,420	29,662
Research and development	5,635	6,862	7,315	9,537	6,822
Restructuring and other non-recurring charges	12,468		6,681	3,979	3,082
Total operating expenses	47,055	36,720	42,162	44,936	39,566
Operating (loss) income	(32,044)	(10,792)	(16,104)	(5,476)	264
(Loss) on sale of investments	(328)	607	541	1,194
Interest and other expense, net	(1,295)	(1,723)	(1,272)	(1,786)	(1,242)
Loss	(33,667)	(11,908)	(29,784)	(4,447)	(760)
Loss per common share -
Basic	$(0.86)	$ (.34)	$ (.93)	$ (.14)	$ (.02)
Diluted	$(0.86)	$ (.34)	$ (.93)	$ (.14)	$ (.02)
Weighted average number of common shares outstanding (1) -
Basic	39,352	34,824	32,084	32,058	32,538
Diluted	39,352	34,824	32,084	32,058	32,538

	As of December 31,
	2001	2000	1999	1998	1997
Balance Sheet Data:
Cash and cash equivalents	$4,342	$15,332	$ 5,453	$1,585	$2,968
Working capital	4,366	31,019	17,761	30,036	38,955
Total assets	33,899	65,828	58,381	83,116	94,080
Long-term obligations	16,027	18,602	21,622	17,315	21,959
Shareholders' equity	313	32,961	22,512	49,770	53,962

Management's Discussion and Analysis of Financial Condition and Results of Operation

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

General

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements for the periods indicated, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to product returns, bad debts, inventories, revenue recognition investments, intangible assets, income taxes, financing operations, warranty obligations, restructuring costs, retirement benefits, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors. These include, but are not limited to, pricing pressures, customer requirements, supply issues, manufacturing performance, product development and general market conditions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Results for the periods reported herein are not necessarily indicative of results that may be expected in future periods.

Critical Accounting Policies

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability may be required.

We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. Technology changes and market conditions may render some of our products obsolete and additional inventory write-downs may be required. If actual, future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. We hold interests in companies having operations or technology in areas within or adjacent to our strategic focus, one of which is publicly traded whose share prices are highly volatile and one of which is privately held whose value is difficult to determine. We record an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. Additionally, should we determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax assets would increase income in the period this determination was made.

Net sales include revenue derived from product sales and upgrades as well as service revenue. For product sales, we recognize revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when these uncertainties are resolved. For programming, consulting and software licensing services and construction contracts, we recognize revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is our policy to record contract losses in their entirety in the period in which these losses are foreseeable. For nonfixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses. Service revenue related to annual maintenance contracts is generally recognized ratably over a period of twelve months. Customer service costs are included in selling, general and administrative expenses and are not material. Revenues associated with long-term contracts are recognized on the percentage-of-completion method, subject to substantive customer acceptance. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. Provisions for anticipated losses are charged to earnings when identified.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net Sales. Net sales for 2001 were $46.2 million, a decrease of $10.1 million, or 17.9% from the $56.3 million reported in 2000. Net sales during the years ended December 31, 2001 and 2000 consisted of $18.9 million and $26.9 million, respectively, from the Graphics division and $27.1 million and $29.4 million, respectively, from the Signal Distribution and Automation division. In addition, in 2001 we generated $0.2 million in direct interactive/streaming revenues, compared to nominal revenues in 2000. Formally launched in November 2000, the Streaming Services division was closed down in the second quarter of 2001.

The Graphics division is completing a transition. The legacy iNFiNiT! products are being successfully replaced by the lower priced Windows NT-based Duet and Aprisa Clip/Stillstore products. Duet is gaining wide acceptance in our markets in the U.S. and in Europe. Duet sales in 2001 increased 60% over 2000. Our Clip/Stillstore product, Aprisa, declined in 2001 by 8% compared with 2000 revenues.

In 2001 sales of the Signal Distribution and Automation division were lower than in 2000 because there were no large infrastructure projects being awarded to it. In addition, a transition from one generation of modular products to the next contributed to customer uncertainty and slower sales. However, we believe our engineering and development efforts in automation products began to improve late in 2001 and in the fourth quarter we received a large order from Turner Broadcasting extending through 2003.

The impact of the recession of 2001 on our net sales can not be quantified. A U.S. recession combined with an economic slowdown in Europe (our principal market) translated to customers canceling or deferring projects resulting in continued lower sales levels.

Gross Profit. Gross margins for the year ended December 31, 2001 and 2000, were 33% and 46%, respectively, inclusive of a $3.2 million write-down of inventory in 2001. Margins in the Graphics division deteriorated significantly because of changing product mix and the discounting of selected products. Margins in the Signal Distribution and Automation division have increased marginally over 2000 primarily due to launching of new products. The relative proportion of margins in hardware and in software products remained essentially the same in 2001 compared to 2000.

During 2001, the Graphics division began to utilize semiconductor surface mount component technology more extensively than it had in the past. Production is outsourced to subcontract manufacturers and is accomplished through pick and place equipment rather than discrete electronic components assembled by hand on a printed circuit board. This technology is in constant and rapid change and would require large capital expenditure if we were to manufacture on our own with surface mount technology. In consequence, we began to rely on high volume contract manufacturers to produce inventory items rather than to manufacture in-house. As a result, effective as of the first quarter of 2002, we will no longer allocate Selling, General and Administrative (SG&A) and Research and Development (R&D) related to manufacturing as these costs will be incurred by third party manufacturers. Throughout 2001, we allocated portions of R&D and SG&A costs of approximately $1 million to cost of sales and overhead applied to inventory.

Selling, General and Administrative Expenses. Selling, General and Administrative (SG&A) expenses decreased by $1.0 million, or 3%, to $28.9 million, compared to $29.9 million in 2000. SG&A expenses in the fourth quarter were sharply reduced as part of a restructuring plan, which eliminated sales and marketing staff by 33% and reduced other operating costs. We have entered 2002 with a lower SG&A cost structure and expect SG&A to be lower on a prospective basis as a result of this headcount reduction.

Research and Development Expenses. Research and development (R&D) costs decreased during 2001 compared to 2000 by $1.2 million. Throughout 2001, as we launched our new products and refocused on our core competencies it became apparent that our expenditures on R&D could be reduced to a level commensurate with our projected product needs.

The headcount reduction of 26% in R&D was made to refocus resources on current and near term products rather than on products in early stage of development for which no definable future product benefits were apparent. Research and Development, as a consequence, is focusing on enhancing and improving existing product lines.

Goodwill Impairment, Restructuring and other Nonrecurring Charges. We recorded goodwill impairment, restructuring and other nonrecurring charges totaling $12.5 million during the second, third and fourth quarters of 2001 as summarized in the table below.

Goodwill Impairment, Restructuring and Nonrecurring Charges ($000)

	Q1	Q2	Q3	Q4	Total

Goodwill impairment	$ 0	$5,478	$3,595	$ 0	$ 9,073
Fixed assets	0	1,504	0	0	1,504
Severance	0	749	0	571	1,320
Lease commitments	0	523	0	0	523
Other	0	48	0	0	48
Total	$ 0	$8,302	$3,595	$ 571	$12,468
Total cash outlays through
December 31, 2001	0	1,320	0	571	1,891
Remaining cash outlays
at December 31, 2001	0	230	0	140	370

The largest write-off ($8.3 million) occurred in the second quarter of 2001 and was directly related to closing down our Streaming Services division. The second major write-off occurred in the third quarter and was directly related to an impairment of goodwill related to the acquisition of the Pro-Bel division. The remaining obligation at December 31, 2001, consists of $113,000 in lease commitments and $257,000 in severance costs.

The real estate leased for offices in New York, NY, London, U.K., Slough, U.K., Atlanta, GA and Cupertino, CA, were written-off as were operating leases for software and leased communication lines. We are actively seeking third parties to sub-lease abandoned facilities. Total lease commitments written off were $523,000.

We paid severance to 40 employees of our Streaming Services division who were made redundant. Employee severance costs amounted to $749,000.

Concurrently with closing down our Streaming Services division in the second quarter of fiscal year 2001, we evaluated our investment in Interocity, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of" ("FAS 121"). We assessed the recoverability of our investment in Interocity by comparing the undiscounted future cash flows with the carrying amount of our investment. As a result of this analysis, we determined that the expected future cash flows would be insufficient to recover the carrying value of our investment and determined the asset was impaired. Accordingly, we determined that the entire net asset of $5.5 million was non-recoverable and recognized a goodwill impairment charge of $5.5 million during the second quarter of 2001.

In creating the Streaming Services division, we invested in computer equipment, servers and furniture. When the division was closed the total fixed assets written off were $1.5 million.

In the third quarter of 2001 due to continued poor results of our Pro-Bel division, we assessed the recoverability of our investment in Pro-Bel by comparing the undiscounted future cash flows with the carrying value of our investment. As a result of this analysis, we determined that the expected future cash flows would be insufficient to recover the carrying value of our investment and determined the asset was impaired. Accordingly, we recognized a goodwill impairment charge of $3.6 million during the third quarter of 2001. We calculated the goodwill impairment by comparing the carrying value of our investment with the present value of our estimated future cash flows.

In the fourth quarter, we implemented the restructuring plan as discussed in "Liquidity and Capital Resources." Severance associated with the elimination/termination of 66 employees made in implementing the restructuring plan was $0.57 million. Cash outlays related to severance of $0.43 million were made during the fourth quarter of 2001 and approximately $0.14 million will be paid out during the first and second quarters of 2002, and was accrued for as of December 31, 2001.

Gain on Sale of Investments. During 2001, we recorded a loss of $0.3 million on the sale of approximately 60 percent of our marketable securities in RT-Set. In comparison, in 2000 we realized a gain of $0.6 million on our sale of approximately 23% of our investment in RT-Set. Fluctuations are a function of market share price.

Interest and Other Expenses. Interest and other expense, net, decreased by $0.4 million to $1.3 million during 2001 from $1.7 million in 2000. During 2001, we recognized interest income of approximately $0.2 million compared to $0.7 million in 2000, due to lower cash balances year over year. Foreign exchange losses were not material in 2001. A loss of $0.3 million was recognized in 2000 as a result of fluctuations in foreign exchange rates.

	Interest and Other Expenses Net ($000)
	2001	2000

Transaction (gain) loss	50	327
Bank interest	696	892
Bank fees	113	69
Lease interest	40	28
Convertible debenture interest	655	1075
Interest income	(227)	(773)
Other expenses (income)	(32)	105
	$1,295	$1,723

Provision/Benefit for Income Taxes. We did not record a tax benefit in 2001 relative to our operating loss. In the second quarter of 1999 we established a full valuation allowance against our U.S. deferred tax assets to recognize the uncertainty surrounding our reliability, and have continued to record a full valuation allowance against U.S. net deferred tax assets. Until we have significant U.S. taxable income, no additional benefit will be realized. Our net operating losses are subject to annual limitations under U.S. income tax rules as a result of the changes in control of our company.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Net Sales. Net sales for the year 2000 were $56.3 million, a decrease of $4.4 million, or 7.3% from the $60.7 million reported in 1999. Net sales during the years ended December 31, 2000 and 1999 consisted of $26.9 million and $28.0 million, respectively, from the Graphics division and $29.4 million and $32.7 million, respectively, from the Signal Distribution and Automation division.

The Graphics division is experiencing a transition. Sales continue to be impacted by the shift from the high-end iNFiNiT! products to the lower priced Windows NT-based Duet and Aprisa Clip/Stillstore products. Duet is gaining acceptance in the U.S. and in Europe and sales in 2000 were double those in 1999. Our Clip/Stillstore product, Aprisa, also gained momentum in 2000 by doubling its revenues. In the year 2000 we recorded revenues associated with the Sydney Olympics of approximately $1 million. Sales in 1999 reflect a substantial number of system upgrades, in part to insure that customers were Y2K compliant.

Sales in the Signal Distribution and Automation division were lower primarily as a result of a disappointing rollout of digital television in Europe and unfilled orders resulting from disruptions caused by the implementation of the division's new inventory-management system. Differences in exchange rates accounted for over $1 million of the decline.

We generated nominal revenues in 2000 in connection with our Streaming Services division. This division, which was formally launched in November 2000, had begun to build a customer base in the U.K. and U.S. Streaming media services such as consultancy, equipment installation, encoding and webcasting, were being offered by this division.

Gross Profit. Gross margins for the year ended December 31, 2000 and 1999, were 46% and 47%, respectively, exclusive of a $2.2 million write-down of inventory in 1999. Margins in the graphics sector improved, in large part, to products provided to the Sydney Olympics and lower overhead costs. Margins in the Signal Distribution and Automation division declined as a result of product mix due to the relative proportion of hardware versus software products, reduced pricing in the international market due to competition and the reduced value of the Euro, but were offset, to a lesser degree by lower costs associated with product redesigns.

Selling, General and Administrative Expenses. Selling, general and administrative (SG&A) expenses increased by $1.7 million, or 6%, to $29.9 million in 2000 compared to $28.2 million in 1999. SG&A expenses in the core businesses declined as a result of the 1999 restructuring and have continued to be reduced, primarily in the area of personnel, as the reduction in personnel year over year is 8%. These savings were offset by our expenditures, of approximately $6.3 million in 2000, associated with the efforts relative to our Streaming Services division.

Research and Development Expenses. Research and development (R&D) costs decreased during 2000 compared to 1999 by $0.5 million. The revised product strategy implemented at the end of the second quarter of 1999 resulted in the elimination of effort associated with non-strategic products, thereby reducing costs. Efforts in this area were redirected to Graphics and Signal Distribution and Automation products for the Internet and Interactive TV.

Gain on Sale of Investments. During 2000, we sold approximately 23% of our remaining investment in RT-Set. This transaction resulted in a net gain of approximately $0.6 million. During 1999, we sold approximately 18% of our original investment in RT-Set. This transaction resulted in a net gain of approximately $0.5 million.

Interest and Other Expenses. Interest and other expense, net, increased $0.5 million during 2000 as compared to 1999. This increase was due primarily to a non-cash charge of $0.5 million resulting from our decision to satisfy an interest obligation related to our subordinated debentures. Overall, interest rates were higher in 2000 as compared to 1999 but were offset by lower average borrowings. During 2000, we recognized interest income on investments of approximately $0.7 million. A loss of $0.3 million was recognized in 2000 as a result of foreign exchange rates as compared to a gain of $0.3 million in 1999.

Provision/Benefit for Income Taxes. We did not record a tax benefit in 2000 relative to our operating loss. In the second quarter of 1999 we established a full valuation allowance against our U.S. deferred tax assets to recognize the uncertainty surrounding its realizability. Until we have U.S. taxable income, no additional benefit will be realized.

Liquidity and Capital Resources

We used $7.7 million in cash from operations during 2001 as compared to using cash of $8.8 million for the comparable 2000 period. The utilization of cash from operations during 2001 results primarily from the realization of the net loss offset by decreases in accounts receivable, accounts payable and inventory balances. The decrease in accounts receivable results from the timing of receipt of certain milestone payments and more effective collection efforts. Inventory balances at the end of 2001 were lower due to an inventory write-off of $3.2 million, improved procurement and consuming existing inventory as revenue decreased to $46.2 million in 2001 from $56.3 million in 2000.

During 2001, we purchased Interocity for $5 million, in addition to shares of our common stock valued at $1.0 million, and had capital expenditures of $0.5 million. In comparison, we acquired property and equipment in 2000 totaling $2.1 million of which $1.2 million related to the infrastructure established to support our new media initiatives. In 2000, we also utilized $3.9 million in cash to pay down our credit facility and received $0.7 million from the issuance of common stock as a result of exercises of options and warrants and $0.8 million from the sales of investments.

In December 2001, we raised $2.21 million in connection with a private placement of 12% Senior Subordinated Convertible Notes. We also increased our bank borrowings by $2.5 million. We are utilizing the net proceeds of these transactions, of approximately $4.7 million, to fund severance costs of $0.6 million associated with the cost reductions made in the fourth quarter 2001 and to fund our working capital needs. At December 31, 2001, we had cash on hand of $4.3 million and working capital of $4.4 million. The availability under the revolving line of credit as of December 31, 2001 was $0.5 million.

We have financial obligations comprised of senior bank term debt, leases, a mortgage, senior subordinated notes and Series A and Series B convertible debentures. Repayments for these obligations are summarized below:
	December 31 ($000 )
Obligation Repayments	2002	2003	2004	2005	2006	2007 On

Revolving line of credit	$2,711	$2,347	$ 0	$ 0	$ 0	$ 0
Term debt	675	1,425(1)	0(1)	0(1)	0(1)	0(1)
Capital leases	149	123	108	36	0	0
Operating leases (inc. real estate)	1,414	1,113	836	595	550	5,298
Danehill, U.K., building mortgage	128	128	128	128	128	627
Senior Subordinated Notes(2)	0	2,772	0	0	0	0
Series A and B Debentures(2)	0	0	12,263	0	0	0
Total	$5,077	$7,908	$13,335	$ 759	$678	$5,925

(1) Assumes Term Debt is paid in full when it matures on December 26, 2003.

(2) Interest paid in kind is added to the principal.

Restructuring Plan, Second Quarter. In response to lower than anticipated sales levels and a slowdown in the U.S. economy, we took steps to reduce our costs structure. During the second quarter, we realigned our organization and closed down our Streaming Services division to conserve cash. We implemented personnel reductions and employee headcount was 260 at June 30, 2001 as compared to 326 at the beginning of the year. Additional downsizing and curtailed spending initiatives continued into the fourth quarter.

Restructuring Plan, Fourth Quarter. In the fourth quarter of 2001, we implemented a restructuring plan to size our cost structure in line with anticipated revenues. All aspects of our business were examined in the U.S., U.K. and France. A plan was formulated that defined cuts of different magnitudes in all departments.

The restructuring plan implemented during the fourth quarter was substantially completed by December 31, 2001. Pursuant to the plan, we implemented staff reductions of 66 individuals (excluding contract personnel), down from 256 at the end of the third quarter. Budgeted costs for 2002 have been established at lower levels than in prior years. The combination of annualized reductions in personnel (including contract personnel) and overhead budgets was approximately $11.0 million.

We provide signal distribution and graphics products to the broadcast industry for use in digital television. Currently, our customers are facing capital budget constraints because of an economic slowdown in the U.S. and European economies, and there are few signs of growth in our traditional markets. In addition, we have sustained losses from operations in each of the five years ended December 31, 2001, and have failed to maintain our financial covenants under our credit agreement with our U.S. bank for which we have obtained amendments for the year ended December 31, 2001.

We are approaching 2002 with caution, adopting a modest outlook for growth, and sizing the business accordingly. We have configured our business with a level of costs that allows flexibility to reduce costs if economic conditions deteriorate. We believe we have sized our core businesses to a level that will not significantly reduce our cash resources while continuing to invest in our new products. We operate in a rapidly changing environment and must remain responsive to changes as they occur. In the event that revenues are significantly below 2002 forecasted revenues we believe we have the ability to reduce or delay discretionary expenditures, such as capital purchases and marketing, so that we will have sufficient cash resources through December 31, 2002, however, there can be no assurance that we will be able to adjust our costs in time to respond to revenue shortfalls or obtain waivers and/or amendments should defaults occur.

In preparing contingency plans for a further decline in 2002 sales, we re-examined our cost structure. Should sales drop further we believe we have the ability to make further reductions in staff and overhead, in capital expenditures and in discretionary expenses. However, it should be noted that additional reductions take time to implement and can have an adverse effect on our ability to conduct business.

We have financial and other covenants with our U.S. bank. If our performance were to deteriorate and we were to be in violation of covenants, the bank would have the right to demand payment and may do so. We have four alternatives to generate cash and payoff the bank debt:

    Make additional reductions in staff and overhead (discussed above).
    Sell or enter into a sale - lease back of our office building in Reading U.K. to generate $1.5 million to $2.5 million, net of the existing mortgage.
    Utilize available cash on the balance sheet, which was $4.3 million at December 31, 2001.
    Raise additional capital from third parties, which may include our existing major shareholders and board members, through the sale of our securities.

There is no guarantee, however, that any of these sources of cash would ever materialize or materialize in a timely fashion or upon terms that are acceptable to us.

Impact of Inflation and Changing Prices

Although we cannot accurately determine the precise effect of inflation, we have experienced increased costs of materials, supplies, salaries and benefits and increased general and administrative expenses. We attempt to pass on increased costs and expenses by developing more useful and cost-effective products for our customers that can be sold at more favorable profit margins.

Industry Transition to Digital Standards

In October 1996, the U.S. Federal Communications Commission adopted a new digital television standard. Conversion to the new standard will produce an opportunity to appropriately positioned companies involved in the broadcast industry and related business; however, this change has caused uncertainty, hesitation and indecision for broadcasters and other customers in their decisions on capital spending. The delay in capital spending by broadcasters has affected the level of our sales. The method and timing of broadcasters' conversion to digital television is very important to our future operating results.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations. All business combinations in the scope of this statement are to be accounted for using only the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Tangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. We do not believe the application of the goodwill non-amortization provisions of these rules has had any material impact on our financial position and results of operations.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We do not believe that the adoption of SFAS No. 143 will have any material impact on our financial position and results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 and the accounting and reporting provisions of the Accounting Principles Board ("APB") Opinion No. 30. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 has not had a material impact on our financial position and results of operations.

Our Common Stock in 401(k) Plan

We have a 401(k) plan into which we make a matching contribution in our common stock equal to one-fifth of up to the first 10% of the compensation contributed by a participant. A participant in the plan has 19 investment choices, one of which is our common stock. As of December 31, 2001, our common stock represented 2.2% of total pension investments.

Transactions with Related Parties

In December 2001, we issued 12% Senior Subordinated Convertible Notes in the aggregate principal amount of $2.21 million. The price and other terms of our senior subordinated notes were determined through negotiations between us and our placement agent, Nash Fitzwilliams Ltd, and negotiations with the major purchaser of the Senior Subordinate Notes, who acquired $500,000 principal amount, with our board of directors representing us. Certain directors, officers and beneficial owners of 5% or more our common stock ("5% Shareholders") acquired approximately 40% of the senior subordinated notes, as follows:

  London Merchant Securities plc, a 5% Shareholder, through its affiliate, acquired $250,000 principal amount,

  Christopher Kelly, a director and 5% Shareholder, acquired $450,000 principal amount,

  Alan J. Hirschfield, a director, through an affiliate, acquired $100,000 principal amount,

  Eugene Weber, a director, through an affiliate, acquired $15,000 principal amount,

  the wife of Roger Henderson, President, CEO and a director, acquired $20,000 principal amount,

  Graham Pitman, Senior Vice President Worldwide Sales & Marketing, acquired $20,000 principal amount, and

  James Paul, Executive Vice President and General Manager, Graphics division, acquired $20,000 principal amount.

We intend to use the proceeds of the offering for general business purposes. We were required to file a registration statement relating to the shares of common stock underlying the senior subordinated notes with the SEC by April 15, 2002. These shares are being registered hereunder. On February 28, 2002, our board of directors agreed to amend our senior subordinated notes. The board resolved that we will only pay interest on the senior subordinated notes by increasing the amount of principal owed thereunder.

On September 7, 1999, we completed a private placement of approximately $6.5 million aggregate principal amount of 8% Series B Subordinated Convertible Debentures, due December 31, 2003. The price and other terms of the Series B debentures were determined through negotiations of the independent committee of our board of directors with our placement agent at the time and Weiss, Peck & Greer, one of the lead investors in the Series B debentures. Certain directors, officers and 5% Shareholders acquired approximately 82% of the Series B debentures, as follows:

  Christopher Kelly, a director and 5% Shareholder, acquired $2,350,000 principal amount,

  Weiss Peck & Greer, a 5% Shareholder affiliated with Wesley Lang, a director, acquired through its affiliates $1,960,000 principal amount,

  London Merchant Securities plc, a 5% Shareholder, through its affiliates, acquired $760,000 principal amount,

  Alan J. Hirschfield, a director, through an affiliate, acquired $200,000 principal amount,

  Charles Diker, a director, acquired $80,000 principal amount, and

  Eugene Weber, a director, through an affiliate, acquired $2,000 principal amount

On January 22, 1999, we completed a private placement of approximately $1.3 million aggregate principal amount of 8% Series A Subordinated Convertible Debentures, due December 31, 2003. The price and other terms of the Series A debentures were determined through negotiations of the independent committee of the board of directors with our placement agent at the time and Weiss, Peck & Greer, the lead investor in the Series A debentures. Certain directors, officers and 5% Shareholders acquired 100% of the Series A debentures, as follows:

  Weiss Peck & Greer, a 5% Shareholder affiliated with Wesley Lang, a director, acquired through its affiliates $790,000 principal amount,

  London Merchant Securities plc, a 5% Shareholder, through its affiliates, acquired $273,000 principal amount,

  children and affiliates of Alan J. Hirschfield, a director, acquired $90,000 principal amount,

  Charles Diker, a director, acquired $39,000 principal amount,

  Edward Grebow, then our President and CEO, acquired $30,000 principal amount, and

  Eugene Weber, a director, through an affiliate, acquired $20,000 principal amount.

The proceeds of the offerings of the Series A debentures and the Series B debentures were used for general business purposes. We are obligated to maintain the effectiveness of a registration statement relating to the shares of common stock underlying the Series A debentures for a period of at least two years from the initial effective date and underlying the Series B debentures until such time as all of these shares have been sold. On May 19, 2000 we filed a registration statement on Form S-3, Registration Number 333-37408, with the SEC, relating to such shares (the "2000 Registration Statement"). Upon the filing of our Annual Report on Form 10-K with the SEC on April 1, 2002, holders were no longer permitted to sell these shares under the 2000 Registration Statement because we are no longer eligible to use Form S-3 registration statements, because our common stock is no longer listed on the New York Stock Exchange. This registration statement covers such shares which to our knowledge were not previously sold.

On December 17, 2001, the terms of the Series A and Series B debentures were amended to:

  extend the maturity date of the Series A and B debentures from December 31, 2003 to December 31, 2004,

  increase the interest rate from 8% to 12%, and

  provide that until December 31, 2004, interest may be paid in the form of additional debentures, or in cash, at our sole option.

The terms of the amendment were determined through negotiations of the independent committee of the board of directors with Weiss, Peck & Greer, a 5% Shareholder and significant investor in the Series A and Series B debentures. On February 28, 2002, our board of directors resolved to require us to pay interest on the Series A and Series B debentures only by increasing the amount of principal owed thereunder. In connection with the amendment to the Series A and Series B debentures, on December 17, 2001, we issued warrants to holders of the amended Series A and Series B debentures to purchase an aggregate of 861,027 shares of our common stock at an exercise price equal to $0.35 per share. The warrants are immediately vested and are exercisable through December 31, 2004. The shares of common stock underlying these warrants are also being registered hereunder.

During 2001, Mr. Michael Wellesley-Wesley, a member of the Office of the Chairman, the Compensation and Stock Option Committee and Chairman of the Executive Committee of our board of directors, was paid $15,000 on a monthly basis for a period of six months and an additional $26,000 in other forms of compensation for consulting and other services rendered in respect of transactions and potential transactions involving our company. Mr. Wellesley-Wesley will continue to receive the $15,000 monthly payment during 2002 for consulting and other services related to future transactions involving our company. Mr. Wellesley-Wesley may also receive a bonus upon the consummation of certain transactions constituting a sale of our company on or before December 31, 2002. The amount of the bonus varies between one-quarter of one percent (0.25%) and one-half of one percent (0.50%) of the gross sales price obtained in such transaction.

Video Technics started its relationship with us by supplying a proprietary line of still and video clip servers. In November 2000, we purchased 20% of Video Technics in order to have a ready source of proprietary servers and to have some say in product development to meet customer needs.

Since we have hardware manufacturing capabilities and supply arrangements, the relationship with Video Technics changed. Video Technics currently only writes the software, sold under license to our company, and we produce the servers.

The price of the Video Technics software is fixed. It is set by Video Technics, taking into account market conditions and competitive offerings. Purchases of Aprisa Clip/Stillstore products from Video Technics were approximately $1.3 million, $2.5 million and $1.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Currently, we are the only customer of Video Technics whose financial well being is dependent on our success with the Aprisa line. Being a privately-held and small company, there is no assurance that Video Technics will not face financial problems, thus being unable to meet its supply obligations and endangering the Aprisa product line for several months. In the past the Aprisa line has provided significant revenues to our company and is expected to continue doing so in 2002.

For an additional discussion of transactions with related parties, see those described under "Certain Relationships and Related Party Transactions."

Quantitative And Qualitative Disclosure About Market Risk

We are exposed to currency risk in the normal course of business related to investments in our foreign subsidiaries and the level of sales to foreign customers. For the years ended December 31, 2001 and 2000, sales to foreign customers were 51% and 39% of total sales, respectively. Substantially all sales generated outside of the U.S. are denominated in British pounds sterling, Euros and U.S. Dollars. The net impact of foreign exchange transactions was inconsequential in the year ended December 31, 2001 and a loss of $0.3 million in 2000.

Business

Overview

We develop, manufacture, market and support a broad range of equipment, software and systems, including character generators, signal distribution systems, master control switchers and broadcast automation and media management packages. Our Graphics division provides a broad range of hardware and software products that enhance the presentation of live and pre-recorded video and other data. Our Pro-Bel division provides signal distribution systems, master control switchers, automation and media management packages and routers that are known in the broadcasting industry for superior performance and reliability. Our products enable customers to:

  Create, manipulate and manage text, logos and other graphic images using special effects such as 3D transforming, compositing and painting,

  Control and distribute live video, audio and other data signals,

  Manage broadcast video content and automate the output of broadcast facilities, and

  Create interactive content and deliver to TV set top boxes.

Serving the television industry for over three decades, we believe that we have established ourselves as a leading innovator in the development of products that generate television graphics and distribute and control the distribution of video and audio signals. Our products are intended to meet the myriad demands of digital television, which includes high definition television mandated by the FCC in 1996. More recently we believe that we have established a global leadership position in providing products for graphics authoring and automated content delivery for the worldwide emerging markets of Interactive TV.

The transition from analog to digital signals in the video and audio world has created a range of new means to deliver video and audio content to the consumer. These range from High Definition Television ("HDTV"), through Standard Definition Digital TV ("DTV"), Interactive TV services, to the Internet, where the ability to incorporate video to enhance web sites or to deliver a video channel without a broadcast license continues to attract a growing number of participants.

In 2000 we established an additional business unit to take advantage of the perceived opportunities presented by the emerging Internet and interactive markets. Specifically, we set up a Streaming Services division to provide consulting services to corporate clients and in January 2001 acquired an Internet service provider, Interocity to strengthen our presence in that market. The early part of 2001 proved to be a difficult period in which to operate such a business. While management still believed in the eventual viability of this business line, we decided to exit the streaming services business and to redirect our involvement in Interactive TV. The prevailing economic conditions at the time and our inability to devote significant resources to this initiative without affecting the core business mandated the decision. However, management views Interactive TV as having a direct bearing on everyday business opportunities, particularly in the European market, where the rollout of Interactive TV is more advanced. Management regards our capabilities in that space as an important technological competitive edge that is expected to ultimately generate significant revenues because our products enable customers to create interactive content.

Our Graphics division plans on building on our leading brand image and large installed base in the broadcast graphics market to further penetrate the post-production, corporate, educational and professional video market sectors. Additionally, Graphics will continue to be involved in the Interactive market by developing partnerships to deliver advanced interactive graphics tools. The new Duet® and Lyric® product lines are now established in the U.S. and are rapidly gaining acceptance in Europe and Asia. We believe our Graphics division continues to be the world leader in the "real-time" character generator market. It dominates the live, "on-air" TV graphics segment and our customers include most major broadcast, cable, satellite and post production facilities in the U.S. and Europe. We believe our new Graphics products can only reinforce this position.

The Pro-Bel division is a European leader in routers and associated equipment enabling the management and delivery of high bandwidth digital video, digital audio and other data signals. It is also established as a provider of high-end transmission automation and media asset management solutions. Pro-Bel is recognized in the global broadcast community for the high quality and reliability of its products. Pro-Bel will continue to develop and bring to market innovative routing, control and management solutions.

We started 2001 organized into Graphics products (Graphics division), Signal Distribution and Automation products (referred to in this prospectus as the Signal Distribution and Automation, or Pro-Bel division) and Streaming Services, which was discontinued in the second quarter. Revenues from the two divisions were $19 million and $27 million for the Graphics and Pro-Bel divisions, respectively, outperforming Streaming Services at $0.2 million. The U.S. and Europe accounted for 49% and 48% of total revenues, respectively, which demonstrate our revenues are derived almost exclusively from these two regions. Our Pro-Bel division is based in the U.K. and derives a significant portion of its revenues from U.K. customers, to which are also added Graphics revenues derived from U.K. customers. In consequence, in 2001 revenues derived from U.K. customers represented a significant percentage of total revenues.

As a result of the difficult economic and operating environments we faced at the beginning of the fourth quarter, we implemented a restructuring plan to reduce staff costs and to set new and lower departmental budgets. At the end of the fourth quarter 2001 we employed approximately 190 fulltime employees, a reduction of 26% of our staff at the end of the third quarter. The purpose of this restructuring plan was to generate anticipated annual savings of almost $11 million.

Products and Services

We offer a broad range of products that meet the needs of the video and audio production, post-production and distribution markets. In addition, the convergence of traditional broadcast and Internet technology is providing our company preliminary opportunities in the Interactive TV market and, to a lesser extent, the Internet streaming market.

Our line of high-performance graphics systems is used by many of the world's leading broadcast stations to display news flashes, election results, sports scores, stock market quotations, programming notes and weather information. Our signal management systems interconnect video, audio and data signals to and from equipment within a studio's control room or edit suite, as well as to and from signal transmission sites. Our line of control and automation systems is used to automate the steps taken in the management, editing and distribution of video and audio content. In the area of interactive TV, we are leveraging our expertise as a provider of broadcast tools to promote solutions for the creation and delivery of interactive content.

Graphic Systems

Duet® and Duet® HD: The Duet is a real-time 2D/3D serial digital video graphics processing platform that integrates a Windows® NT front end with real-time graphics processing to provide exceptional performance for television character generator applications. It has become the replacement for the analog industry standard iNFiNiT!® family of products. The Duet is configurable as a standard definition digital TV ("DTV") or digital HDTV unit. Content may be created for both formats simultaneously, and can be played back on the two separate devices.

Duet uses Lyric, our content creation and play-out software, to compose messages and play back content. Lyric is the winner of several product awards based on its ease of operation and flexibility. Lyric can output files for television broadcast, HTML and interactive television. It imports over 25 different file formats, including True Type® fonts, TIFF and TGA bitmaps as well as iNFiNiT! messages, making Lyric a universal graphics tool.

Lyric may be used off-line for composition and preview purposes when installed on a standard PC. New features of Lyric include full screen, dual channel video squeeze-back, advanced effects (blinds, assemble, explosion, matrix, page turns, ripple), iNFiNiT! file export, zoom function for timeline editing, and Windows® 2000 support. Imports of numerous formats are supported.

Extending the reach of Duet, CAL (Chyron Abstraction Layer) allows third party software developers to use standard Open GL code to create custom applications, making Duet as accessible for software product development as a personal computer. Currently over 200 U.S. broadcasters are using Duet for on-air graphics creation and play-out. In addition, Duet is used extensively on major sporting events, such as "Monday Night Football" (ABC), "Sunday Night Football" (ESPN), NASCAR racing (Fox Sports), and the 2002 Winter Olympics (CBC). Duet is also used in high profile production applications for customers like Turner Studios, Fox News, CNNfn and ABC. Grass Valley Group® and Avid® are also using Lyric as a "plug in" to their non linear editing systems, enabling content creation and iNFiNiT! and Duet family import of existing graphics, enhancing the capabilities and value of those editing systems.

The open architecture of the Duet system has enabled us to introduce additional scalable, cost effective product solutions to the Duet family. These products include Duet LEX, which enables real-time animation play-out, Duet LE, a compact character generator with pre-loaded animations and Duet PCI and PCI+, which offer Duet capabilities in a PC board set. These additions to the Duet product line open new markets to us that include non-broadcast users, government, industry, education and smaller post-production facilities.

Chyron Aprisa® Clip/Stillstore Systems: The Aprisa family of Digital Disk Recorders (DDRs) and Stillstores has evolved further with the Aprisa SSX 601 digital multi-channel SSX Stillstore server, which offers up to four channels each with key, all in a single chassis. In addition, a number of new feature sets are available across the Aprisa line, including the SSX Stillstore option for the Duet LE, enabling users to have multi channel character generator and Stillstore capabilities in the same frame. This cost-effective product continues our strategy of providing solutions in new markets. The Aprisa 100 is a Windows NT based Stillstore system. It provides sophisticated database functions, play list creation and playback with effects, search, sort and editing. The Aprisa 250 Integrated Clip/Stillstore provides the combined functionality of a 90-minute, dual-stream digital disk recorder and a single channel Aprisa 100 Stillstore in one chassis. This combination offers an affordable and feature-packed solution for delivering animated on-air graphics. The new Aprisa 200SX offers four channels of stills or clips, on a channel-by-channel basis. The new Aprisa Director controls unlimited Aprisa channels and streams the program output to a desktop VGA. Finally, the Aprisa Video Graphics Server SAN enables true real-time sharing of media resources, either locally or across a storage area network (SAN).

iNFiNiT! ® Family of Graphics and Character Generators: Our family of iNFiNiT! products has long been the standard for broadcast quality character generators. Largely due to the iNFiNiT! family line, we believe that we have a 60-70% share of the installed base of the high-end broadcast character generator market in the U.S. The iNFiNiT! family are legacy products that are being phased out in favor of the Duet line. The large iNFiNiT! installed base will not provide significant revenues from product sales prospectively. Service revenue and support on the existing large installed base is expected to continue for several years on a declining basis.

Compact Graphics and Character Generators: Our compact character generators, sold under the CODI® and pcCODI names, provide real-time text, titling and logo generation which are used for broadcasting time, temperature, weather warnings, sports statistics, scoreboards, news updates and financial information. Now fully digital, the rackmount version, which has up to two CODI cards, is called DigiCODI and is a direct plug-in replacement to the analog CODI. It is used extensively for Emergency Alert System (EAS) applications. The Digital pc CODI 601 is a powerful 32-bit processing engine, which has increased capabilities within the CODI product line.

Signal Distribution and Automation

Signal Routing and Control:

Pro-Bel provides an extensive range of distribution, signal processing, routing and control solutions, which are utilized to process and distribute broadcast media and data signals. Pro-Bel prides itself on the scalability of its hardware and the sophistication and flexibility of its control systems. Pro-Bel control protocols have become industry standards and are embraced by many of our competitors.

Eclipse: A family of high performance, large-scale routing switchers, providing cost effective and compact serial digital video, mixed format Serial Digital Video ("SDV")/HDTV as well as Audio Engineering Society ("AES") audio routing. Incorporating sophisticated power supply monitoring and internal cooling, the Eclipse routers also have extensive in-field expansion capabilities, ensuring an easy path to future product upgrades and next generation products.

Freeway: Offering the most comprehensive and flexible architecture, Freeway is a true multi-format system, enabling in-field upgrades from analog to digital, and even allowing format conversion of audio within the router. With support for RS422 control and telecom signals, together with a powerful internal control system, Freeway is the number one choice for small to medium scale applications in the broadcast, transmission, post-production and outside broadcast environments.

MADI: Offering solutions for a diverse range of applications from large scale broadcast center routing to live theatre sound reinforcement. Pro-Bel invented the concept of routing MADI (Multiplexed Audio Digital Interface) signals. The latest systems combine advanced digital technology with precision format conversion techniques in an exceptionally compact package.

Axis: For the smaller requirement, such as signal monitoring, bypass or preview selection, a wide range of self contained 16 x16 sources/destinations routers for all broadcast signals are available. This range offers unique versatility in control, unusual for such a competitive package, and is entirely compatible with the larger routers in the Pro-Bel range, making it a valuable entry-level product.

Aurora Router Control: Aurora encompasses a range of hardware and software control elements.  Each can be used as a control system in its own right, permitting users to choose either hardware or software based control.  However, when used together they provide an incredibly powerful, integrated control platform.

Control Panels:  A wide range of hardware, and touchscreen soft, pushbutton and keypad control panels are available to suit various requirements and budgets.

Modular Interfacing:

ICON from Pro-Bel is an innovative and flexible rack frame that can house a wide variety of functions. We have invited other broadcast manufacturers to participate in the use of this rack frame, making it an industry standard. This has increased the attractiveness of the product as it offers more acceptability and compatibility than one vendor alone can typically achieve. Pro-Bel also offers the 6063 range with an economic rack frame architecture, ideally suited to general purpose distribution applications.

Automation & Asset Management Systems:

Pro-Bel offers the complete solution for television station transmission automation.  The broadcast automation product line is partnered with MAPP, a powerful modular asset management system. The systems are designed to work across the three main areas of the broadcast operation: Ingest, Storage and Play-out. Our automation solution is aimed at the larger more complex broadcast operation. We believe that industry consolidation and the trend to centralcasting increase the applicability of our automation product.

Asset Management: MAPP is a Windows-based, video server management and control system, allowing an unlimited number of users on a network or even wide area network to record, track, browse, cache and replay broadcast material according to a user-defined schedule. MAPP easily interfaces with disk based video servers manufactured by many different vendors.

Meridian: The fast track to station automation, Meridian incorporates many of the advantages available in larger systems by integrating a number of key applications for ingest and playout.

Compass and Sextant: Provide comprehensive station automation for single and multi-channel operations, with Compass controlling a larger number of devices including large cart machines. Sextant can be upgraded to Compass functionality.  Unique real-time hardware platform with redundant controllers and power supplies provides reliability.  Users edit schedules and interface to traffic systems via standard NT workstations that provide familiar and intuitive operation.

Network Management:

COSMOS is Pro-Bel's workflow management system, providing status information and reconfiguration capability for a complete broadcast installation over a computer network. Even off-site engineers, alerted via e-mail or SMS messages can log into the central server, find out the nature of the reported fault and carry out any reconfiguration required.  The system embraces not only processing and routing hardware, but also software products, including integration, with a growing number of COSMOS partners who utilize the ICON frame and the COSMOS workflow management system.

Digital Master Control Switchers:

TX 420 and TX 410: Compact and cost effective, these switchers process serial digital video and digital analog or embedded audio inputs. For sophisticated transitions, an optional 3D DVE (Digital Video Effects) may be added. TX Series master control switchers provide unique built-in integration with Pro-Bel Compass/Sextant automation and maximum flexibility, where one panel can control many channels, or a number of panels can share channels. With its multi-channel capability, the TX Series panels can control HDTV channels along side standard definition digital channels, permitting a seamless migration to high definition operation.

Streaming Services

Although we are not directly involved in the streaming services market anymore, the Pro-Bel division provides hardware and software products targeted at the streaming professional. The Clarinet DualStreamer is a broadcast-compliant streaming media coder used to encode video and audio for use on the Internet. A typical application is webcasting a broadcast station's output or an on-line corporate briefing for shareholders. Unlike conventional PCs, DualStreamer is designed as a rack mount PC with professional signal interfaces and dual power supplies for reliability. This compact unit provides scaleable 'headless operation' with an LCD display for configuration and status monitoring. In addition, the optional DSP audio pre-processor greatly improves the audio quality and eliminates the need for external signal processing equipment. DualStreamer also offers a centralized control platform and the unique ability to stream two separate video feeds or share the same input for dual format streaming.

Sales and Marketing

We market our products and systems to traditional broadcast, production and post-production facilities, government agencies, educational institutions and telecommunications and corporate customers. In order to maintain and increase awareness of our products, we display at the major domestic and international trade shows of the broadcast and computer graphics industries. In the U.S., we exhibit at the National Association of Broadcasters (NAB) and Society of Motion Picture and Television Engineers (SMPTE) conventions. We also exhibit at the International Broadcasters Convention (IBC) in Europe.

We also exhibit at minor shows across the world, either directly or in partnership with our dealers. Product promotion is also achieved through direct-mail campaigns, e-newsletters and advertisements placed in relevant journals. Due to our reputation as a market leader and innovator, articles are often published in trade journals and papers presented at technical conventions by the engineering staff, reinforcing our technical credentials. In order to operate within the restructuring plan implemented in the fourth quarter of 2001, we will continue to participate selectively in trade shows and plan to spend marketing dollars carefully in conformance with the restructuring plan.

Sales of our products in the U.S. and the U.K. are made through our direct sales personnel, dealers, independent representatives, systems integrators and OEMs. Direct sales, marketing and product specialists serving these markets act as links between the customer and our development teams. Although reductions were made in our sales and marketing staff as part of a restructuring plan implemented in the fourth quarter of 2001, we have attempted to limit the impact on the direct sales personnel.

Sales of our products outside of the U.S. and the U.K. are made through dealers and sales representatives covering specific territories. In addition, we operate sales offices in Hong Kong, Paris, New Delhi and Copenhagen to support foreign sales. In some territories, dealers sell products from all of our product categories; in other territories, dealers handle only specific products.

Service, Support and Training

We offer comprehensive technical service, support and training to our customers through 24 hours per day, seven days per week access to trained service and support professionals for an annual fee. Scaleable and fixed duration training courses are available through our company. In length these range from three days to two weeks and consist of a mix of classroom discussions and hands-on training. We offer training courses for many of our products at our Melville, NY headquarters and our Reading, U.K. and Paris, France facilities. We also conduct on-site training.

We make available installation assistance, hardware and software maintenance contracts and spare parts. We believe support contracts and a responsive spare parts supply service facilitate customer satisfaction. Service is provided both domestically and internationally by us or through our appointed dealers and representatives. We also provide sales and service support to our dealers from time to time.

Warranty and Service

We provide warranties on all of our products ranging from ninety days to two years. On new products, the Graphics division offers a warranty of one year and Pro-Bel division offers up to two years. There may be, in certain instances, exceptions to these terms. A provision is made to estimate the warranty cost in products sold based on historical actual results.

Research and Development

Our research and product development, conducted primarily in Melville, NY and Reading, U.K., has been focused on the revitalization and extension of our core products. During 2001, 2000 and 1999, we spent approximately $5.6 million, $6.9 million and $7.3 million, respectively, for research and development, net of amounts capitalized for software development for new and existing products. We believe that personnel reductions made in the Research and Development Department during the restructuring will not adversely impact our research and development efforts regarding our core product offerings.

Manufacturing

We have final assembly and system integration operations located in Melville, NY and Reading, U.K. We primarily use third-party vendors to manufacture and supply all of the hardware components and sub-assemblies utilized in the Graphics division. In 2001, one particular vendor represented 25% of our purchases for the Graphics division. We are beginning to diversify sourcing of capital components and now have a second vendor and are qualifying a third to diversify sourcing of critical components. In the case of the Pro-Bel division, which has more extensive manufacturing and assembly, we rely on a combination of outside vendors, none of which is irreplaceable.

Pro-Bel designs many of its system components to meet its own specifications, including metal and electronic parts and components, circuit boards and certain sub-assemblies. It assembles these items and standard parts, together with internally developed software, to create final products. We then perform testing and quality inspections of each product. The Pro-Bel division is certified to British Standard-EN-ISO 9001.

Customers

There are no customers that represent in excess of 10% of our consolidated revenues for 2001, 2000 and 1999.

Competition

The markets for graphics imaging, media storage, transmission automation, signal routing systems and distribution systems are highly competitive and are characterized by rapid technological change and evolving industry standards. Rapid obsolescence of products, frequent development of new products and significant price erosion are all features of the industry in which we operate. The FCC's ruling requires U.S. broadcasters to utilize DTV transmission by 2006. If a similar requirement were to be imposed by other government agencies worldwide, it would require large future capital expenditures by the broadcast industry. Management believes the FCC's ruling has created an opportunity for our company in the market place; however, our ability to capitalize on this opportunity has been delayed due to slow market acceptance and implementation of DTV transmission globally.

We are currently aware of several major and a number of smaller competitors. In the graphics area, we believe our primary competitors are Pixel Power Ltd., Pinnacle Systems Inc., and Inscriber Technology Corporation. For routing and distribution products, we believe our primary competitors are Leitch Technology Corporation, Thomson Multimedia, Miranda Technologies, Avid Technology Inc. and the Grass Valley Group (recently acquired by Thomson Multimedia). In the control and automation area, we believe our primary competitors are Encoda, Harris, Thomson Multimedia and Omnibus. Many of these companies have significantly greater financial, technical, manufacturing and marketing resources than we have. On a region-by-region basis, certain product categories or market segments in which our company does or may operate, are dominated by established vendors.

Patents and Proprietary Rights

Our success depends upon our ability to protect our proprietary software technology and operate without infringing the rights of others. We rely on a combination of patent, trademark and trade secret laws to establish and protect our proprietary rights in our technology.

Our registered trademarks are Chyron, Scribe, Chyron Scribe, Chyron Scribe Junior, Chyron SuperScribe, iNFiNiT!, MAX!>, MAXINE!, CODI, Duet, I2, Chyron Care, Intelligent Interface, Intelligent Interface (I2), CMX, CMX AEGIS, CMX OMNI, Aurora, Lyric, Liberty and Liberty Aurora and Design. We also have rights in trademarks and service marks which are not federally registered. We do not have registered copyrights on any of our intellectual property.

Government Regulation

The telecommunications and television industries are subject to extensive regulation in the United States and other countries. For example, the FCC has issued regulations relating to shielding requirements for electromagnetic interface in electronic equipment. Our products are in compliance with these regulations. Furthermore, television operators are subject to extensive government regulation by the FCC and other federal and state regulatory agencies.

If adopted, the Pro-Bel division will be required to comply with the Waste on Electrical and Electronic Equipment ("WEEE") directive being considered by the United Kingdom authorities. The WEEE directive puts a duty on manufacturers of electrical and electronics products to finance the collection, removal of hazardous components and recycling of their products when they will be discarded after 2005. This directive is likely to enter into force in Summer 2002 and Member States of the European Union will then have 18 months to implement it into their national legislation. The WEEE Directive's primary aim is to reduce annual production of 6 million metric tons of waste from WEEE in the European Union Community, in line with the EU Commission's waste strategy (which has previously been applied to packaging and is being applied to end of life vehicles).

A precise figure on the implementation cost of the directive for manufacturers cannot be given at this stage as some principles including timescale, allocations of responsibility and financing of historical waste, have not yet been defined or agreed to by the U.K. authorities.

Employees

Personnel reductions occurred during 2001 and employee headcount was 190 at December 31, 2001 as compared to 326 at the beginning of the year. We continued additional downsizing and curtailed spending initiatives into the fourth quarter.

As of December 31, 2001, we had 190 fulltime employees, comprised of 35 in sales and marketing, 59 in manufacturing and testing, 17 in customer support, service and training, 33 in finance, support activities and administration and 46 in research and development. None of these employees are represented by a labor union. As part of the restructuring plan in the fourth quarter we eliminated 66 individuals, representing 26% of staff at the end of the third quarter of 2001. We also employ contract personnel for specific functions or expertise, especially in manufacturing operations. The number of contract hires fluctuates according to our requirements.

Legal Proceedings

From time to time we are involved in routine legal matters incidental to our business. In the opinions of management, the ultimate resolution of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

Properties

The executive offices and principal office of our company and our graphics business are located in Melville, New York pursuant to a lease that expires on June 30, 2004. This facility consists of approximately 47,000 square feet and is used for manufacturing, research and development, marketing and the executive offices. We closed down sales offices in Dunwoody, GA, of 2,700 square feet, and in Cupertino, CA, of 4,000 square feet, but we remain liable pursuant to leases, which both expire on November 30, 2002.

In the United Kingdom, our executive office is located in Reading, U.K. where we own a facility of approximately 19,000 square feet. This facility is also used for research and development and marketing and sales. We occupy additional facilities in Reading U.K., used primarily for manufacturing, assembly and test, which total approximately 28,000 square feet pursuant to leases that expire from December 25, 2012 through September 29, 2020. We currently utilize 90% to 100% of the space of all of our facilities. Management believes that each facility is suitable for our existing operations and does not foresee the need for any significant expansion of our current U.K. facilities. Finally, we have a sales office in Paris, France of approximately 3,000 square feet from which we cover the French market and support adjacent territories.

Management

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of April 1, 2002 are as follows:

Name	Age	Position
Charles M. Diker	67	Director, Member of the Audit Committee, Member of the Compensation and Stock Option Committee
Donald P. Greenberg	68	Director
Roger Henderson	45	President and Chief Executive Officer, Director
Alan J. Hirschfield	66	Director, Chairman of the Audit Committee
Christopher R. Kelly	42	Director
Wesley W. Lang, Jr.	44	Chairman of the Board of Directors, Chairman of the Compensation and Stock Option Committee
Eugene M. Weber	51	Director, Member of the Audit Committee
Michael I. Wellesley-Wesley	49	Director, Chairman of the Executive Committee of the Board of Directors, Member of the Office of the Chairman, Member of the Compensation and Stock Option Committee
Jerry Kieliszak	49	Senior Vice President and Chief Financial Officer
James M. Paul	58	Executive Vice President
Graham Pitman	51	Senior Vice President and Managing Director of Chyron Pro-Bel

Charles M. Diker has been a director of our company since September, 1995. He was a non-managing principal with the investment management company of Weiss, Peck & Greer, L.L.C. from April 1995 through October 2001, and had previously been associated with such company since 1976. Mr. Diker has been the Chairman of the board of directors of Cantel Medical Corporation, a manufacturer of infection control equipment and distributor of diagnostic devices, since 1986. Mr. Diker is also a member of the board of directors of International Specialty Products Inc., a manufacturer of specialty chemicals. Mr. Diker was a member of the board of directors of AMF Bowling Inc., an operator of bowling centers, from April 1996 through March 2002.

Donald P. Greenberg has been a director of our company since September, 1996. He is the Jacob Gould Schurman Professor of Computer Graphics and Founding Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is also a member of the board of directors of Interactive Data Corporation, a provider of various financial data and proprietary information, and PCA International, an operator of portrait studios.

Roger Henderson is our President and Chief Executive Officer and has held such positions since June 1999. He has been a director of our company since February, 1999. Prior to his current positions, he served as the Managing Director of Chyron Pro-Bel since April 1996. From 1987 to March 1996, he was Software Director of Pro-Bel and Managing Director of Pro-Bel Software Ltd.

Alan J. Hirschfield has been a director of our company since July, 1995. He has been a private investor since January 2000. From June 1992 through December 1999 he was Co-Chairman of the board of directors and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC"). He continues to serve as a director of Interactive Data Corporation, the successor company to DBC. Prior thereto, he served as Chief Executive Officer of Twentieth Century-Fox Film Corp., from 1980 to 1985, and Columbia Pictures Entertainment Inc., from 1973 to 1978. Mr. Hirschfield is also a member of the board of directors of Cantel Medical Corporation and J Net Enterprises, Inc..

Christopher R. Kelly has been a director of our company since August, 1999. He has been the owner of Fortuna Investments since 1997, where he specializes in private investments and venture capital. From 1985 through 1997, he held various positions, including partner and director, at Kelly Television. During his last four years at Kelly Television, he was also Partner and Director of Kelly Broadcasting Company.

Wesley W. Lang, Jr. has been a director of our company since July, 1995 and has served as Chairman of our board of directors since February 2002. He continues to serve as a Managing Director with the investment management company of Weiss, Peck & Greer, and has been associated with such company since 1985. Weiss, Peck & Greer manages, directly or indirectly, the following funds: WPG Corporate Development Associates IV, L.L.C.; WPG Enterprise Fund II, L.L.C., WPG Corporate Development Associates IV (Overseas), L.P., and Weiss, Peck & Greer Venture Associates III, L.L.C. (collectively, the "WPG Funds"). These funds are shareholders of our company.

Eugene M. Weber has been a director of our company since July, 1995. He is the Managing Partner of Weber Capital Management, L.L.C., an investment management firm which is the successor to Bluewater Capital Management, Inc., which Mr. Weber founded in 1995. From 1994 to 1995, Mr. Weber was an independent consultant to Westpool Investment Trust plc, a shareholder of our company, and from 1983 to 1994 he was with Weiss, Peck & Greer, L.L.C., becoming a partner in 1987.

Michael I. Wellesley-Wesley is Chairman of the Executive Committee of the board of directors as of February 2002 and a Member of the Office of the Chairman. He formerly held the position of Executive Chairman of the board of directors from July 1995 through February 2002 and previously served as our Chief Executive Officer from July 1995 through June 1997. He is currently a Managing Director of WIT Soundview Ventures. From 1992 until 1995, he was a Director and Executive Vice President of DBC and from 1990 until 1992 he was a consultant to that corporation's predecessor. Mr. Wellesley-Wesley was an executive director of Stephen Rose & Partners Ltd., a London-based investment banking firm, from 1980 to 1990.

Executive Officers

In addition to Mr. Henderson, our executive officers are as follows:

Jerry Kieliszak is Senior Vice President and Chief Financial Officer. Mr. Kieliszak joined us in March 2002 as Senior Vice President and Chief Financial Officer. From 2000 to 2001 he served as Executive Vice President and Chief Financial Officer of CoreCommerce, a business-to-business e-commerce software developer. From 1989 to 2000, Mr. Kieliszak was Vice President and Chief Financial Officer of ABT Corporation, an international enterprise project management software development company. From 1977 to 1989 he was with Price Waterhouse where he was a Senior Audit Manager.

James M. Paul is Executive Vice President and General Manager, Graphics Division. Mr. Paul joined us as Senior Vice President, Human Resources in October 1997 and was promoted to Executive Vice President and General Manager, Graphics Division, in January 2001. From February 1995 through September 1997 he held the position of Senior Vice President, Human Resources with TELE-TV. From 1993 to 1995, Mr. Paul was Human Resource Director for Bell Atlantic Information and Video Services. From 1975 to 1993 he held several management positions at PRC Inc., a subsidiary of Black and Decker Corporation, including Vice President, Human Resource Policy and Programs and Vice President of Human Resources for the Commercial and International Group.

Graham Pitman is Senior Vice President, Worldwide Sales & Marketing. Mr. Pitman was appointed Senior Vice President, Worldwide Sales & Marketing in April 2001. From 1999 to 2001 he served as Senior Vice President and Managing Director of the Pro-Bel Division. He joined Pro-Bel Ltd. in 1977 as a Founding Director and, upon our acquisition of it in 1996, served as Operations Director and later General Manager of the Pro-Bel Hardware Division until 1999.

Board of Directors

Our directors are elected annually to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

General

Our board of directors has created a Compensation and Stock Option Committee (the "Compensation Committee") and an Audit Committee. In addition, from time to time our board has created other sub-committees in order to address specific needs of our company. Recently, our board created an Office of the Chairman which consists of Messrs. Henderson, Lang and Wellesley-Wesley. This office is charged with enhancing shareholder value.

The Compensation Committee is authorized to review and make recommendations to the board of directors on all matters regarding the remuneration of our executive officers, including the administration of our compensation plans. The current members of the Compensation Committee are Messrs. Diker, Lang and Wellesley-Wesley.

The Audit Committee is responsible for making recommendations to the board of directors as to the selection of our independent auditor, maintaining communication between the board of directors and the independent auditor, reviewing the annual audit report submitted by the independent auditor and determining the nature and extent of problems, if any, presented by such audit warranting consideration by our board of directors. The current members of the Audit Committee are Messrs. Diker, Hirschfield and Weber. Membership on the Audit Committee is restricted to directors who are independent of management and free from any relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment as a committee member.

Compensation Committee Interlocks and Insider Participation

Messrs. Diker, Lang and Wellesley-Wesley served as members of our Compensation Committee during fiscal year 2001. No executive officer served as a director of another entity or as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our board of directors or on our Compensation Committee.

Mr. Wellesley-Wesley, a member of the Office of the Chairman, the Compensation Committee and Chairman of the Executive Committee of our board of directors, served as our Chief Executive Officer from July 1995 through June 1997. During fiscal year 2001, Mr. Wellesley-Wesley was paid $15,000 on a monthly basis for a period of six months and an additional $26,000 in other forms of compensation for consulting and other services rendered in respect of transactions and potential transactions involving our company. Mr. Wellesley-Wesley will continue to receive the $15,000 monthly payment during fiscal 2002 for consulting and other services related to future transactions involving our company. Mr. Wellesley-Wesley may also receive a bonus upon the consummation of certain transactions constituting a sale of our company on or before December 31, 2002. The amount of the bonus varies between one-quarter of one percent (0.25%) and one-half of one percent (0.50%) of the gross sales price obtained in such transaction.

Director Compensation

Our directors who are also salaried officers or employees of our company do not receive special or additional compensation for serving on our board of directors or any of its committees. Each director who is not a salaried officer or employee of our company receives an annual fee of $5,000 (except for the Chairman who receives an annual fee of $10,000), plus $1,000 for attending each meeting of the board of directors and $500 for attending each committee meeting. In addition, each non-employee director receives options to purchase 5,000 shares of Common Stock at an exercise price equal to the market value on the last trading day of each July.

Executive Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2001 earned by our Chief Executive Officer and our two other most highly compensated executive officers serving as such at December 31, 2001, whose compensation exceeded $100,000 for the years indicated. No other executive officer of our company earned a salary and bonus for the fiscal year ended December 31, 2001, in excess of $100,000. In this prospectus, we refer to these individuals as our named executive officers.

Summary Compensation Table
		Annual Compensation(1)		Long Term Compensation
				Restricted	Securities	All Other
Name and Principal				Stock	Underlying	Compensation
Position	Year	Salary	Bonus(2)	Awards(2)	Options	(3)

Roger Henderson	2001	$293,089	$ 0	$ 0	150,000
President, CEO and	2000	297,139	37,500	37,500	90,000
Director	1999	228,773	83,000	0	300,000

James M. Paul	2001	192,171	0	0	60,000	2,100
Executive Vice President	2000	163,950	15,050	15,050	45,000	2,000
and General Manager,	1999	157,672	32,500	0	30,000	2,000
Graphics Division

Graham Pitman	2001	156,832	0	0	60,000
Senior Vice President,	2000	152,661	4,875	4,651	35,000
Worldwide Sales	1999	137,819	21,000	0	55,000
& Marketing

(1) Other Annual Compensation has been excluded since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for any of the named executive officers.

(2) The 2000 bonus amount was payable partly in cash and partly in restricted stock which cannot be sold for a period of one year from May 2001, when the shares were issued. Messrs. Henderson, Paul and Pitman were awarded 32,895, 13,202 and 4,079 shares, worth $37,500, $15,050 and $4,651, respectively, based on the closing price of our common stock on the OTC Bulletin Board on the date of issuance of $1.14 per share. At December 31, 2001, these shares were valued at $8,882, $3,565, and $1,101, respectively, based on the closing price of our common stock $0.27 per share on the OTC Bulletin Board.

(3) All other compensation includes our company contributions under our 401(k) plan.

Stock Option Grants

The following table sets forth the stock options we granted during the fiscal year ended December 31, 2001 under our 1999 Incentive Compensation Plan to each of the named executive officers.

	Option Grants in Last Fiscal Year
	Individual Grants
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise		Grant Date Present Value
	Options	Employees in	Price	Expiration
	Granted	Fiscal Year	Per Share	Date

Roger Henderson	150,000	8.8%	$0.55	7/25/11	$61,500

James M. Paul	60,000	3.5%	$0.55	7/25/11	$24,600

Graham Pitman	60,000	3.5%	$0.55	7/25/11	$24,600

All options reported above were awarded under the 1999 Incentive Compensation Plan. We have not granted any stock appreciation rights. Pursuant to the terms of the Plan, the exercise price per share for all options is the closing price of the Common Stock as quoted on the OTC Bulletin Board on the date of grant. The options reported above for Roger Henderson vested as follows: 25,000 became exercisable on the 25th day of each of the months August 2001 through January 2002. The options reported above for James M. Paul and Graham Pitman became exercisable on January 25, 2002.

"Grant Date Present Value" is determined under the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The factors used in this model are as follows: dividend yield = 0.0%, volatility =110.9%, risk-free rate of return = 4.25% and option terms of 4 years. The actual value, if any, an executive officer may realize will depend on the extent to which conditions as to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive officer will be consistent with the value estimated by the Black-Scholes model. The estimated values under the model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under our 1999 Incentive Compensation Plan which cannot be transferred.

Fiscal Year End Option Values

Our named executive officers did not exercise any options during the fiscal year ended December 31, 2001. The following table sets forth information concerning the number of options owned by the named executive officers and the value of any in-the-money unexercised options held by the named executive officers at December 31, 2001.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)

Roger Henderson	-	-	527,499	122,501	$0	$0

James M. Paul	-	-	77,499	107,501	$0	$0

Graham Pitman	-	-	80,332	119,668	$0	$0

(1) As of December 31, 2001, none of the unexercised options held by the named executive officers were in-the-money.

Employment Agreements and Change-in-Control Arrangements

We have an employment agreement with Mr. Henderson, our President and Chief Executive Officer, which is in effect until June 30, 2002 and can be renewed on an annual basis thereafter. Under the agreement, Mr. Henderson is entitled to receive a base salary of $325,000, subject to adjustment based on the Consumer Price Index. In addition, Mr. Henderson is eligible to receive an annual bonus of up to 50% of his base salary based upon the achievement of performance goals determined by the Compensation Committee. If the agreement is terminated for cause, Mr. Henderson is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause, Mr. Henderson is entitled to receive the greater of his base salary for a twelve-month period or the remainder of his employment term. In addition, all options which have not vested at the date of termination shall immediately vest. The agreement also contains certain restrictions on competition. Mr. Henderson voluntarily reduced his base salary to $280,000 per annum for the period commencing April 1, 2001 through December 31, 2001. Mr. Henderson has voluntarily agreed to continue this reduction in his base salary. In addition, we have entered into an agreement with Mr. Henderson whereby he may receive a bonus upon the consummation, on or before December 31, 2002, of certain transactions constituting a sale of our company. The amount of the bonus varies between one-quarter of one percent (0.25%) and one-half of one percent (0.50%) of the gross sales price obtained in such transaction.

We have an employment agreement with Mr. Paul, Executive Vice President, which is in effect until October 30, 2002. Mr. Paul is entitled to receive an annual base salary of $215,000, which can be increased at the discretion of the Chief Executive Officer, and is eligible for a bonus of up to 30% of his base salary, subject to the achievement of certain annual performance criteria set by the Compensation Committee. If the agreement is terminated for cause, Mr. Paul is entitled only to receive that portion of his base salary owed through the date of termination. If the agreement is terminated without cause, Mr. Paul will be entitled to his base salary and bonus for the lesser of eighteen months or the balance of his employment term. In addition, all options granted which have not vested at the date of termination shall immediately vest. The agreement also contains certain restrictions on competition. Mr. Paul voluntarily reduced his base salary to $185,000 per annum for the period commencing April 1, 2001 through December 31, 2001. Mr. Paul has orally agreed to voluntarily continue this reduction in his base salary.

We have an employment agreement with Mr. Pitman, Senior Vice President and Managing Director of Chyron Pro-Bel. The agreement is indefinite until Mr. Pitman is provided written notification by our company. The required notice period is one year. Under the agreement, Mr. Pitman is entitled to receive a base salary of 100,000 British pounds sterling ($145,000 at March 1, 2002). Mr. Pitman shall be entitled to additional remuneration and bonuses as determined by the Compensation Committee. The agreement also contains restrictions on competition.

Mr. Paul and Mr. Pitman are participants in our Executive Retention Program implemented in July 2001, and in effect through December 31, 2002. The program is intended to encourage executives to actively support the sales process in the event of a sale of our company. Under the program, each of Messrs. Paul and Pitman were granted 60,000 loyalty options in July 2001, which vested 6 months from the date of grant, and is eligible to receive a loyalty bonus equal to 3 months' base salary ($53,750 and $40,560, respectively) upon a sale of our company. Although the program contemplates payment of a prorated annual bonus, based upon the participant's bonus received in the prior year, to participants who transfer to a successor company or who are involuntarily terminated upon a sale of our company, no such bonus would be payable under the program because neither Mr. Paul nor Mr. Pitman received a bonus for 2001. The program recognizes Mr. Pitman's right to receive severance payments for a period of one year under his employment agreement. In addition, Mr. Paul is eligible to receive payment of COBRA premiums and a minimum of 9 months' severance payments under his employment contract.

Pension Plans

We maintain a domestic, qualified non-contributory defined benefit pension plan (the "U.S. Pension Plan") for all of our employees. Under the U.S. Pension Plan, a participant retiring at normal retirement age receives a pension benefit equal to the sum of: (i) 25% of his or her average monthly total compensation up to the level of social security covered compensation plus 38% of such earnings in excess of social security covered earnings for years of service prior to July 1, 1998 and (ii) 32% of his or her average monthly base compensation up to the level of social security covered compensation plus 48% of such earnings in excess of social security covered earnings for years of service subsequent to July 1, 1998. A participant's average monthly compensation is his or her monthly compensation averaged during the five consecutive years during the ten-year period prior to his or her termination that produces the highest average monthly compensation.

Participants in the U.S. Pension Plan vest according to the following schedule:

Employees Hired Prior to July 1, 1998		Employees Hired on or After July 1, 1998

Years of Service	Amount Vested	Years of Service	Amount Vested

Less than 2	0%	Less than 5	0%
2	20%	5 or more	100%
3	40%
4	60%
5 or more	100%

As of December 31, 2001, the number of years of service for the named executive officers is as follows: Mr. Paul, 4 years.

The following table shows the aggregate annual benefits under the U.S. Pension Plan as now in effect that would be currently payable to participants retiring at age sixty-five on a single-life basis under various assumptions as to salary and years of service. Benefits under the U.S. Pension Plan are payable in the form of a monthly, lifetime annuity commencing on the later of normal retirement age or the participant's date of retirement, or, at the participant's election, in a lump sum or installment payments. The amounts shown reflect the level of social security covered compensation for a participant reaching age 65 in 2001. In addition, the participant is entitled to receive social security benefits. The Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended, limit the annual retirement benefit that may be paid out of funds accumulated under a qualified pension plan. The current maximum annual benefit payable under the U.S. Pension Plan is $130,000. This maximum is proportionately reduced for years of plan participation less than ten. Compensation in excess of $200,000 may not be taken into account in the determination of benefits under the U.S. Pension Plan.
U.S. Pension Plan Table

Highest Consecutive Five-Year Average	Years of Credited Service at Retirement at Age 65
Compensation During the Last Ten Years
of Employment	10	20	30	35

$ 50,000	$ 5,200	$10,300	$15,500	$18,000
100,000	12,000	24,000	36,000	42,000
150,000	18,900	37,700	56,600	66,000
160,000	20,200	40,500	60,700	70,800
170,000	21,600	43,200	64,800	75,600
200,000	25,700	51,500	77,200	90,000

Our U.K. subsidiary, Pro-Bel, has a non-contributory defined benefit pension plan (the "U.K. Pension Plan") covering all permanent employees of Pro-Bel who were hired prior to 1999. Under the U.K. Pension Plan, a participant retiring after working 40 years with Pro-Bel will receive 66.66% of his or her basic earnings averaged over the last 36 months of employment in addition to the U.K.'s basic and earnings related pension. Under U.K. legislation, benefits vest on a pro rata basis following completion of 2 years of membership. Spouses' pension of 50% of the members pension are payable on the death of the plan member whether in service or following retirement. As of December 31, 2001, Mr. Henderson and Mr. Pitman, participants in the U.K. Pension Plan, have 17 years and 22 years of credited service, respectively.

401(k) Plan

We adopted a 401(k) Plan exclusively for the benefit of participants and their beneficiaries. All of our U.S. employees are eligible to participate in the 401(k) Plan. Effective July 1, 1998, we amended our 401(k) Plan by increasing our matching contribution to one-fifth of up to the first 10% of the compensation contributed by a participant and changing our matching contributions from cash to our common stock and the vesting period for the matching contribution to three years. An employee may elect to contribute a percentage of his or her current compensation to the 401(k) Plan, subject to a maximum of 20% of compensation or the Internal Revenue Service annual contribution limit ($10,500 in 2001 and 2000), whichever is less. Total compensation that can be considered for contribution purposes is limited to $170,000.

We can elect to make a contribution to the 401(k) Plan on behalf of those participants who have made salary deferral contributions. During 2001, 2000 and 1999, we contributed $0.09 million, $0.06 million and $0.1 million, respectively, to the 401(k) Plan.

Stock Option and Other Employee Incentive Plans

On May 12, 1999 our shareholders adopted our 1999 Incentive Compensation Plan (the "1999 Plan"). On February 28, 2002, our board of directors unanimously adopted, subject to approval by our shareholders, an amendment to the 1999 Plan to increase the maximum number of shares available for grant thereunder by 1,000,000 shares. Adoption of the amendment to the 1999 Plan will be submitted to our shareholders for approval at our next annual meeting. The amendment will not become effective unless shareholder approval is obtained. The following general summary of our 1999 Plan is qualified in its entirety by reference to the text of the 1999 Plan, a copy of which is on file with the SEC. See "Where You Can Find More Information" for a description of the documents incorporated by reference.

The purpose of the 1999 Plan is to assist us in attracting, retaining and rewarding high-quality executives, employees, directors and other persons who provide services to us, enabling these persons to acquire or increase a proprietary interest in us and to strengthen the mutuality of interests between us and such persons, and to provide annual and long-term incentives to expend their maximum efforts in the creation of shareholder value. The 1999 Plan is administered by the Compensation Committee, consisting of two or more members of the board of directors appointed by the board. The 1999 Plan does not limit the availability of awards to any particular class or classes of eligible employees. If an award were to lapse or rights to an award otherwise were to terminate, the shares subject to the award would be available for future awards to the extent permitted by applicable federal securities laws. Awards granted under the 1999 Plan are not transferable, except in the event of the participant's death. In the event of a change in control, a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested at the time of change in control.

The total number of shares authorized for issuance in connection with awards under the 1999 Plan is 1,500,000 plus the number of shares remaining available under our 1995 Long-Term Incentive Plan (the "1995 Plan") immediately prior to the date on which our shareholders approved adoption of the 1999 Plan, plus the number of shares of our common stock subject to awards under the 1995 Plan which become available in accordance with the 1999 Plan, for an aggregate of 4,500,000 shares authorized for issuance under the 1999 Plan. As of April 1, 2002, 375,614 options granted under the 1999 Plan had been exercised and 3,762,816 options granted under the 1999 Plan were outstanding, leaving 361,570 shares remaining available for future option grants.

Awards to Eligible Employees under the 1999 Plan are made in the form of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs") and annual incentive and performance awards. A non-employee director will automatically be granted options at the close of business on the last trading day of each July. The Compensation Committee, in its sole discretion, designates whom is eligible to receive awards, determines the form of each award, determines the number of shares of stock subject to each award, establishes the exercise price of each award and such other terms and conditions applicable to the award as the Compensation Committee deems appropriate.

Stock option awards can be either incentive or non-incentive. In either case, the exercise price of the option would not be less than the fair market value of the underlying shares as of the date the award is granted. Options would become exercisable at such times as may be established by the Compensation Committee when granting the award. No stock option could be exercised more than ten years after the date the option is granted.

A SAR allows the holder, upon exercise, to receive the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. The Compensation Committee determines the circumstances under which a SAR may be exercised, the month of exercise and method of settlement. SARs may be awarded independently or in tandem with other awards.

Restricted stock awards are awards of shares subject to such restrictions as to transferability and risk of forfeiture as imposed by the Compensation Committee, which restrictions may lapse separately under such circumstances such as achievement of performance goals and/or future service requirements. Except to the extent restricted under the terms of the 1999 Plan, any employee granted restricted stock shall have all the rights of a shareholder including the right to vote and receive dividends.

The Compensation Committee is authorized to grant RSUs to participants which are rights to receive stock, cash, or a combination thereof at the end of a specified deferral period. The Compensation Committee is also authorized to grant stock as a bonus or to grant stock in lieu of obligations to pay cash under the 1999 Plan or under other compensatory arrangements.

Our board of directors may amend or terminate the 1999 Plan at any time without the consent of shareholders, except that any amendment or alteration to the 1999 Plan shall be subject to the approval of our shareholders not later than the annual meeting next following such board action if shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted, provided that, without the consent of an affected participant, no such board action may materially and adversely affect the rights of such participant under any previously granted and outstanding award.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common stock as of April 1, 2002 for:

    each stockholder known by us to beneficially hold five percent or more of our common stock,

    each of our directors,

    each of our named executive officers, and

    all of our named executive officers and directors as a group.

This table is based upon information supplied by Schedules 13D and 13G, if any, filed with the SEC, and information obtained from our directors and named executive officers. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

As of April 1, 2002, 39,563,691 shares of our common stock were outstanding. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock issuable on the exercise of options that are currently exercisable or exercisable within 60 days of April 1, 2002, the conversion of debentures and senior subordinated notes convertible at April 1, 2002 (including accrued interest as of April 1, 2002 payable in additional convertible debentures and senior subordinated notes) and the exercise of warrants exercisable at April 1, 2002, are deemed to be outstanding and to be beneficially owned by the person holding the options, convertible securities and warrants, as the case may be, but are not treated as outstanding for the purpose of computing the percentage ownership of any another person.
Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class

Philip Greer (1)	10,741,978	25.80%
Weiss, Peck & Greer, L.L.C.
One New York Plaza
New York, New York 10004

WPG PE Fund Advisor, L.P.(2)	6,332,951	15.53%
One New York Plaza
New York, New York 10004

London Merchant Securities plc(3)	5,237,717	12.75%
Carlton House
33 Robert Adam Street
London, W1M 5AH
England

Christopher R. Kelly(4)	4,419,411	10.31%
800 Fifth Avenue, Suite 1400
Seattle, WA 98104

Michael I. Wellesley-Wesley(5)	2,938,147	7.40%
Chyron Pro-Bel
Danehill, Lower Earley RG6 4PB
Reading, Berkshire, U.K.

WPG Venture Partners III, L.P.(6)	2,884,651	7.19%
One New York Plaza
New York, New York 10004

Wesley W. Lang, Jr.(7)	10,971,977	27.71%

Alan J. Hirschfield(8)	1,236,446	3.08%

Roger Henderson(9)	854,176	2.12%

Charles M. Diker(10)	733,034	1.85%

Graham Pitman(11)	342,809	*

James M. Paul(12)	278,991	*

Eugene M. Weber(13)	157,660	*

Donald P. Greenberg(14)	26,666	*

Jerry Kieliszak	25,100	*

All directors and executive officers	21,984,417	54.56%
as a group
(11 persons)

* Less than one percent (1%).

  Mr. Greer is a General Partner of WPG PE Fund Advisor, L.P. ("PEF"), WPG Venture Partners III, L.P. ("WPGVP") and WPG PE Fund Advisor (Overseas), L.P. ("Overseas"). Overseas beneficially owns 1,524,376 shares, including 246,647 and 44,343 which may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively.

  PEF serves as the Fund Investment Advisor of WPG Corporate Development Associates IV, L.L.C. ("CDA IV") which beneficially owns 6,332,951 shares, including 1,032,627 and 185,257 which may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively. PEF disclaims beneficial ownership of such shares, except to the extent of its interest in CDA IV.

  Includes 3,804,106 shares beneficially owned by Westpool Investment Trust plc, of which 452,233, 739,041 and 80,229 may be acquired upon the conversion of presently convertible debentures, the conversion of notes and the exercise of warrants, respectively, and 1,433,611 shares beneficially owned by Lion Investments Limited, of which 212,995 and 37,828 may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively. These entities are wholly owned subsidiaries of London Merchant Securities plc.

  Includes 10,000 shares that may be acquired upon the exercise of presently exercisable options and 1,697,191, 1,330,275 and 268,571 shares that may be acquired upon the conversion of presently convertible debentures, the conversion of notes and the exercise of warrants, respectively.

  Includes 2,778,147 shares directly owned by Sun Life Pension Management and which Michael Wellesley-Wesley is deemed to be beneficial owner. Also includes 160,000 shares that may be acquired upon the exercise of presently exercisable options.

  WPGVP serves as the Managing Member of WPG Enterprise Fund II, L.L.C., which beneficially owns 1,578,950 shares, of which 261,261 and 46,743 may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively, and Weiss, Peck & Greer Venture Associates III, L.L.C., which beneficially owns 1,305,701 shares, of which 210,952 and 37,943 may be acquired upon the conversion of presently convertible debentures and the exercise of warrants, respectively.

  Includes 29,999 shares that may be acquired upon the exercise of presently exercisable options. Also includes 10,741,978 shares beneficially owned by PEF, WPGVP and Overseas. Mr. Lang is a General Partner of PEF and Overseas and he is also a Managing Director with the investment management company of Weiss, Peck & Greer. Mr. Lang disclaims beneficial ownership of such shares, except to the extent of his interests in such entities.

  Includes 29,999 shares that may be acquired upon the exercise of presently exercisable options and 182,645, 295,616 and 33,142 that may be acquired upon the conversion of presently convertible debentures, the conversion of notes and the exercise of warrants, respectively. Mr. Hirschfield disclaims beneficial ownership of 176,917 shares.

  Includes 620,000 shares that may be acquired upon the exercise of presently exercisable options and 59,123 shares that may be acquired upon the conversion of presently convertible notes.

  Mr. Diker directly owns 356,464 shares of Common Stock, indirectly owns 193,661 shares by family members and is the president of a Foundation that owns 40,000 shares of Common Stock. Also includes 54,999, 74,310 and 13,600 shares that may be acquired upon the exercise of presently exercisable options, the conversion of presently convertible debentures and the exercise of warrants, respectively. Mr. Diker disclaims beneficial ownership of 233,661 shares.

  Includes 158,332 shares that may be acquired upon the exercise of presently exercisable options and 59,123 shares that may be acquired upon the conversion of presently convertible notes.

  Includes 156,166 shares that may be acquired upon the exercise of presently exercisable options and 59,123 shares that may be acquired upon the conversion of presently convertible notes.

  Includes 29,999 shares that may be acquired upon the exercise of presently exercisable options and 9,804, 44,342 and 2,515 that may be acquired upon the conversion of presently convertible debentures, the conversion of notes and the exercise of warrants, respectively.

  Includes 26,666 shares that may be acquired upon the exercise of presently exercisable options.

CERTAIN RELATIONSHIPS AND Related Party Transactions

Michael Wellesley-Wesley, a member of the Office of the Chairman, the Compensation Committee and Chairman of the Executive Committee of our board of directors, was paid $15,000 on a monthly basis for a period of six months during fiscal year 2001 and an additional $26,000 in other forms of compensation for consulting and other services rendered in respect of transactions and potential transactions involving our company. Mr. Wellesley-Wesley will continue to receive the $15,000 monthly payment during fiscal 2002 for consulting and other services related to future transactions involving our company. Mr. Wellesley-Wesley may also receive a bonus upon the consummation of certain transactions constituting a sale of our company on or before December 31, 2002. The amount of the bonus varies between one-quarter of one percent (0.25%) and one-half of one percent (0.50%) of the gross sales price obtained in such transaction.

In December 2001, we issued 12% Senior Subordinated Convertible Notes in the aggregate principal amount of $2.21 million. On February 28, 2002, our board of directors agreed to amend our senior subordinated notes such that we will only pay interest on the senior subordinated notes by increasing the amount of principal owed thereunder. Certain directors, officers and 5% Shareholders acquired senior subordinated notes, including the following:

  Christopher Kelly, a director and 5% Shareholder, acquired $450,000 principal amount,

  London Merchant Securities plc, a 5% Shareholder, through its affiliate, acquired $250,000 principal amount, and

  Alan J. Hirschfield, a director, through an affiliate, acquired $100,000 principal amount.

In December 2001, the terms of our outstanding Series A subordinated convertible debentures and Series B subordinated convertible debentures were amended to:

  extend the maturity date of the Series A and B debentures from December 31, 2003 to December 31, 2004,

  increase the interest rate from 8% to 12%, and

  provide that until December 31, 2004, interest may be paid in the form of additional debentures, or in cash, at our sole option.

On February 28, 2002, our board of directors agreed to pay interest on the Series A and Series B debentures only by increasing the amount of principal owed thereunder. Certain directors, officers and 5% Shareholders had previously acquired Series A debentures, including the following:

  Weiss Peck & Greer, a 5% Shareholder affiliated with Wesley Lang, a director, acquired through its affiliates $790,000 principal amount,

  London Merchant Securities plc, a 5% Shareholder, through its affiliates, acquired $273,000 principal amount,

  children and affiliates of Alan J. Hirschfield, a director, acquired $90,000 principal amount, and

  Charles Diker, a director, acquired $39,000 principal amount.

Certain directors, officers and 5% Shareholders had previously acquired Series B debentures, including the following:

  Christopher Kelly, a director and 5% Shareholder, acquired $2,350,000 principal amount,

  Weiss Peck & Greer, a 5% Shareholder affiliated with Wesley Lang, a director, acquired through its affiliates $1,960,000 principal amount,

  London Merchant Securities plc, a 5% Shareholder, through its affiliates, acquired $760,000 principal amount,

  Alan J. Hirschfield, a director, through an affiliate, acquired $200,000 principal amount, and

  Charles Diker, a director, acquired $80,000 principal amount.

In connection with the December 2001 amendment, we issued warrants to holders of the amended Series A and Series B debentures to purchase an aggregate of 861,027 shares of our common stock at an exercise price equal to $0.35 per share. The warrants are immediately vested and are exercisable through December 31, 2004.

Selling Shareholders

The table below sets forth information regarding ownership of our common stock by the selling stockholders on April 1, 2002 and the shares of common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the securities. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

As of April 1, 2002, 39,563,691 shares of our common stock were outstanding. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock issuable on the exercise of options that are currently exercisable or exercisable within 60 days of April 1, 2002, the conversion of debentures and senior subordinated notes convertible at April 1, 2002 (including accrued interest as of April 1, 2002 payable in additional convertible debentures and senior subordinated notes) and the exercise of warrants exercisable at April 1, 2002, are deemed to be outstanding and to be beneficially owned by the person holding the options, convertible securities and warrants, as the case may be, but are not treated as outstanding for the purpose of computing the percentage ownership of any another person. The number of shares registered hereunder for any shareholder holding senior subordinated notes and/or convertible debentures includes shares of common stock that may be acquired upon the conversion thereof and which are expected to be issued as paid-in-kind interest on the senior subordinated notes and convertible debentures through their respective maturity dates (i.e., December 31, 2003 and December 31, 2004, respectively).

	Common Stock Beneficially Owned Prior to the Offering		Shares Registered Hereunder	Common Stock Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent	Number	Number	Percent

Philip Greer, Weiss, Peck & Greer LLC (1)	10,741,978	25.80%	2,738,922	8,676,204	21.93%
London Merchant Securities plc (2)	5,237,717	12.75%	1,939,077	3,715,391	9.39%
Christopher R. Kelly (3)	4,419,411	10.31%	4,238,269	1,123,374	2.84%
Posaune Limited (4)	1,755,083	4.27%	1,877,248	200,000	*
Alan J. Hirschfield Living Trust (5)	1,031,868	2.58%	599,638	556,105	1.40%
Roger Henderson (6)	854,176	2.12%	72,010	795,053	1.98%
Charles M. Diker (7)	733,034	1.85%	116,471	645,124	1.63%
Waverley Investments Limited (8)	650,521	1.62%	681,062	50,000	*
Capita Trust Company Limited A/C 9084 (9)	443,425	1.11%	540,074	--	*
ART-FGT Family Partners Limited (10)	371,035	*	447,323	35,211	*
Graham Pitman (11)	342,809	*	72,010	283,686	*
Paul A. Bissinger Trust u/w/o Paul A. Bissinger, Deceased, dated 8/21/69, Paul A. Bissinger, Jr. and Marjorie W. Bissinger Trustees (12)	295,616	*	360,050	--	*
James M. Paul (13)	278,991	*	72,010	219,868	*
Tessler Family Limited Partnership (14)	221,712	*	270,037	--	*
Paul A Bissinger, Jr. and Marjorie W. Bissinger, TTEES - Paul A. Bissinger Trust u/w/o Paul A. Bissinger, deceased, dated 8/21/69 (15)	216,534	*	288,335	--	*
Paul A. Bissinger, Jr. and Kathleen B. Bissinger, TTEES - Paul and Kathleen Bissinger Revocable Trust, dated 9/30/87 (16)	216,534	*	288,335	--	*

Prudential Bank & Trust T/F Paul A. Bissinger, Jr. PS Plan dated 12/18/84 FBO Paul A. Bissinger, Jr. Acct. No. HCP-R45018-JW (17)	206,932	*	252,035	--	*
Robert Rayne (18)	197,809	*	180,025	50,000	*
Berte E. Hirschfield Living Trust (19)	176,917	*	10,387	168,938	*
Robert Altemus (20)	158,103	*	158,103	--	*
The Weber Family Trust (21)	157,660	*	70,093	100,999	*
Hull Overseas, Ltd.	153,846	*	153,846	--	*
SBS Nominees Limited A/C SBCLT	153,840	*	153,840	--	*
Metropolitan Venture Partners, L.P. (20)	153,360	*	153,360	--	*
F&C US Smaller Companies PLC	150,000	*	150,000	--	*
F&C Post Office Superannuation Fund	150,000	*	150,000	--	*
David C. King	150,000	*	150,000	--	*
Mrs. Carolyn Amanda Fisher (22)	147,809	*	180,025	--	*
Interregnum Venture Marketing (23)	120,000	*	120,000	--	*
F&C US Smaller Companies Fund	110,000	*	110,000	--	*
David Markin Charitable Trust #1 (24)	108,096	*	108,096	--	*
Trianon Antiques SA (25)	103,466	*	126,017	--	*
Michael Boling (26)	100,000	*	100,000	--	*
F&C Smaller Companies PLC	100,000	*	100,000	--	*
Mark Rivers (26)	100,000	*	100,000	--	*
Brian Sisley (26)	100,000	*	100,000	--	*
John Benjamin Agnew Wallace (27)	92,525	*	111,855	--	*
F&C American Smaller Companies	90,000	*	90,000	--	*
Richard H. Briance (28)	89,873	*	102,760	--	*
Prudential Securities c/f Mrs. Kathleen B. Bissinger IRA dtd 03/06/01 Acct. No. HCP-R45026-JW (29)	88,685	*	108,015	--	*
Crescent International Ltd	77,000	*	77,000	--	*
Cripps Nominees Ltd.	73,050	*	73,050	--	*
Thomas S. Marsoner (30)	66,773	*	79,660	--	*
Union Pension Trustee LTD A/C T.J. Fisher (31)	59,123	*	72,010	--	*
Juliet Wheldon (32)	59,123	*	72,010	--	*
C. Blair Partners L.P.	50,000	*	50,000	--	*
Jonathan H. Cohen (33)	50,000	*	50,000	--	*
Intercontinental Services Limited A/C J331C (34)	48,067	*	48,067	--	*
South China Finance (Nominees) Ltd.	46,000	*	46,000	--	*
Intercontinental Services Limited (RE1401) (35)	44,342	*	54,007	--	*
Value Investing Partners I LLC (36)	43,304	*	43,304	--	*
Oakes Fitzwilliams & Co. (37)	40,417	*	40,417	--	*
NCL Investments Limited	38,500	*	38,500	--	*
C. E. Unterberg, Towbin (38)	38,462	*	38,462	--	*
Compania Finaciera La Granja S.A.	38,460	*	38,460	--	*
Ilan Kaufthal (39)	37,067	*	42,641	--	*
Timothy James Fisher, A/C JLT (40)	33,402	*	39,845	--	*
Bank Sarasin & CIE	30,000	*	30,000	--	*
The Bachmann Trust as Trustees to The Bellerive Settlement	29,630	*	29,630	--	*
Mark Ashley Fisher (41)	29,562	*	36,005	--	*
Purbrook Corporation (42)	26,945	*	26,945	--	*
Alan Dorsey (43)	24,726	*	24,726	--	*
Kevin Greene (44)	24,726	*	24,726	--	*
Bank of Scotland Branch Nominees Ltd.	20,223	*	20,223	--	*
Steve Solmonson (45)	19,875	*	19,875	--	*
Edward Grebow (46)	15,957	*	20,773	--	*
Pauline de Grunne-Cohen	15,384	*	15,384	--	*
Davos Investments Limited	15,375	*	15,375	--	*
Ludivine Holdings Limited	15,375	*	15,375	--	*
Villandry Investments Ltd.	15,000	*	15,000	--	*
A.J.L. Beare (47)	14,780	*	18,002	--	*
Boldhurst Properties Ltd.	12,346	*	12,346	--	*
Rathbone Nominees Limited	12,000	*	12,000	--	*
Anthony Rhys Bourne	11,530	*	11,530	--	*
Dave Boczar (48)	10,000	*	10,000	--	*
Laura Hirschfield (49)	7,979	*	10,387	--	*
Marc Hirschfield (50)	7,979	*	10,387	--	*
Scott Hirschfield (51)	7,979	*	10,387	--	*
C.E. Unterberg, Towbin 401(K) Profit Sharing Plan DTD 10/26/90 FBO: Andrew Arno	7,692	*	7,692	--	*
Dr. Mariza Kain	7,690	*	7,690	--	*
Binley Ltd. (A/C 'B')	7,650	*	7,650	--	*
Dunpil Management	7,650	*	7,650	--	*
Jonathan Horne	7,650	*	7,650	--	*
HSBC Bank International Limited a/c 10182502	7,650	*	7,650	--	*
Mayotte Corporation	7,650	*	7,650	--	*
Regional Holdings Ltd.	7,650	*	7,650	--	*
Simon F. Rogers	7,650	*	7,650	--	*
Andrew Threipland	7,000	*	7,000	--	*
Bonneyhall Ltd.	6,155	*	6,155	--	*
John Burritt	6,153	*	6,153	--	*
Collins Stewart (C.I.) Ltd.	6,150	*	6,150	--	*
A & L Bathurst (52)	5,672	*	5,672	--	*
T. Baldwin	5,385	*	5,385	--	*
Paul Lisiak (20)	4,743	*	4,743	--	*
C.E. Unterberg, Towbin 401(K) Profit Sharing Plan DTD 10/26/90 FBO: Robert M. Matluck	4,615	*	4,615	--	*
Yorkton Properties Inc.	4,615	*	4,615	--	*
Trifid Securities Limited A/C HT	4,600	*	4,600	--	*
Alan J. Hirschfield GST Exempt Trust Under Norman Hirschfield Revocable Trust (53)	3,724	*	4,847	--	*
Douglas M. Quartner Family 1999 Intergenerational Trust	3,077	*	3,077	--	*
Chris Krecke (54)	1,000	*	1,000	--	*

_________________________

* Represents less than one percent.

(1) Mr. Greer is a General Partner of WPG PE Fund Advisor, L.P. ("PEF"), WPG Venture Partners III, L.P. ("WPGVP") and WPG PE Fund Advisor (Overseas), L.P. ("Overseas"). PEF serves as the Fund Investment Advisor of WPG Corporate Development Associates IV, L.L.C. ("CDA IV") which beneficially owns 6,729,822 shares, including 1,429,498 and 185,258 which may be acquired upon the conversion of convertible debentures and the exercise of warrants, respectively. PEF disclaims beneficial ownership of such shares, except to the extent of its interest in CDA IV. WPGVP serves as the Managing Member of WPG Enterprise Fund II, L.L.C., which beneficially owns 1,679,360 shares, of which 361,671 and 46,743 may be acquired upon the conversion of convertible debentures and the exercise of warrants, respectively, and Weiss, Peck & Greer Venture Associates III, L.L.C., which beneficially owns 1,386,776 shares, of which 292,027 and 37,943 may be acquired upon the conversion of convertible debentures and the exercise of warrants, respectively. Overseas serves as the Fund Investment Advisor of WPG Corporate Development Associates IV (Overseas), L.P. which beneficially owns 1,619,168 shares, including 341,439 and 44,343 which may be acquired upon the conversion of convertible debentures and the exercise of warrants, respectively.

(2) Includes 4,138,996 shares beneficially owned by Westpool Investment Trust plc, of which 626,040, 900,124 and 80,229 may be acquired upon the conversion of convertible debentures, the conversion of senior subordinated notes and the exercise of warrants, respectively, and 1,515,472 shares beneficially owned by Lion Investments Limited, of which 294,856 and 37,828 may be acquired upon the conversion of convertible debentures and the exercise of warrants, respectively. These entities are wholly owned subsidiaries of London Merchant Securities plc.

(3) Mr. Kelly is a Director of the Company. Includes 10,000 shares that may be acquired upon the exercise of presently exercisable options and 2,349,475, 1,620,223 and 268,571 shares that may be acquired upon the conversion of convertible debentures, the conversion of senior subordinated notes and the exercise of warrants, respectively.

(4) Includes 1,800,248 shares that may be acquired upon the conversion of senior subordinated notes.

(5) Mr. Hirschfield is a Director of the Company and beneficial owner of 214,102, 360,050 and 25,486 that may be acquired upon the conversion of convertible debentures, the conversion of senior subordinated notes and the exercise of warrants, respectively. Also includes 29,999 shares that may be acquired upon the exercise of presently exercisable options granted to Mr. Hirschfield.

(6) Mr. Henderson is President and CEO of the Company. Includes 72,010 shares that may be acquired upon conversion of senior convertible notes owned by his spouse, Suzanne Henderson, and 620,000 shares that may be acquired upon exercise of presently exercisable options granted to Mr. Henderson.

(7) Mr. Diker is a Director of the Company. Includes 102,871 and 13,600 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively, and 54,999 that may be acquired upon the exercise of presently exercisable options.

(8) Includes 450,062 shares that may be acquired upon the conversion of senior subordinated notes.

(9) Includes 540,074 shares that may be acquired upon the conversion of senior subordinated notes.

(10) Includes 401,609 and 45,714 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively.

(11) Mr. Pitman is an executive officer of the Company. Includes 72,010 shares that may be acquired upon the conversion of senior subordinated notes and 158,332 shares that may be acquired upon the exercise of presently exercisable options.

(12) Includes 360,050 shares that may be acquired upon the conversion of senior subordinated notes.

(13) Mr. Paul is an executive officer of the Company. Includes 72,010 shares that may be acquired upon the conversion of senior subordinated notes and 156,666 shares that may be acquired upon the exercise of presently exercisable options.

(14) Includes 270,037 shares that may be acquired upon the conversion of senior subordinated notes.

(15) Includes 258,621 and 29,714 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively.

(16) Includes 258,621 and 29,714 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively.

(17) Includes 252,035 shares that may be acquired upon the conversion of senior subordinated notes.

(18) Includes 180,025 shares that may be acquired upon the conversion of senior subordinated notes.

(19) Includes 8,673 and 1,714 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively. Berte E. Hirschfield is the spouse of Alan J. Hirschfield, a director of the Company, who disclaims beneficial ownership of these shares.

(20) Shares acquired in connection with Company's acquisition of Interocity.

(21) Mr. Eugene M. Weber is a Director of the Company and is beneficial owner of these shares. Includes 54,007, 13,571 and 2,515 shares that may be acquired upon the conversion of senior subordinated notes, convertible debentures and warrants, respectively. Also includes 29,999 shares that may be acquired by Mr. Weber upon the exercise of presently exercisable options.

(22) Includes 180,025 shares that may be acquired upon the conversion of senior subordinated notes.

(23) Includes 120,000 shares that may be acquired upon the conversion of outstanding warrants.

(24) Includes 108,096 shares that may be acquired upon the conversion of convertible debentures.

(25) Includes 126,017 shares that may be acquired upon the conversion of senior subordinated notes.

(26) Individual is a principal shareholder in Video Technics, Inc. which supplies key products to the Company.

(27) Includes 108,015 shares that may be acquired upon the conversion of senior subordinated notes.

(28) Includes 72,010 shares that may be acquired upon the conversion of senior subordinated notes.

(29) Includes 108,015 shares that may be acquired upon the conversion of senior subordinated notes.

(30) Includes 72,010 shares that may be acquired upon the conversion of senior subordinated notes.

(31) Includes 72,010 shares that may be acquired upon the conversion of senior subordinated notes.

(32) Includes 72,010 shares that may be acquired upon the conversion of senior subordinated notes.

(33) Includes 50,000 shares acquired upon exercise of warrants.

(34) Includes 40,417 shares that may be acquired upon the conversion of outstanding warrants.

(35) Includes 54,007 shares that may be acquired upon the conversion of senior subordinated notes.

(36) Includes 43,304 shares that may be acquired upon the conversion of outstanding warrants.

(37) Includes 40,417 shares that may be acquired upon the conversion of outstanding warrants.

(38) Includes 38,462 shares that may be acquired upon the conversion of outstanding warrants.

(39) Includes 20,080 and 2,286 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively. Also includes 20,275 shares previously acquired upon the conversion of convertible debentures.

(40) Includes 36,005 shares that may be acquired upon the conversion of senior subordinated notes.

(41) Includes 36,005 shares that may be acquired upon the conversion of senior subordinated notes.

(42) Includes 26,945 shares that may be acquired upon the conversion of outstanding warrants.

(43) Includes 24,726 shares that may be acquired upon the conversion of outstanding warrants.

(44) Includes 24,726 shares that may be acquired upon the conversion of outstanding warrants.

(45) Includes 19,875 shares that may be acquired upon the conversion of outstanding warrants.

(46) Mr. Grebow is a former President and Chief Executive Officer of the Company. Includes 17,345 and 3,428 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively.

(47) Includes 18,002 shares that may be acquired upon the conversion of senior subordinated notes.

(48) Includes 10,000 shares that may be acquired upon the conversion of outstanding warrants.

(49) Includes 8,673 and 1,714 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively. Laura Hirschfield is an adult child of Alan J. Hirschfield, a director of the Company, who disclaims beneficial ownership of all shares held by his adult children.

(50) Includes 8,673 and 1,714 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively. Marc Hirschfield is an adult child of Alan J. Hirschfield, a director of the Company, who disclaims beneficial ownership of all shares held by his adult children.

(51) Includes 8,673 and 1,714 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively. Scott Hirschfield is an adult child of Alan J. Hirschfield, a director of the Company, who disclaims beneficial ownership of all shares held by his adult children.

(52) Includes 5,672 shares that may be acquired upon the conversion of outstanding warrants.

(53) Includes 4,047 and 800 shares that may be acquired upon the conversion of convertible debentures and warrants, respectively.

(54) Includes 1,000 shares that may be acquired upon the conversion of outstanding warrants.

Plan of Distribution

All or a portion of the shares to be sold by the selling shareholders may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing in the market, at prices related to the then-current market price or at negotiated prices. These shares may be sold, without limitation, by:

  a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus,

  ordinary brokerage transactions and transactions in which the broker solicits purchasers,

  privately negotiated transactions between sellers and purchasers without a broker-dealer,

  a combination of any such methods of sale, and

  any other method permitted pursuant to applicable law.

Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders and any broker-dealers that participate in the distribution of the shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the selling shareholders to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify certain of the selling shareholders with respect to the shares of common stock being offered, against certain liabilities, including certain liabilities under the Securities Act.

To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

  the name of any such broker-dealers,

  the number of shares involved,

  the price at which such shares are to be sold,

  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable,

  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and other facts material to the transaction.

Each selling shareholder may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of our securities by the selling shareholders.

The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There is no assurance that any of the selling shareholders will sell any or all of the shares of common stock offered hereby.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered hereby, except that the selling shareholders shall be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of such shares and the fees of the selling shareholders' counsel.

We have agreed to keep the registration statement relating to the offering and sale by certain of the selling shareholders of the shares continuously effective until the earlier of (1) two years from the date of this prospectus and (2) the date that all of the shares have been sold.

Description of Our Capital Stock

The following general summary of our capital stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and the Form of 12% Senior Subordinated Convertible Notes due December 31, 2003 and 12% Subordinated Convertible Debentures due December 31, 2004, copies of which are on file with the SEC. See "Where You Can Find More Information" for a description of the documents incorporated by reference.

General

We are authorized to issue 150,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value of $1.00 per share without designation. As of April 1, 2002, 39,563,691 shares of common stock and no shares of preferred stock were issued and outstanding.

As of April 1, 2002 an additional 5,380,958 shares of common stock were reserved for issuance upon options granted or to be granted pursuant to our 1999 Long-Term Incentive Plan and other outstanding warrants.

Common Stock

Each share of our common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights associated with our common stock. In the event that we liquidate, dissolve, or wind up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our remaining assets after satisfaction of all our liabilities and all liquidation preferences granted to holders of our preferred stock.

We have not paid any dividends on our common stock since 1989 and do not intend to do so in the foreseeable future.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. We have no current intention to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

    restricting dividends on the common stock,

    diluting the voting power of the common stock,

    impairing the liquidation rights of the common stock, or

    delaying or preventing a change in control without further action by the stockholders.

Senior Subordinated Convertible Notes

In December 2001 we completed a private placement of $2,210,000 aggregate principal amount of 12% Senior Subordinated Convertible Notes, due December 31, 2003. The senior subordinated notes are convertible at any time, at the option of the holders thereof, into our common stock at a conversion price of $0.35 per share. Interest is payable quarterly and may be paid by increasing the amount of principal owed thereunder. Effective February 28, 2002, our board resolved to require that we will only pay interest on the senior subordinated notes by increasing the amount of principal owed thereon for all interest payments to be made thereafter, inclusive of any accrued interest. Through April 1, 2002, approximately $66,423 of interest was paid on the senior subordinated notes by adding such amount to the principal.

The senior subordinated notes are unsecured senior subordinated obligations of our company. Upon any distribution of assets of our company in connection with any dissolution, winding up or liquidation of our company, the holders of senior subordinated notes are entitled to receive payment in full before the holders of the Series A and Series B debentures (described below) and the holders of our common stock.

Some of the purchasers of the senior subordinated notes are persons and entities who are officers, directors and principal shareholders. As a class, our senior subordinated notes, including accrued interest payable in additional debentures, are convertible as of April 1, 2002 into 6,533,124 shares of our common stock. As of April 1, 2002, none of the senior subordinated notes had been converted into common stock.

The following events qualify as "Events of Default" under the senior subordinated notes if they exist and continue:

    we fail to pay interest on any senior subordinated note on or before the date such payment is due and such failure to pay remains uncured for a period of 15 days after notice thereof,

    we fail to pay principal on any senior subordinated note on or before the date such payment is due and such failure to pay remains uncured for a period of 15 days after notice thereof,

    we fail to perform or observe any other covenant or agreement contained in the senior subordinated notes and that failure remains uncured for the period and after the notice specified below and the holders of more than 50% in principal amount of the senior subordinated notes then outstanding notify us of the default and we do not cure the default within 45 days after receipt of proper notice, a custodian, receiver, liquidator or trustee, is appointed or takes possession of us or any of our properties and such appointment or possession remains in effect for more than 60 days, or we are adjudicated bankrupt or insolvent, or an order for relief is entered under the Federal Bankruptcy Code against us, or any of our property is sequestered by court order and the order remains in effect for more than 60 days, or an involuntary petition is filed against us under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after filing, we file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law, and we make an assignment for the benefit of our creditors, or generally fail to pay our obligations as they become due, or we consent to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of us or all or any substantial part of our property.

In case an event of default, other than an event of default described in the last three paragraphs above, has occurred and is continuing, the holders of the senior subordinated notes, by notice to us from the holders of more than 50% of the principal amount of the senior subordinated notes then outstanding, may declare the principal of the senior subordinated notes, plus accrued interest, to be immediately due and payable, and upon any declaration principal and accrued interest shall become due and payable immediately. In case an event of default described in the last three paragraphs occurs, such amounts will become due and payable without any declaration or any act on the part of the holders of the senior subordinated notes. A declaration of acceleration may be rescinded and past defaults may be waived by the holders of at least 50% of the principal amount of the senior subordinated notes then outstanding.

Subordinated Convertible Debentures

On January 22, 1999, we completed a private placement of $1,292,000 aggregate principal amount of 8% Subordinated Convertible Debentures, due December 31, 2003. The Series A debentures are convertible at any time, at the option of the holders thereof, into our Common Stock at a conversion price of $2.466 per share. We may redeem the Series A debentures, at face value, commencing on December 31, 1999.

On September 7, 1999, we completed a private placement of $6,452,000 aggregate principal amount of Series B 8% Subordinated Convertible Debentures, due December 31, 2003. The Series B debentures are convertible at any time, at the option of the holders thereof, into our Common Stock at a conversion price of $1.625 per share. In certain circumstances we may redeem the Series B debentures at face value, commencing July 26, 2000.

Interest on the Series A and B debentures is payable quarterly. On December 17, 2001, the terms of the Series A and Series B debentures were amended to:

  extend the maturity date of the Series A and B debentures from December 31, 2003 to December 31, 2004,

  increase the interest rate from 8% to 12%, and

  provide that until December 31, 2004, interest may be paid in the form of additional debentures, or in cash, at our sole option.

Effective February 28, 2002, we amended substantially all of the Series A and B debentures so as to eliminate our option to pay interest in cash. Our board resolved that we will only pay interest on the Series A and B debentures by increasing the amount of principal owed thereon for all interest payments to be made thereafter, inclusive of any accrued interest. Through April 1, 2002, approximately $37,170 and $1,121,839of interest was paid on the Series A and B debentures, respectively, by adding such amount to the principal.

The Series A and B debentures are unsecured senior subordinated obligations of our company. Upon any distribution of assets of our company in connection with any dissolution, winding up or liquidation of our company, the holders of senior indebtedness, including holders of our senior subordinated notes, are entitled to receive payment in full before the holders of these debentures. The Series A and B debenture holders are entitled to receive payment in full before the holders of common stock.

Some of the purchasers of the Series A and B debentures are persons and entities who are officers, directors and principal shareholders. As a class, the Series A and B debentures, including accrued interest payable in additional debentures, are convertible as of April 1, 2002 into 5,179,646 shares of our common stock. As of April 1, 2002, $50,000 of Series A debentures and no Series B debentures had been converted into shares of our common stock.

The following events qualify as "Events of Default" under the Series A and B debentures if they exist and continue:

    we fail to pay interest on any Series A or B debenture on or before the date such payment is due and such failure to pay remains uncured for a period of 10 days;

    we fail to pay principal on any Series A or B debenture on or before the date such payment is due;

    we fail to perform or observe any other covenant or agreement contained in the Series A or B debentures and that failure remains uncured for the period and after the notice specified below and the holders of more than 50% in principal amount of the Series A or B debentures then outstanding notify us of the default and we do not cure the default within 45 days after receipt of proper notice;

    a custodian, receiver, liquidator or trustee, is appointed or takes possession of us or any of our properties and such appointment or possession remains in effect for more than 60 days; or we are adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against us; or any of our property is sequestered by court order and the order remains in effect for more than 60 days; or an involuntary petition is filed against us under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after filing;

    we file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; and

    we make an assignment for the benefit of our creditors, or generally fail to pay our obligations as they become due, or we consent to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of us or all or any substantial part of our property.

In case an event of default, other than an event of default described in the last three paragraphs above, has occurred and is continuing, the holders of the Series A or B debentures, by notice to us from the holders of more than 50% of the principal amount of the Series A or B debentures then outstanding, may declare the principal of the Series A or B debentures, plus accrued interest, to be immediately due and payable, and upon any declaration principal and accrued interest shall become due and payable immediately. In case an event of default described in the last three paragraphs occurs, such amounts will become due and payable without any declaration or any act on the part of the holders of the Series A or B debentures. A declaration of acceleration may be rescinded and past defaults may be waived by the holders of at least 50% of the principal amount of the Series A or B debentures then outstanding.

Warrants

In connection with the amendment to the Series A and Series B debentures, on December 17, 2001, we issued warrants to holders of the amended Series A and Series B debentures to purchase an aggregate of 861,027 shares of our common stock at an exercise price equal to $0.35 per share. These warrants are immediately exercisable and will expire on December 31, 2004. These warrants terminate if not exercised prior to a sale of our company. The exercise price and number of shares of our common stock issuable on exercise of these warrants are subject to customary antidilution adjustments for certain events, including stock dividends, splits and combinations, or a reclassification or change to our outstanding common stock.

On April 11, 2000, in connection with a private placement of our common stock, we issued an aggregate of 151,914 warrants to our placement agents and 60,000 warrants to a consulting company to purchase our common stock at an exercise price of $6.50 per share. These warrants, which are immediately exercisable, will expire in April 2005. The exercise price and number of shares of our common stock issuable on exercise of these warrants are subject to customary antidilution adjustments for certain events, including stock dividends, splits and combinations, or a reclassification or change to our outstanding common stock. The exercise price and number of shares of our common stock issuable on exercise of the warrants issued to the placement agents are also subject to adjustment if we issue securities convertible into our common stock for consideration less than the then current fair market value of the common shares as determined by our board of directors or if we do not satisfy our registration obligations. If we repurchase our securities for a price in excess of the then current fair market value of the common shares as determined by our board of directors, we will offer to repurchase the placement agents' warrant shares at the higher price.

In connection with the placement of the Series B debentures, in September, 1999 we issued an aggregate of 123,631 warrants to the placement agent to purchase our common stock at an exercise price of $1.625 per share. These warrants, which are immediately exercisable, will expire in September 2004. The exercise price and number of shares of our common stock issuable on exercise of these warrants are subject to customary antidilution adjustments for certain events, including stock dividends, splits and combinations, or if we reclassify or change our outstanding common stock, sell our company, issue securities without charge at a price less than the then current exercise price of these warrants or distribute assets or securities to our shareholders.

On March 30, 2000 we issued 60,000 warrants for consulting services to purchase our common stock at an exercise price of $1.12 per share. The exercise price and number of shares of our common stock issuable on exercise of these warrants are subject to customary antidilution adjustments for certain events, including stock dividends, splits and combinations, or a reclassification or change to our outstanding common stock

As of April 1, 2002 all of the warrants listed above were outstanding. Warrant holders do not have the rights or privileges of our shareholders.

Registration Rights

In connection with the issuance and sale of the senior subordinated notes and the Series A and Series B debentures, we entered into agreements with the holders thereof, pursuant to which we agreed to file a registration statement, of which this prospectus forms a part, for the public resale of the shares of our common stock into which such senior subordinated notes and Series A and B debentures are convertible. Holders of warrants issued in connection with the Series B offering also have the right to require our company to include those shares in a registration statement. All of the shares underlying the Series A and B debentures and these warrants have previously been registered for resale by the holders thereof. This registration statement covers such shares which to our knowledge were not previously sold. Shares issuable pursuant to the exercise of warrants issued to holders of Series A and B debentures in December, 2001 are also being registered hereunder.

In connection with our purchase of all of the outstanding capital stock of Interocity Development Corporation completed in January, 2001, and our 20% equity investment in Video Technics, Inc. completed in November, 2000, we agreed to register certain shares of our common stock issued to shareholders of Interocity and Video Technics. All of such shares have previously been registered for resale by the holders thereof. This registration statement covers such shares which to our knowledge were not previously sold.

We agreed to register shares of our common stock issued to the investors in our April 2000 private placement and the shares of common stock issueable upon exercise of the warrants issued to the placement agents in connection with the April 2000 private placement. All of such shares have previously been registered for resale by the holders thereof. This registration statement covers such shares which to our knowledge were not previously sold.

This registration statement includes shares issued or issuable pursuant to warrants issued to our consultants which were previously registered for resale by the holders thereof and to our knowledge were not previously sold.

In 1995 we granted demand and piggyback registration rights to certain holders of our common stock, including affiliates of London Merchant Securities plc, a 5% Shareholder, affiliates of Weiss Peck & Greer, a 5% Shareholder affiliated with Wesley Lang, a director, Charles Diker, a director, and an affiliate of each of Michael Wellesley-Wesley and Alan J. Hirschfield, each a director. These shares are not being registered under this registration statement.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Legal Matters

Our counsel, Akin, Gump, Strauss, Hauer & Feld LLP, New York, New York, has passed on the legality of the shares to which this prospectus relates. In addition, a member of the firm acts as our corporate secretary, for which he receives no compensation.

Experts

The consolidated financial statements as of December 31, 2001and 2000 and for each of the three years in the period ended December 31, 2001 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

Disclosure of Commission Position on
Indemnification for Securities Act Liabilities

Our Amended and Restated By-laws provide that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity as a director except for liability in the event that:

    a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he was not legally entitled, or that such director's acts violated Section 719 of the Business Corporation Law of the State of New York.

Our Amended and Restated By-laws provide that we shall indemnify directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of our company, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of our company, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers, and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares Eligible for Future Sale

Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price and impair our ability to raise capital in the future.

As of April 1, 2002, 39,563,691 shares of our common stock were issued and outstanding. Approximately 20,711,678 of our outstanding shares will be freely tradable without restriction or further registration under the Securities Act after giving effect to this prospectus. The remaining approximately 18,852,013 outstanding shares of common stock are restricted shares under the terms of the Securities Act. All of the approximately 18,852,013 restricted shares may be eligible for immediate sale pursuant to Rule 144 promulgated under the Securities Act other than 57,989 shares held by our executive officers, which shares will be eligible for sale pursuant to Rule 144 in May 2002.

In addition, an aggregate of 15,085,757 shares issuable upon conversion of senior subordinated notes and Series A and B debentures, including securities that may be paid in kind, and 1,256,572 shares issuable upon exercise of placement agent and other stock purchase warrants are registered for resale under this prospectus.

We have granted options to purchase an aggregate of 3,762,816 shares of common stock under our 1999 Incentive Compensation Plan. All of the shares underlying these options have previously been registered and, subject to the applicable vesting requirements, upon exercise of these options the underlying shares may be resold into the public market.

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

    one percent of the number of shares of common stock then outstanding, or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. However, pursuant to the rules and regulations promulgated under the Securities Act, the OTC Bulletin Board, where our common stock is quoted, is not an "automated quotation system" referred to in Rule 144(e). As a consequence, this market-based volume limitation allowed for securities listed on an exchange or quoted on NASDAQ is unavailable for our common stock.

Sales under Rule 144 are also subject to requirements with respect to manner-of-sale requirements, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his or her shares without complying with the manner-of-sale, public information, volume limitation, or notice provisions of Rule 144.

Rule 701, as currently in effect, permits our employees, officers, directors, and consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with the specific restrictions of Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common shares sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules because some parts have been omitted in accordance with the rules and regulations of the SEC. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and our common shares being sold in this offering. Copies of the registration statement and its exhibits are on file at the offices of the SEC and on its web site.

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC's public reference facilities located in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and also at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

If you are a shareholder, you may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Chyron Corporation
5 Hub Drive
Melville, New York 11747
Attention: Ms. Margaret Roed
(631) 845-2000

For further information about us and our common shares being sold in this offering, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and we refer you to the copy of such document filed as an exhibit to the registration statement.

Chyron Corporation

Index to Financial Statements

Financial Statements:	Page

Report of Independent Accountants - PricewaterhouseCoopers LLP	F-2

Consolidated Balance Sheets at December 31, 2001 and 2000	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2001,
2000 and 1999	F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001,
2000 and 1999	F-5

Consolidated Statements of Shareholders' Equity for the Years Ended December
31, 2001, 2000 and 1999	F-6

Notes to the Consolidated Financial Statements	F-7

Financial Statement Schedule:

II - Valuation and Qualifying Accounts	F-27

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Shareholders of Chyron Corporation

In our opinion, the consolidated financial statements and the financial statement schedule listed in the index appearing under Items 14(a)(1) and (2) on page 69 present fairly, in all material respects, the financial position of Chyron Corporation and its subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

March 20, 2002

CHYRON CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
	December 31,
Assets	2001	2000
Current assets:
Cash and cash equivalents	$ 4,342	$15,332
Accounts receivable, net	8,029	13,365
Inventories, net	9,081	14,503
Investments	39	603
Prepaid expenses and other current assets	434	1,481
Total current assets	21,925	45,284

Property and equipment	5,803	9,274
Excess of purchase price over net tangible assets acquired, net	856	5,042
Investments		154
Software development costs, net	381	1,231
Pension and other assets	4,934	4,843
TOTAL ASSETS	$33,899	$65,828

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,168	$11,870
Current portion of long-term debt	7,286	2,141
Capital lease obligations	105	254
Total current liabilities	17,559	14,265

Long-term debt	1,139	6,571
Convertible debentures	10,798	8,037
Capital lease obligations	217	323
Pension and other liabilities	3,873	3,671
Total liabilities	33,586	32,867

Commitments and contingencies

Shareholders' equity:
Preferred stock, par value without designation
Authorized - 1,000,000 shares, Issued - none
Common stock, par value $.01
Authorized - 150,000,000 shares,
Issued and outstanding - 39,563,691 and 38,870,467 at
2001 and 2000, respectively	396	389
Additional paid-in capital	71,324	70,022
Accumulated deficit	(70,569)	(36,902)
Accumulated other comprehensive loss	(838)	(548)
Total shareholders' equity	313	32,961
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$33,899	$65,828

See Notes to Consolidated Financial Statements

CHYRON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2001	2000	1999

Net sales	$46,182	$56,272	$60,709
Cost of products sold	31,171	30,344	34,651
Gross profit	15,011	25,928	26,058

Operating expenses:
Selling, general and administrative	28,952	29,858	28,166
Research and development	5,635	6,862	7,315
Restructuring and goodwill impairment charges	12,468	0	6,681

Total operating expenses	47,055	36,720	42,162

Operating loss	(32,044)	(10,792)	(16,104)

(Loss) gain on sale of investments	(328)	607	541

Interest and other expense, net	(1,295)	(1,723)	(1,272)

Loss before provision for income taxes	(33,667)	(11,908)	(16,835)

Provision for income taxes	0	0	(12,949)

Net loss	$(33,667)	$(11,908)	$(29,784)

Net loss per common share - basic
and diluted	$ (.86)	$ (.34)	$ (.93)

Weighted average shares used in computing net
loss per common share:
Basic	39,352	34,824	32,084
Diluted	39,352	34,824	32,084

See Notes to Consolidated Financial Statements

CHYRON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
	Year Ended December 31,
	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,667)	$(11,908)	$(29,784)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Restructuring and other non-recurring charges	10,947		6,256
Loss (gain) on sale of investments	328	(607)	(541)
Depreciation and amortization	4,732	4,482	5,556
Non-cash settlement of interest liability	563	542
Provision for deferred income taxes			13,269
Other	53
Changes in operating assets and liabilities:
Accounts receivable, net of acquired assets & liabilities	5,612	(2,042)	6,435
Inventories	5,507	(1,092)	3,609
Prepaid expenses and other assets	736	(395)	350
Accounts payable and accrued expenses	(2,345)	2,055	(3,936)
Other liabilities	208	117	22
Net cash (used in) provided by operating activities	(7,326)	(8,848)	1,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Video Technics		(500)
Gross proceeds from sale of RT-Set	113	822	750
Acquisition of Interocity, net of acquired assets and liabilities	(5,000)
Acquisition of property and equipment	(505)	(2,093)	(439)
Capitalized software development	_____	_____	(3,129)
Net cash used in investing activities	(5,392)	(1,771)	(2,818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Paydown of expiring credit facility			(8,493)
Proceeds from term loan	2,463		8,688
Payments of term loan	(675)	(450)	(1,225)
(Payments) borrowings from revolving credit agreement, net	(2,028)	(3,465)	415
Proceeds from issuance of senior subordinated notes	2,210		6,611
Payments of capital lease obligations	(246)	(394)	(547)
Net proceeds from sales of common stock		24,110
Proceeds from exercise of stock options and warrants	1	697	_____
Net cash provided by financing activities	1,725	20,498	5,449

Effect of foreign currency rate fluctuations on cash and
cash equivalents	3	0	1

Change in cash and cash equivalents	(10,990)	9,879	3,868
Cash and cash equivalents at beginning of year	15,332	5,453	1,585
Cash and cash equivalents at end of year	$4,342	$15,332	$ 5,453

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$ 830	$1,378	$ 859
Income taxes paid	$ 0	$ 0	$ 203

See Notes to Consolidated Financial Statements

CHYRON CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY ($000)
					Accumulated
			Additional		Other
			Paid-In	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income(loss)	Total

Balance at December 31, 1998	32,058	$ 321	$44,021	$ 4,790	$ 638	$ 49,770

Net loss				(29,784)		(29,784)

Cumulative translation adjustment					(284)	(284)

Unrealized gain on available for
sale securities					2,647	2,647

Total comprehensive loss						(27,421)

Issuance of common stock
as compensation	35		52			52

Warrants issued for consulting services
and in connection with debenture
issuance	______	______	111	______	______	111

Balance at December 31, 1999	32,093	321	44,184	(24,994)	3,001	22,512

Net loss				(11,908)		(11,908)

Cumulative translation adjustment					(768)	(768)

Unrealized loss on available
for sale securities					(2,781)	(2,781)

Total comprehensive loss						(15,457)

Settlement of interest liability			409			409

Exercise of stock options	233	2	595			597

Conversion of debentures	20		49			49

Sale of common stock to Microsoft, net	3,097	31	5,922			5,953

Issuance of stock in connection with
investment in Video Technics	300	3	578			581

Sale of common stock in connection
with private placement, net	3,077	31	18,126			18,157

Warrants issued and exercised	50	1	159	________	_______	160

Balance at December 31, 2000	38,870	389	70,022	(36,902)	(548)	32,961

Net loss				(33,667)		(33,667)

Cumulative translation adjustment					(166)	(166)

Unrealized loss on available for sale securities					(124)	(124)

Total comprehensive loss						(33,957)

Exercise of stock options	2		1			1

Shares issued in connection with the acquisition of Interocity	633	6	1,235			1,241

Issuance of common stock as compensation	59	1	66	________	______	67

Balance at December 31, 2001	39,564	$396	$71,324	$(70,569)	$ (838)	$313

See Notes to Consolidated Financial Statement

CHYRON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Chyron Corporation and its wholly-owned subsidiaries ("Chyron" or the "Company") develop, manufacture, market and support a broad range of equipment, software and systems, including paint and animation systems, character generators, signal distribution systems, master control switchers and broadcast automation and media management packages. The worldwide market for equipment, software and systems used in the production and presentation of video and audio content encompasses major television networks, cable television broadcasters, direct to home satellite program distributors, production companies and post-production houses, as well as organizations and individuals creating materials such as corporate and specialized video and audio presentations. As implemented through the restructuring plan, the Company has recently refocused its efforts on its core business and is continuing to develop new products and services for its traditional markets as well as new markets.

The Company provides signal distribution and graphics products to the broadcast industry for use in digital television. Currently, its customers are facing capital budget constraints due to a slowdown in the U.S. economy, and there are few signs of growth in its traditional markets. In addition, the Company has sustained losses from operations in each of the three years ended December 31, 2001, and has failed its financial covenant under its credit agreement for which it obtained waivers and/or amendments. The Company plans to approach 2002 with caution, adopting a modest outlook for growth, and sizing the business accordingly. The Company plans to size the core businesses to a level that will not significantly reduce its cash resources while continuing to invest prudently in its new initiatives. The Company operates in a rapidly changing environment and it must remain responsive to changes as they occur. The Company has configured its business with a substantial level of variable costs, giving it the flexibility to reduce costs if economic conditions deteriorate. The Company has the ability and intention to reduce or delay discretionary expenditures such that it will have sufficient cash resources through December 31, 2002, however, there can be no assurance that the Company will be able to adjust its variable costs in sufficient time to respond to revenue shortfalls or obtain waivers and/or amendments should defaults occur.

In preparing contingency plans for a reduction in 2002 sales, the Company re-examined its cost structure. Should the Company experience a further decline in revenue it believes it has the ability to make further reductions in staff and overhead, in capital expenditures and in discretionary expenses. However, it should be noted that making another level of cuts in personnel and budgets may prove difficult and may adversely affect the Company's ability to generate revenues.

The Company has bank covenants with its U.S. bank. If the Company's performance was to deteriorate and the Company is in violation of covenants, the bank has the right to demand payment and may do so. The Company has four alternatives to generate cash and payoff the bank debt over an agreed upon period:

- Make additional reductions in staff and overhead (discussed above).

- Sell or enter into a sale - lease back of the Company's office building in Reading U.K. to generate $1.5 million to $2.5 million, net of the existing mortgage.

- Utilize available cash on the balance sheet, which was $4.3 million at December 31, 2001.

- Raise additional capital from third parties, which may include the Company's existing major shareholders and board members, through the sale of Company securities.

There is no guarantee, however, that any of these sources of cash would ever materialize or materialize in a timely fashion.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated. Investments in affiliates of less than 20 percent are generally stated at cost. Investments in companies representing ownership interests of 20 percent to 50 percent are accounted for by the equity method of accounting. Under the equity method, the Company includes its prorata share of income (loss) in earnings.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the periods presented. The Company considers significant estimates of inventory reserves, allowances for doubtful accounts and warranty reserves. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash includes cash on deposit and amounts invested in highly liquid money market funds. Cash equivalents consist of short term investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair value. For the years ended December 31, 2001, and 2000 interest income received on investments approximated $0.2 million and $0.7 million, respectively.

Inventories

Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out method. The need for inventory obsolescence provisions is evaluated by the Company and, when appropriate, reserves for technological obsolescence, non-profitability of related product lines and excess quantities are established.

Property, Equipment and Depreciation

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on the straight line method over the following estimated useful lives:

Building	35 years
Machinery and equipment	3-10 years
Furniture and fixtures	5-10 years
Leasehold improvements	Shorter of the life of improvement or remaining life of the lease

Excess of Cost over Net Tangible Assets Acquired

The Company continually evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned excess of cost over the value of net tangible assets acquired (goodwill) or its carrying amount. During 2001, the Company determined that goodwill associated with the 1996 acquisition of Pro-Bel Limited, the Company's Signal Distribution and Automation Division, was impaired as a result of continued declines in the division's financial results as discussed further in Note 3. In addition, the Company also determined that goodwill associated with the 2001 acquisition of Interocity Development Corporation ("Interocity") was impaired as a result of the Company's elimination of its streaming services business as discussed further in Note 4.

Investments

The Company accounts for its investments in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 2001, all securities covered by SFAS No. 115 were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported as a separate component of comprehensive income, net of tax. Realized gains and losses on sales of investments, as determined by the specific identification method, are included in the Consolidated Statement of Operations.

Software Development Costs

Certain software development costs are capitalized when incurred. Capitalization of software development costs begins upon the establishment of technological feasibility in excess of management defined threshold amounts. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs are continually monitored by management with respect to anticipated future revenues and estimated economic life. Amortization of capitalized software development costs is provided on a product-by-product basis using the straight line method over each product's estimated economic life, which ranges from 2-3 years.

Impairment of Long-Lived Assets

The Company continually evaluates whether changes have occurred that would require revisions to the carrying amounts of its long-lived assets. In making such determination, the Company reassesses market value, assesses recoverability and replacement values and evaluates undiscounted cash flows of the underlying business. Currently, management does not believe any of its long-lived assets are impaired.

Revenue Recognition

Net sales, which include revenue derived from product sales and upgrades, as well as service revenue, are recorded upon shipment of product or performance of service. Service revenue is generally recognized ratably over a period of twelve months. Customer service costs are included in selling, general and administrative expenses and are not material. Revenues and costs associated with long-term contracts are recognized on the percentage-of-completion method, subject to substantive customer acceptance. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. Provisions for anticipated losses are charged to earnings when identified.

In the fourth quarter of 2000, the Company adopted Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which provides guidance in applying generally accepted accounting principles to certain revenue recognition issues. The adoption of SAB 101 did not have a material impact on the Company's financial position or overall trends in results of operations.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

Foreign Currencies

Assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at the current rate of exchange, while revenues and expenses are translated at the average exchange rate during the year. Adjustments from translating foreign subsidiaries' financial statements are reported as a separate component of shareholders' equity. Transaction gains or losses are included in interest and other expenses. The net impact of foreign exchange transactions for the years ended December 31, 2001, 2000 and 1999 were a loss of $0.04 million, a loss of $0.3 million and a gain of $0.3 million, respectively.

Net Loss Per Share

The Company reports its net loss per share in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings Per Share." Basic net loss per common share is computed based on the weighted average number of common shares outstanding during the year. Diluted net loss per common share is computed based on the weighted average number of common shares outstanding during the year plus, when dilutive, additional shares issuable upon the assumed exercise of outstanding common stock equivalents. For 2001, 2000 and 1999 common stock equivalents of 14,720,616, 8,434,264, and 7,197,176, respectively, were not included in the computation of diluted net (loss) income per common share because their effect would have been anti-dilutive.

Stock-Based Compensation Plans

The Company accounts for its stock compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and its related interpretations, which requires that compensation cost be recognized on the date of grant for stock options issued based on the difference, if any, between the fair market value of the Company's stock and the exercise price. The Company has adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB 25 for transactions with employees and provides pro-forma earnings disclosures for employee stock grants as if the fair value based method of accounting in SFAS No. 123 had been applied to these stock grants. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations. All business combinations in the scope of this statement are to be accounted for using only the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Tangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company does not believe the application of the goodwill non-amortization provisions of these rules will have any material impact on its financial position and results of operations.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not believe that the adoption of SFAS No. 143 will have any material impact on its financial position and results of operations.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 and the accounting and reporting provisions of the Accounting Principles Board ("APB") Opinion No. 30. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company has determined the impact that SFAS No. 144 will have on its financial position and results of operations will not be material.

2. BUSINESS ACQUISITION

In January 2001, the Company acquired Interocity Development Corporation, a privately-held company based in New York City. The purchase price consisted of $5 million in cash and approximately 633,000 shares of Chyron common stock ($1.3 million) accounted for based on the stock price two days before and two days after the announcement and direct acquisition costs of approximately $0.2 million. The acquisition was accounted for as a purchase in accordance with APB16 and accordingly, the excess of the purchase price over the net assets acquired of $6.2 million was allocated to goodwill, which is being amortized over a period of three years. Supplemental pro-forma information required by APB16 has been determined to be immaterial.

Due to a general slowdown in the economy, the Company experienced lower than expected revenues in the streaming media markets. Consequently, during the second quarter of fiscal year 2001, management approved a restructuring plan to realign its organization and curtail any spending associated with pursuit of streaming services. In addition, the Company assessed the recoverability of its investment in Interocity and determined that goodwill associated with this acquisition was permanently impaired. See Note 3.

3. GOODWILL IMPAIRMENT, RESTRUCTURING AND OTHER

NONRECURRING CHARGES

The Company recorded goodwill impairment, restructuring and other nonrecurring charges totaling $12.5 million during the second, third and fourth quarters of 2001 as summarized in the table below.

Goodwill Impairment, Restructuring and Nonrecurring Charges ($000)

	Q1	Q2	Q3	Q4	Total

Goodwill impairment	$ 0	$5,478	$3,595	$ 0	$9,073

Fixed assets	0	1,504	0	0	1,504

Severance	0	749	0	571	1,320

Lease commitments	0	523	0	0	523

Other	0	48	0	0	48

Total	$ 0	$8,302	$3,595	$571	$12,468

Total cash outlays	0	1,320	0	571	1,891

Remaining cash outlays
at December 31, 2001	0	230	0	140	370

The largest write-off ($8.3 million) occurred in the second quarter of 2001 and was directly related to closing down Chyron Streaming Services Division (See Item 1, Streaming Services). The second major write-off occurred in the third quarter and was directly related to an impairment of goodwill related to the acquisition of the pro-Bel Division. The remaining obligation at December 31, 2001, consists of 113,000 in lease commitments and $257,000 in severance costs.

The real estate leased for offices in New York City, London, U.K., Slough, U.K., Atlanta, GA and Cupertino, CA, were written-off as were operating leases for software and leased lines. The Company is actively seeking third parties to sub-lease abandoned facilities. Total lease commitments written off were $523,000.

The Company paid severance to 40 employees of Streaming Services Division who were let go. Employee severance costs amounted to $749,000.

By closing down the Streaming Services Division, in the second quarter of 2001, the Company evaluated its investment in Interocity, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of" ("SFAS 121") (as amended by FAS 144). The Company assessed the recoverability of its investment in Interocity by comparing the undiscounted future cash flows with the carrying amount of its investment. As a result of this analysis, the Company determined that the expected future cash flows would be insufficient to recover the carrying value of its investment and determined the asset was impaired. Accordingly, the Company determined that the entire net asset of $5.5 million was non-recoverable and recognized a goodwill impairment charge of $5.5 million during the second quarter of 2001.

In creating the Streaming Services Division, the Company invested in computer equipment, servers and furniture. When the Division was closed the total fixed assets written-off were $1.5 million.

In the third quarter of 2001 due to continued poor results of the Pro-Bel Division, the Company assessed the recoverability of its investment in Pro-Bel by comparing the estimated undiscounted future cash flows with the carrying value of its investment. As a result of this analysis, the Company determined that the expected future cash flows would be insufficient to recover the carrying value of its investment and determined the asset was impaired. Accordingly, the Company recognized a goodwill impairment charge of $3.6 million during the third quarter of 2001. The Company calculated the goodwill impairment by comparing the carrying value of its investment with the present value of its estimated undiscounted future cash flows.

In the fourth quarter, the Company implemented the restructuring plan as discussed in Item 1 above. Severance associated with the elimination/termination of 66 employees made in implementing the restructuring plan was $0.57 million. Cash outlays related to severance of $0.43 million were made during the fourth quarter of 2001 and approximately $0.14 million will be paid out during the first and second quarters of 2002, and was accrued for as of December 31, 2001.

4. INVESTMENT IN RT-SET

The Company has an investment in RT-Set, which has been reflected in the Company's balance sheet at December 31, 2001 and 2000 at fair market value of $0.04 million and $0.6 million, respectively. An unrealized loss of $0.12 million and $2.8 million is reported as a component of shareholders' equity and other comprehensive income at December 31, 2001 and 2000, respectively. During 2001 and 2000, the Company recognized a loss of $0.33 million and a gain of $0.6 million on the sale of a portion of such security, respectively.

5. INVESTMENT IN VIDEO TECHNICS

In November 2000, the Company purchased a 20% interest in Video Technics, Inc. ("Video Technics"), which develops software for the Chyron Aprisa Clip/Stillstore systems. The purchase price consisted of $500,000 in cash and $581,000 in stock accounted for based on the stock price two days before and two days after the announcement. The Company issued 300,000 shares of common stock in connection with this transaction. The investment is accounted for under the equity method of accounting. The excess of the aggregate purchase price over the fair market value of net assets acquired, of approximately $1.1 million is being amortized over three years. Approximately $0.35 million in goodwill amortization has been recorded in 2001. The goodwill value net of amortization as of December 31, 2002 is $0.66 million.

6. ACCOUNTS RECEIVABLE

Accounts receivable are stated net of an allowance for doubtful accounts of $1.9 million and $2.3 million at December 31, 2001 and 2000, respectively. Accounts receivable are principally due from customers in, and dealers serving, the broadcast video industry and non-broadcast display markets. At December 31, 2001 and 2000, receivables included approximately $4.9 million and $4.6 million, respectively, due from foreign customers. Accounts receivable also includes earnings in excess of billings on uncompleted contracts accounted for on the percentage of completion method of approximately $3.1 million at December 31, 2000. Such amounts represent revenue recognized on long-term contracts that have not been billed pursuant to contract terms.

Bad debt expense amounted to $0.2 million, $0.9 million and $0.4 million in 2001, 2000 and 1999, respectively. The Company periodically evaluates the credit worthiness of its customers and determines whether collateral (in the form of letters of credit or liens on equipment sold) should be taken or whether reduced credit limits are necessary. Credit losses have consistently been within management's expectations. The carrying amounts of accounts receivable approximate their fair values.

7. INVENTORIES

With the legacy iNFiNiT!, MAX!> and MAXINE! being replaced by new products, such as the Duet lines, it became apparent that inventory contained components, subassemblies and finished goods that were deemed to be slow moving or obsolete. The Company wrote-off $3.2 million in inventory in the third quarter of 2001. The write-off is reported in cost of sales in operations. On December 31, 2001 the majority of the inventories consisted of finished goods and raw material.

Inventory is comprised of the following in thousands:

	December 31,
	2001	2000
Finished goods	$3,644	$ 5,330
Work-in-progress	737	1,133
Raw material	4,700	8,040
	$9,081	$14,503

8. PROPERTY AND EQUIPMENT

During the second quarter of 2001, the Company wrote-off computer equipment, servers and furniture as a result of closing down Streaming Services Division. Total fixed assets written-off were $1.5 million.

Property and equipment consist of the following (in thousands):

	December 31,
	2001	2000
Land	$ 733	$ 733
Building	1,589	1,589
Machinery and equipment	23,296	23,402
Furniture and fixtures	1,788	2,724
Leasehold improvements	491	912
	27,897	29,360
Less: Accumulated depreciation
and amortization	22,094	20,086
	$5,803	$ 9,274

Machinery and equipment at December 31, 2001 and 2000 includes $0.45 million and $2.1 million, respectively, of assets held under capital lease obligations. Accumulated depreciation and amortization at December 31, 2001 and 2000 includes $0.12 million and $1.3 million, respectively, attributable to assets held under capital lease obligations.

Depreciation expense, which includes amortization of assets under capital lease, was $1.9 million, $2.6 million and $3.5 million in 2001, 2000 and 1999, respectively.

9. SOFTWARE DEVELOPMENT COSTS

The Company capitalized $3.1 million in software development costs in 1999. In 2000 and 2001, the point between technological feasibility and shipment of product was insignificant, and as such, no costs have been capitalized. Amortization expense has $0.8 million, $1.3 million and $1.5 million in 2001, 2000 and 1999, respectively. During 1999, approximately $3.6 million was written off as part of a restructuring plan. Accumulated amortization at December 31, 2001 and 2000, was $9.7 million and $8.8 million, respectively.

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2001	2000
Accounts payable	$ 4,577	$ 6,410
Compensation	298	786
Other accrued items	5,293	4,674
	$10,168	$11,870

11. LONG-TERM DEBT

Long term debt consists of the following (in thousands):

	December 31,
	2001	2000
Term loan (a)	$2,100	$ 825
Revolving credit facility (a)	2,711	5,251
Commercial mortgage term loan (b)	1,267	1,452
Trade finance facility (c)	2,347	1,184
	8,425	8,712
Less amounts due in one year	(7,286)	(2,141)
	$ 1,139	$ 6,571

(a) On March 29, 1999, the Company entered into a new $12 million credit facility with a U.S. bank, as amended, which expires December 26, 2003. Under this facility, the Company borrowed $2 million in the form of a term loan and can obtain revolving credit loans based on its eligible accounts receivable and inventory for the balance of the facility. The term loan has been paid in full as of December 31, 2001.

On December 26, 2001, the Company entered into a new term loan under the same credit facility in the amount of $2.1 million. The loan requires no principal payments through March 31, 2002 and then $75,000 per month for the period commencing April 1, 2002 through December 1, 2003. The final installment is equal to $0.52 million plus any unpaid accrued interest due on December 26, 2003. Interest will be payable monthly at the Prime Rate plus 2% (4.75% at December 31, 2001). Commencing with the year ended December 31, 2002, the Company is required to make additional payments of principal equal to 25% of the Company's excess cash flows, as defined, for the twelve months ending December 31, 2002.

The Company paid a monthly commitment fee equal to one half of 1% per annum of the daily unused portion of the facility. Total commitment fees paid during 2001, 2000 and 1999 were not significant.

The entire facility is secured by Chyron's accounts receivable and inventory and the common stock of Pro-Bel. The agreement contains requirements for levels of earnings and prohibits the Company from paying dividends in excess of 25% of net income in any fiscal year. As of December 31, 2001, the Company was in violation of its financial covenant with its lender for which its agreement was amended. The lender has the right to call the above facility if these financial covenants are not met.

(b) Pro-Bel has a commercial mortgage term loan with a bank. The loan is secured by a building and property located in the United Kingdom. Interest is equal to LIBOR plus 2% (3.883% at December 31, 2001). The loan is payable in quarterly installments of 22,000 British Pounds Sterling (US$31,966, converted at the December 31, 2001 exchange rate) plus interest.

(c) Pro-Bel has an agreement with a bank for an overdraft facility that has been renewed on an annual basis and expires on December 31, 2002. This agreement, provides for an overdraft facility of 2 million GBP. Total borrowings are limited to amounts computed under a formula for eligible accounts receivable. Interest is equal to the bank's base rate plus 1.5% (5.383% at December 31, 2001) and is payable quarterly. It is currently the Company's intention to refinance this facility prior to its expiration date.

Aggregate maturities of long-term debt including convertible debentures (described in Note 12) are as follows (in thousands):

2002	7,286
2003	2,900
2004	12,391
2005	128
2006	128
2007 and thereafter	627

The carrying amounts of long-term debt instruments approximate their fair values.

Net interest expense was $1.5 million, $2.1 million and $1.6 million in 2001, 2000 and 1999, respectively.

12. SUBORDINATED CONVERTIBLE DEBENTURES

During late 1998 and 1999 the Company raised $7.7 million through the issuance of Series A and Series B 8% subordinated convertible debentures, due December 31, 2003, to certain persons and entities, including certain directors, affiliates and shareholders of the Company. The Series A debentures, totaling $1.2 million, pay interest quarterly and are convertible, at any time, at the option of the holders thereof, into common stock of the Company at a conversion price of $2.466 per share. The Series A debentures may be redeemed by the Company at any time after December 31, 1999 for a price equal to the principal and accrued but unpaid interest on the debentures at the redemption date. As of December 31, 2001, the aggregate principal was $1.2 million and all interest due was paid in cash.

The Series B debentures, with an original face value of $6.5 million, are convertible, at any time, at the option of the holders thereof, into common stock of the Company at a conversion price of $1.625 per share. In certain circumstances, the Series B debentures may be redeemed by the Company, commencing one year from issue date, for a price equal to the principal and accrued but unpaid interest at the redemption date. Interest is payable quarterly and may be paid by increasing the amount of principal owed thereunder. During 2001 approximately $0.56 million of interest was paid in the form of additional debentures issued by the Company. The total accumulated principal, including additional debentures paid in kind, at December 31, 2001, was $7.4 million.

On December 17, 2001, the terms of the existing Series A and Series B subordinated convertible debentures were amended to extend the maturity date of the Series A and B debentures from December 31, 2003 to December 31, 2004, increase the interest rate from 8% to 12%, and provide that until December 31, 2004, interest may be paid in the form of additional debentures, or in cash, at the Company's sole option. On February 28, 2002, the Company's board of directors agreed to pay interest on the Series A and Series B convertible debentures only by increasing the amount of principal owed thereunder. In connection with the amendment to the Series A and Series B debentures, on December 17, 2001, the Company issued warrants to holders of the amended Series A and Series B debentures to purchase an aggregate of 861,027 shares of common stock of the Company at an exercise price equal to $0.35 per share. The warrants have been reflected as a discount to the related obligation, which will be amortized as additional interest expense over the life of the debt. The warrants are immediately vested and are exercisable through December 31, 2004 at $0.35 per share. A registration statement relating to the shares of common stock underlying the warrants is expected to be filed with the Securities and Exchange Commission by April 15, 2002.

The Series A and Series B debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The sales of the Series A and Series B debentures were made in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. To the best of the Company's knowledge, the purchasers of the Series A and Series B debentures acquired them for their own accounts, and not with a view to any distribution thereof.

In December 2001, the Company completed a private placement of 12% Senior Subordinated Convertible Notes and received $2.21 million, exclusive of offering costs of $0.2 million, which have been deferred and will be reflected as additional interest expense over the term of the Notes. These Senior Subordinated Notes have a maturity date of December 31, 2003. Pursuant to the terms of the agreement, interest is payable in the form of additional Senior Subordinated Notes, or in cash, at the option of the Company. The Senior Subordinated Notes are immediately convertible into the Company's common stock at a conversion price of $0.35. A registration statement relating to the shares of common stock underlying the Senior Subordinated Notes is required to be filed with the Securities and Exchange Commission by April 15, 2002. On February 28, 2002, the board of directors agreed to amend the Senior Subordinated Notes. The board resolved that the Company will only pay interest on the Senior Subordinated Notes by increasing the amount of principal owed thereunder.

13. COMMON STOCK

In January 2001, the Company issued 632,412 shares of common stock in connection with its acquisition of Interocity Development Corporation, as is explained more fully in Note 2, "Business Acquisition."

In May 2001, the Company issued 58,898 shares of common stock to certain executive officers as partial payment of their bonus compensation for 2000.

In April 2000, the Company raised gross proceeds of $20 million in connection with a private placement of 3,076,923 shares of its common stock at a price of $6.50. The offering price per share was determined based on negotiations between the Company and its placement agents taking into account the historical trading history of the common stock and market conditions at such time. The price of the common stock, as listed on the New York Stock Exchange, ranged between $5.44 and $9.44 on the various closing dates. In connection with the private placement, the Company issued 151,914 warrants to the placement agents and 60,000 warrants to a consulting company to purchase common stock of the Company at an exercise price of $6.50. These warrants, which are immediately exercisable, will expire in April 2005.

In November 2000, the Company issued 300,000 shares of common stock in connection with its purchase of a 20% interest in Video Technics, as is explained more fully in Note 5, "Investment in Video Technics."

In November 2000, Microsoft purchased 3,096,774 shares of common stock of the Company at a price of $1.9375, totaling $6 million. As a result, as of December 31, 2001, Microsoft owned approximately 8% of the Company. The Company used the proceeds from the sale to fund the development of interactive tools and the growth of the Company's streaming services division. Microsoft sold all of those shares in March 2002.

14. LONG-TERM INCENTIVE PLAN

In May 1999, the Company's shareholders approved the 1999 Incentive Compensation Plan (the "Plan"). The Plan allows for a maximum of 1,500,000 shares of common stock to be available with respect to the grant of awards under the Plan, plus the number of shares remaining available under pre-existing plans. The Plan allows for the award of incentive and non-incentive options to employees and non-incentive options to non-employee members of the Company's board of directors. The Plan allows for a committee, designated by the board, to determine the time and circumstances under which an employee option may be exercised. The terms of all previously granted options were unchanged. All options granted under the Plan have a term of ten years.

All options issued to employees, other than the Company's current and former Chief Executive Officer ("CEO") and another officer, vest over a three year period. Certain options issued to the current and former CEO and the other officer vest one third at issuance, with the remaining two thirds vesting over two years.

Transactions involving stock options are summarized as follows:

	Stock Options	Range of Exercise	Weighted Average
	Outstanding	Price per Share	Exercise Price Per Share
Balance at December 31, 1999	2,399,924	$0.75 - $16.13	2.09
Granted	1,345,499	$1.88 - $ 4.00	2.48
Exercised	(233,962)	$0.75 - $ 9.38	1.00
Canceled	(157,634)	$0.75 - $ 5.38	1.88
Balance at December 31, 2000	3,353,827	$0.75 - $16.13	2.23
Granted	1,697,500	$0.32 - $ 2.13	0.92
Exercised	(1,914)	$ 0.75	0.75
Canceled	(1,280,901)	$0.55 - $ 5.38	2.08
Balance at December 31, 2001	3,768,512	$0.32 - $16.13	1.70

The following table summarizes information concerning currently outstanding and exercisable stock options:

Exercise Price	Outstanding at December 31, 2001	Weighted Average Contractual Life	Exercisable at December 31, 2001
$ 0.32	360,000	9.87	-
0.44	125,000	9.74	62,499
0.50	35,000	9.58	35,000
0.55	613,000	9.56	264,998
0.74	5,000	9.37	-
1.14	11,000	9.22	-
1.88	286,155	8.88	101,658
2.19	263,161	8.82	97,802
2.25	-	8.58	-
2.38	40,000	8.58	40,000
3.19	-	8.48	-
3.13	10,000	8.45	3,333
2.75	8,333	8.43	8,333
3.38	226,997	8.42	81,325
2.94	15,000	8.41	5,000
4.00	4,500	8.11	2,500
3.06	-	8.02	-
0.75	332,990	7.82	230,444
1.38	30,000	7.58	30,000
1.63	120,505	7.55	102,171
1.94	300,000	7.44	300,000
2.50	34,000	7.41	28,666
2.00	263,337	7.20	259,003
2.13	562,874	7.04	313,955
3.94	1,000	6.36	1,000
3.75	25,000	6.17	25,000
5.38	8,000	5.82	8,000
4.50	16,665	5.58	16,665
5.88	6,667	5.18	6,667
12.75	3,333	4.71	3,333
16.13	23,331	4.58	23,331
9.38	3,333	4.14	3,333
5.63	23,331	3.73	23,331
4.88	11,000	3.56	11,000
	3,768,512		2,088,347

If the Company had elected to recognize compensation expense based upon the fair values at the grant date for awards under this plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and net loss per share would be increased to the pro forma amounts indicated below:

	2001	2000	1999
Net loss (in thousands):
As reported	$(33,667)	$(11,908)	$(29,784)
Pro forma	(34,539)	(12,137)	(31,293)

Net loss per common share:
As reported	$(0.86)	$(.34)	$(.93)
Pro forma	(0.88)	(.35)	(.98)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period for purposes of future pro forma disclosures, and additional options may be granted in future years. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2001, 2000 and 1999: dividend yield of 0; expected volatility of 110.9% and expected life of 4 years in 2001 and 4 years in 2000 and 4-5 years in 1999. The weighted average risk free interest rates for 2001, 2000 and 1999 were 4.25%, 6.04% and 5.96%, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

15. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	2001	2000	1999
Current:
Federal and State	$ 0	$ 28	$ 45
Foreign	0	0	0
	0	28	45
Deferred:
Federal and State	0	(28)	(4,865)
Foreign			(503)
Valuation reserve	0	0	18,272
	____	____	12,904
Total provision	$ 0	$ 0	$12,949

The effective income tax rate differed from the Federal statutory rate as follows (in thousands):
	2001		2000		1999
	Amount	%	Amount	%	Amount	%
Federal income tax benefit
at statutory rate	$(11,447)	(34.0)	$(4,048)	(34.0)	$(5,724)	(34.0)
State income taxes, net
of federal tax benefit	0	0	(1)	0.0	30	0.2
Permanent differences	338	1.0	(320)	(2.7)	45	0.3
Foreign income tax provision	0	0.0
International rate differences	354	1.0	199	1.7	36	0.2
Effect of valuation allowance of
deferred tax assets	10,755	32.0	3,660	30.7	18,272	108.5
Other, net	0	0.0	510	4.3	290	1.7
	$ 0	0.0	$ 0	0.0	$12,949	76.9

The components of the Company's deferred tax assets and deferred tax liabilities are presented in the tables below.

	December 31,
	2001	2000
Post-reorganization net operating loss carryforward	$17,629	$11,175
Pre-reorganization net operating loss carryforward	4,461	4,461
Pre-reorganization deductible temporary differences	2,161	2,218
Other	8,826	4,579
Total deferred tax assets	33,077	22,433

Pre-reorganization taxable temporary differences	83	83
Other	307	418
Total deferred tax liabilities	390	501
Deferred tax valuation allowance	32,687	21,932
Net deferred tax asset	$ 0	$ 0

At December 31, 2001, the Company had net operating loss carryforwards ("NOLs") of approximately $55 million expiring between the years 2003 through 2021. In connection with the Company's emergence in 1991 from its reorganization under Chapter 11 of the U.S. Bankruptcy Code, the benefit of the Company's pre-reorganization NOLs were not reflected in net income, but rather recorded as an increase to paid-in capital. In addition, such NOLs ($13.1 million) are subject to annual limitations under U.S. income tax rules as a result of the changes in control of the Company.

In the second quarter of 1999, the Company established a full valuation allowance of $14.1 million against its net deferred tax assets. Valuation allowances have been recorded on all losses since 1999. The Company's net deferred tax assets include substantial amounts of net operating loss carryforwards. Inability to generate taxable income within the carryforward period would affect the ultimate realization of such assets. Consequently, management determined that sufficient uncertainty exists regarding the realization of these assets to warrant the establishment of the allowance.

16. BENEFIT PLANS

Chyron Corporation has a domestic defined benefit pension plan (the "U.S. Pension Plan") covering substantially all U.S. employees meeting minimum eligibility requirements. Benefits paid to retirees are based upon age at retirement, years of credited service and average compensation. Pension expense is actuarially determined using the projected unit credit method. The Company's policy is to fund the minimum contributions required under the Employee Retirement Income Security Act. The assets of the U.S. Pension Plan at December 31, 2001 include government bonds, equities, mutual funds and cash and cash equivalents. As of December 31, 2001, Chyron stock represented 2.2 percent of total pension investments.

Benefit plan information for the U.S. Pension Plan is as follows (in thousands):
	2001	2000
Reconciliation of benefit obligation
Obligation at January 1	$1,585	$1,641
Service cost	370	324
Interest cost	126	105
Plan amendments	3
Actuarial (gain) loss	85	(113)
Benefit payments	(73)	(372)
Obligation at December 31	$2,096	$1,585

Reconciliation of fair value of plan assets
Fair value of plan assets at January 1	$1,440	$1,912
Actual return on plan assets	(85)	(100)
Employer contributions
Benefit payments	(74)	(372)
Fair value of plan assets at December 31	$1,281	$1,440

Funded Status
Funded status at December 31	$ (813)	$ (145)
Unrecognized prior-service cost	(409)	(444)
Unrecognized (gain) loss	(1,346)	(1,714)
Net amount recognized	$(2,568)	$(2,303)

	2001	2000	1999
Components of net periodic pension cost
Service cost	$ 370	$ 324	$ 523
Interest cost	126	105	164
Expected return on plan assets	(119)	(162)	(216)
Amortization of prior service cost	(34)	(34)	(34)
Amortization of net (gain) loss	(78)	(112)	(69)
Net periodic benefit cost	$ 265	$ 121	$ 368

Weighted-average assumptions as of
December 31
Discount rate	7.25%	7.5%	8.0%
Expected return on plan assets	9.0%	9.0%	9.0%
Rate of compensation increase	4.5%	5.0%	5.0%

Pro-Bel has a non-contributory defined benefit pension plan (the "U.K. Pension Plan") covering all its permanent employees. Contributions are determined on the basis of valuations using the projected unit method. Pro-Bel's policy is to fund minimum contributions required pursuant to U.K. rules and regulations. The assets of the U.K. Pension Plan at December 31, 2000 and 1999 include cash equivalents and land and a building.

Benefit plan information for the U.K. Pension Plan is as follows (in thousands):
	2001	2000
Reconciliation of benefit obligation
Obligation at January 1	$12,299	$11,321
Service cost	745	741
Interest cost	734	676
Plan amendments
Actuarial (gain) loss	(571)	(183)
Benefit payments	(194)	(256)
Obligation at December 31	$13,013	$12,299

Reconciliation of fair value of plan assets
Fair value of plan assets at January 1	$14,736	$12,056
Actual return on plan assets	(849)	2,223
Employer contributions	644	712
Benefit payments	(194)	(255)
Fair value of plan assets at December 31	$14,337	$14,736

Funded status
Funded status at December 31	$1,325	$2,437
Unrecognized prior-service cost	2,073	743
Unrecognized loss	536	585
Net amount recognized	$3,934	$3,765

	2001	2000	1999
Components of net periodic pension cost
Service cost	$ 745	$ 741	$ 739
Interest cost	734	676	531
Expected return on plan assets	(1,052)	(861)	(763)
Amortization of prior service cost	49	49	48
Amortization of net (gain) loss	0	77	8
Net periodic pension cost	$ 476	$ 682	$ 563

Weighted-average assumptions as of December 31
Discount rate	5.5%	6.0%	6.0%
Expected return on plan assets	6.5%	7.0%	7.0%
Rate of compensation increase	3.5%	6.0%	4.0%

The Company has adopted a 401(k) Plan exclusively for the benefit of participants and their beneficiaries. All U.S. employees of Chyron Corporation are eligible to participate in the 401(k) Plan. Effective July 1, 1998, the Company amended its 401(k) Plan by increasing the matching contribution of the Company to 20% and changing its matching contributions from cash to Company common stock and the vesting period for the matching contribution to three years. An employee may elect to contribute a percentage of his or her current compensation to the 401(k) Plan, subject to a maximum of 20% of compensation or the Internal Revenue Service annual contribution limit ($10,500 in 2001 and 2000), whichever is less. Total compensation that can be considered for contribution purposes is limited to $170,000.

Chyron Corporation can elect to make a contribution to the 401(k) Plan on behalf of those participants who have made salary deferral contributions. During 2001, 2000 and 1999, the Company contributed $0.09 million, $0.06 million and $0.1 million, respectively, to the 401(k) Plan.

17. COMMITMENTS AND CONTINGENCIES

At December 31, 2001, the Company was obligated under operating and capital leases covering facility space and equipment as follows (in thousands):

	Operating	Capital

2002	1,414	149
2003	1,113	123
2004	836	108
2005	595	36
2006	550	0
2007 thereafter	5,298	0

The operating leases contain provisions for escalations and for maintenance and real estate taxes. Total rent expense was $1.1 million, $0.9 million and $1.3 million, for 2001, 2000 and 1999, respectively. The cumulative imputed interest in the capital lease obligation was $0.1 million at December 31, 2001.

The Company, from time to time, is involved in routine legal matters incidental to its business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

18. RELATED PARTY TRANSACTIONS

The secretary of the Company, a non-executive position, is affiliated with a law firm that rendered various legal services to the Company for which the Company incurred costs of $0.5 million, $0.5 million and $0.5 million during 2001, 2000 and 1999, respectively.

In November 2000, the Company purchased 20% of Video Technics, a supplier of certain hardware and software products.

Since the Company has hardware manufacturing capabilities and supply arrangements, the relationship with Video Technics changed. Video Technics currently only writes the software, sold under license to the Company, and the Company produces the servers.

The price of the Video Technics software is fixed. It is set by Video Technics, taking into account market conditions and competitive offerings. Purchases of Aprisa Clip/Stillstore products from Video Technics were approximately $1.3 million, $2.5 million and $1.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Currently, the Company is the only customer of Video Technics whose financial well being is dependent on the Company's success with the Aprisa line. Being a privately-held and small company, there is no assurance that Video Technics will not face financial problems, thus being unable to meet its supply obligations and endangering the Aprisa product line for several months. In the past the Aprisa line has provided significant revenues to the Company and is expected to continue doing so in fiscal year 2002.

During fiscal year 2001, Mr. Michael Wellesley-Wesley, a member of the Office of the Chairman, the Compensation and Stock Option Committee and Chairman of the Executive Committee of our board of directors, was paid $15,000 on a monthly basis for a period of six months and an additional $26,000 in other forms of compensation for consulting and other services rendered in respect of transactions and potential transactions involving the Company. Mr. Wellesley-Wesley will continue to receive the $15,000 monthly payment during fiscal 2002 for consulting and other services related to future transactions involving the Company.

19. OTC BULLETIN BOARD QUOTATION

In July 1999, the New York Stock Exchange (NYSE) revised the minimum requirements for continued listing by eliminating the net tangible asset requirement of $12 million and replacing it with a stockholders' equity of $50 million and raising global market capitalization to $50 million from $12 million. The Company was allotted 18 months to comply with the revised listing requirements. In April 2001, the Company received notification that its stock should be removed from the NYSE list as it was not in compliance with the revised continued listing requirements. The Company requested a review with a committee of the board of directors of the NYSE to appeal the decision, which was scheduled for June 6, 2001. In May 2001, the Company voluntarily withdrew its appeal of the NYSE's decision due to the considerable amount of resources it would cost to appeal the decision. The Company believes it is in the best interest of its shareholders to focus its efforts on executing its business plan and improving the operating performance of the Company.

The Company's common stock has been quoted on the OTC Bulletin Board since May 25, 2001, under the symbol CYRO. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sales prices and volume information in over-the-counter equity securities.

20. SEGMENT INFORMATION

Chyron's businesses are organized, managed and internally reported as three segments. The segments, which are based on differences in products and technologies, are Graphics Products, Signal Distribution and Automation, and Streaming Services.

The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." The Company is an integrated organization characterized by interdivisional cooperation, cost allocations and inventory transfers. Therefore, management does not represent that these segments, if operated independently, would report the financial information shown below.

	Business Segment Information
	(In thousands)

		Signal Distribution	Streaming
	Graphics*	and Automation	Services
Net sales
2001	$18,854	$27,106	$ 222
2000	26,867	29,367	38
1999	28,054	32,655	0

Operating loss
2001	$(10,402)	$(8,666)	$(12,750)
2000	(1,508)	(4,537)	(4,747)
1999	(13,415)	(2,689)	0

Identifiable assets
2001	$14,567	$19,332	$ 0
2000	35,721	28,957	1,150
1999	24,535	33,846	0

Depreciation and amortization
2001	$1,935	$1,892	$905
2000	1,765	2,567	150
1999	2,481	3,075	0

Geographic Areas

(In thousands)

	United States*	Europe	Other
Net sales
2001	$22,445	$21,864	$1,873
2000	34,484	19,364	2,424
1999	33,955	24,110	2,644

Operating loss
2001	$(20,220)	$(10,634)	$(125)
2000	(3,723)	(6,379)	(690)
1999	(12,206)	(3,439)	(459)

Identifiable assets
2001	$14,567	$19,332	$ 0
2000	38,070	27,703	55
1999	26,231	32,090	60

*Operating loss includes nonrecurring charges in 2001 and 1999 of $12,468 and $6,681, respectively.

d) Financial Statement Schedules

Schedule II

CHYRON CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

Column A	Column B	Column C	Column D	Column E

	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
Description	of Period	Expenses	Deductions	Period

Reserves and allowances deducted from
asset accounts:

YEAR ENDED DECEMBER 31, 2001
Allowance for doubtful accounts	$ 2,274	$ 200	$ 551	$ 1,923
Inventory reserves	12,332	2,868	632	14,568
Deferred tax valuation allowance	21,932	10,755	0	32,687

YEAR ENDED DECEMBER 31, 2000
Allowance for doubtful accounts	$ 3,324	$ 945	$1,995	$ 2,274
Inventory reserves	13,460	937	2,065	12,332
Deferred tax valuation allowance	18,272	3,660	0	21,932

YEAR ENDED DECEMBER 31, 1999
Allowance for doubtful accounts	$ 3,881	$ 400	$ 957	$ 3,324
Inventory reserves	10,066	4,177	783	13,460
Deferred tax valuation allowance	0	18,272	0	18,272

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances in jurisdictions where it is lawful to do so. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in thisprospectus document is current only as of its date.

19,064,781 Shares

Chyron Corporation

Common Stock

____________

Prospectus

____________

April 17, 2002

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission ("SEC") registration fee.
SEC registration fee	$ 428
Accounting fees and expenses	10,000
Legal fees and expenses	75,000
Blue Sky qualification fees and expenses	10,000
Miscellaneous expenses	4,572
Total	$100,000

The holders of the shares being registered hereby will be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of the shares offered hereby.

Item 14. Indemnification of Directors and Officers.

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him or her in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he or she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he or she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 723-725 of the New York Business Corporation Law ("BCL").

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnitees") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of us or as directors, officers, employees or agents of any other company or entity at our request. We will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of our company, against us or any of our directors or officers unless we consented to the initiation of such claim.

The indemnity agreements require an Indemnitee to reimburse us for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under section 723(a) of the BCL and the indemnity agreement, to indemnification for such expenses.

The indemnification provision in our Amended and Restated By-laws, and the indemnification agreements entered into between us and the Indemnitees, may be sufficiently broad to permit indemnification of the Indemnitees for liabilities arising under the Securities Act.

We have purchased directors' and officers' liability insurance.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by us since 1999 which were not registered under the Securities Act. We believe that each transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions not involving a public offering, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning us and acquired the securities for investment and not with a view to the distribution thereof.

            In December 2001, we issued an aggregate of $2.21 million principal amount of 12% Senior Subordinated Convertible Notes, due December 31, 2003, to an aggregate of 26 investors, including certain directors, officers and holders of our securities. The senior subordinated notes are convertible, at any time, at the option of the holders thereof, into our common stock at a conversion price equal to $0.35 per share. Interest on the senior subordinated notes is paid quarterly by increasing the amount of principal owed thereunder. We paid an aggregate of $51,000 to our placement agent in connection with this offering.

            In December 2001, in connection with an amendment to our Series A and Series B debentures, we issued warrants to holders of our Series A and Series B debentures to purchase an aggregate of 861,027 shares of our common stock at an exercise price equal to $0.35 per share.

            In May 2001, we issued an aggregate of 58,898 shares of common stock valued at $67,040 to an aggregate of four executive officers as partial payment of their bonus compensation for 2000.

            In January 2001, we issued 632,412 shares of common stock in connection with our acquisition of Interocity Development Corporation. The value of the stock on the date of the transaction was approximately $1.26 million, or $1.00 per share.

            In November 2000, we issued 3,096,774 shares of our common stock to Microsoft Corporation at a per share price equal to $1.9375, for an aggregate amount of $6 million. As a result, at that time Microsoft acquired approximately 8% of our company, which it sold to certain directors, officers and holders of our securities in March 2002.

            In November 2000, we issued 300,000 shares of common stock in connection with our acquisition of a 20% interest in Video Technics, Inc. The value of the stock on the date of purchase was $582,000 or $1.94 per share.

            In April 2000, we issued an aggregate of 3,076,923 shares of our common stock at a price per share equal to $6.50, for an aggregate of $20 million, to an aggregate of 83 investors, including certain directors, officers and holders of our securities. We paid an aggregate of $1,075,000 to our placement agents in connection with this offering.

            In connection with the private placement completed in April 2000, we issued 151,914 warrants to the placement agents and 60,000 warrants to a consulting company to purchase our common stock at an exercise price of $6.50. These warrants, which are immediately exercisable, will expire in April 2005.

            In March 2000 we issued 60,000 warrants for consulting services to purchase our common stock at an exercise price of $1.12 per share. These warrants, which are immediately exercisable, will expire in March 2005.

            On September 7, 1999, we completed a private placement of $6,452,000 aggregate principal amount of Series B 8% Subordinated Convertible Debentures, due December 31, 2003 (the "Series B Debentures") to an aggregate of 15 investors, including certain directors, officers and holders of our securities. The Series B Debentures are convertible at any time, at the option of the holders thereof, into our Common Stock at a conversion price of $1.625 per share. As of April 1, 2002, no Series B debentures had previously been converted into shares of our common stock. Currently the Series B debentures bear interest at 12%, which interest is paid quarterly by increasing the amount of principal owed thereunder, and the maturity date has been extended to December 31, 2004. Through April 1, 2002, approximately $1,121,839 of interest was paid on the Series B Debentures by adding such amount to the principal. We paid an aggregate of $75,000 to our placement agent in connection with this offering.

            In January, 1999, we completed a private placement of $1,292,000 aggregate principal amount of 8% Subordinated Convertible Debentures, due December 31, 2003 to an aggregate of 16 investors, including certain directors, officers and principal shareholders of our company. The Series A debentures are convertible at any time, at the option of the holders thereof, into our common stock at a conversion price of $2.466 per share. As of April 1, 2002, $50,000 of Series A debentures had previously been converted into 20,275 shares of our common stock, which shares were issued in March 2000. Currently the Series A debentures bear interest at 12%, which interest is paid quarterly by increasing the amount of principal owed thereunder, and the maturity date has been extended to December 31, 2004. Through April 1, 2002, approximately $37,170 of interest was paid on the Series A Debentures by adding such amount to the principal.

            In connection with the placement of the Series B Debentures, in September 1999 we issued 123,631 warrants to the placement agent to purchase our common stock at an exercise price of $1.625. These warrants, which are immediately exercisable, will expire in September 2004.

            In October 1999 we issued 50,000 warrants for consulting services to purchase our common stock at an exercise price of $2.00 per share. These warrants were exercised in full in September 2000.

Item 16. Exhibits and Financial Statement Schedules.

    The following exhibits are filed herewith:
Number	Exhibit Title
3.1*	Restated Certificate of Incorporation of Chyron Corporation (filed as Exhibit 3(a) to the Annual Report on Form 10-K filed on January 31, 1992).

3.2*	Amended and Restated By-Laws of Chyron Corporation, adopted October 28, 1998 (filed as Exhibit 3(b) to the Annual Report on Form 10-K filed on March 30, 1999).

3.3*	Amendment of Certificate of Incorporation of Chyron Corporation, adopted January 24, 1997 (filed as Exhibit 3(c) to the Annual Report on Form 10-K filed on March 20, 1997).

4.1*

Registration Rights Agreement dated July 25, 1995 by and between Chyron Corporation and CC Acquisition Company A, L.L.C., CC Acquisition Company B, L.L.C., WPG Corporate Development Associates, IV, L.P., WPG Corporate Development Associates IV (Overseas), L.P., WPG Enterprise Fund II, L.P., Weiss, Peck & Greer Venture Associates, III, L.P., Westpool Investment Trust PLC, Lion Investment Limited, Charles Diker, Mint House Nominees Limited, Pine Street Ventures, L.L.C., Isaac Hersly, Alan I. Annex, Ilan Kaufthal, Z Four Partners L.L.C. and A.J.L. Beare (filed as Exhibit 4(d) to the Annual Report on Form 10-K filed on March 14, 1996).

4.2*	Form of 8% Subordinated Convertible Debenture Due December 31, 2003 (filed as Exhibit 4(c) to the Annual Report on Form 10-K filed on March 30, 1999).

4.3*

Form of Subscription Agreement and Investment Representation for the purchase of the 8% Subordinated Convertible Debenture Due December 31, 2003 (filed as Exhibit 4(d) to the Annual Report on Form 10-K filed on March 30, 1999).

4.4*	Form of 8% Series B Subordinated Convertible Debenture Due December 31, 2003 (filed as Exhibit 4(d) to the Annual Report on Form 10-K filed on March 9, 2000).

4.5*

Form of Subscription Agreement and Investment Representation for the purchase of the 8% Series B Subordinated Convertible Debenture Due December 31, 2003 (filed as Exhibit 4(e) to the Annual Report on Form 10-K filed on March 9, 2000).

4.6*	Form of 12% Senior Subordinated Convertible Note Due December 31, 2003 (filed as Exhibit 4(f) to the Annual Report on Form 10-K filed on April 1, 2002).

4.7*

Form of Subscription, Subordination and Registration Rights Agreement for the purchase of the 12% Senior Subordinated Convertible Notes Due December 31, 2003 (filed as Exhibit 4(g) to the Annual Report on Form 10-K filed on April 1, 2002).

4.8*	Form of Series A 12% Subordinated Convertible Debenture Due December 31, 2004 (filed as Exhibit 4(h) to the Annual Report on Form 10-K filed on April 1, 2002).

4.9*	Form of Series B 12% Subordinated Convertible Debenture Due December 31, 2004 (filed as Exhibit 4(i) to the Annual Report on Form 10-K filed on April 1, 2002).

4.10*

Form of Amendment to the 8% Subordinated Convertible Debentures Due December 31, 2003 and the Series B 8% Subordinated Convertible Debentures Due December 31, 2003 (filed as Exhibit 4(j) to the Annual Report on Form 10-K filed on April 1, 2002).

4.11*	Form of Common Stock Purchase Warrant, Issued on December 17, 2001 (filed as Exhibit 4(k) to the Annual Report on Form 10-K filed on April 1, 2002).

4.12*

Notice of Amendment of each of the 12% Senior Subordinated Convertible Notes Due December 31, 2003, Series A 12% Subordinated Convertible Debentures Due December 31, 2004 and Series B 12% Subordinated Convertible Debentures Due December 31, 2004, Dated March 11, 2002 (filed as Exhibit 4(l) to the Annual Report on Form 10-K filed on April 1, 2002).

5.1**	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

10.1*	Loan Agreement between Pro-Bel Limited and Barclays Bank, PLC dated December 19, 1996 effective January 1997 (filed as Exhibit 10(hh) to the Annual Report on Form 10-K filed on March 20, 1997).

10.2*

Overdraft Facility Letter Agreement among Chyron UK Holdings Limited, Pro-Bel Limited and Barclays Bank, PLC Dated January 16, 2002 (filed as Exhibit 10(b) to the Annual Report on Form 10-K filed on April 1, 2002).

10.3*	Indemnification Agreement between Chyron Corporation and Charles M. Diker dated November 19, 1996 (filed as Exhibit 10(oo) to the Annual Report on Form 10-K filed on March 20, 1997).

10.4*	Indemnification Agreement between Chyron Corporation and Donald P. Greenberg dated November 19, 1996 (filed as Exhibit 10 (pp) to the Annual Report on Form 10-K filed on March 20, 1997).

10.5*	Indemnification Agreement between Chyron Corporation and Roger Henderson dated November 19, 1996 (filed as Exhibit 10(rr) to the Annual Report on Form 10-K filed on March 20, 1997).

10.6*	Indemnification Agreement between Chyron Corporation and Alan J. Hirschfield dated November 19, 1996 (filed as Exhibit 10(tt) to the Annual Report on Form 10-K filed on March 20, 1997).

10.7*	Indemnification Agreement between Chyron Corporation and Wesley W. Lang, Jr. dated November 19, 1996 (filed as Exhibit 10 (vv) to the Annual Report on Form 10-K filed on March 20, 1997).

10.8*	Indemnification Agreement between Chyron Corporation and Eugene M. Weber dated November 19, 1996 (filed as Exhibit 10(ww) to the Annual Report on Form 10-K filed on March 20, 1997).

10.9*	Indemnification Agreement between Chyron Corporation and Michael Wellesley-Wesley dated November 19, 1996 (filed as Exhibit 10(xx) to the Annual Report on Form 10-K filed on March 20, 1997).

10.10*	Loan Agreement between Chyron Corporation and AmSouth Bank dated March 29, 1999 (filed as Exhibit 10(i) to the Annual Report on Form 10-K filed on March 9, 2000).

10.11**	Letter Agreement Amending Loan Agreement between Chyron Corporation and AmSouth Bank Dated November 8, 2000.

10.12**	Amendment No. 2 to Loan Agreement and Waiver between Chyron Corporation and AmSouth Bank Dated March 26, 2001.

10.13**	Amendment No. 3 to Loan Agreement between Chyron Corporation and AmSouth Bank Dated May 14, 2001.

10.14**	Amendment No. 4 to Loan Agreement between Chyron Corporation and AmSouth Bank Dated August 6, 2001.

10.15**	Amendment No. 5 to Loan Agreement between Chyron Corporation and AmSouth Bank Dated November 30, 2001.

10.16*	Amendment No. 6 to Loan Agreement between Chyron Corporation and AmSouth Bank Dated December 26, 2001 (filed as Exhibit 10(k) to the Annual Report on Form 10-K filed on April 1, 2002).

10.17*	Employment Agreement between Chyron Corporation and Roger Henderson dated July 21, 1999 (filed as Exhibit 10(j) to the Annual Report on Form 10-K filed on March 9, 2000).

10.18*	Amendment to Employment Agreement between Chyron Corporation and Roger Henderson dated January 10, 2001 (filed as Exhibit 10(m) to the Annual Report on Form 10-K filed on April 1, 2002).

10.19*	Letter Amendment to Employment Agreement between Chyron Corporation and Roger Henderson dated April 5, 2001 (filed as Exhibit 10(n) to the Annual Report on Form 10-K filed on April 1, 2002).

10.20*	Employment Agreement between Chyron Corporation and James Paul dated October 1, 1997 (filed as Exhibit 10(o) to the Annual Report on Form 10-K filed on April 1, 2002).

10.21*	Amendment to Employment Agreement between Chyron Corporation and James Paul dated January 10, 2001 (filed as Exhibit 10(p) to the Annual Report on Form 10-K filed on April 1, 2002).

10.22*

Letter Amendment to Employment Agreement between Chyron Corporation and James Paul dated November 2, 2001 effective April 1, 2001 (filed as Exhibit 10(q) to the Annual Report on Form 10-K filed on April 1, 2002).

21.1**	Subsidiaries of Chyron Corporation

23.1**	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

*

Exhibits designated with an asterisk (*) have previously been filed with the Commission and are incorporated herein by reference to the document referenced in parentheticals following the descriptions of such exhibits.

**	Filed herewith.

(b) Financial Statement Schedule

All schedules are omitted because the information required to be set forth therein is not applicable or is contained in the Financial Statements or Notes.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York, on April 17, 2002.
Chyron Corporation

By:	/s/ Roger Henderson
Roger Henderson
President and Chief Executive Officer

By:	/s/ Jerry Kieliszak
Jerry Kieliszak
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Power of Attorney

Know all men by these presents, that each person whose signature appears below constitutes and appoints each of Roger Henderson and Jerry Kieliszak, individually, as their true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ Roger Henderson	President, Chief Executive Officer and Director	April 17, 2002
Roger Henderson

/s/ Jerry Kieliszak	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2002
Jerry Kieliszak

/s/ Wesley W. Lang, Jr.	Chairman	April 17, 2002
Wesley W. Lang, Jr.

/s/ Michael Wellesley-Wesley	Director	April 17, 2002
Michael Wellesley-Wesley

/s/ Charles M. Diker	Director	April 17, 2002
Charles M. Diker

/s/ Donald P. Greenberg	Director	April 17, 2002
Donald P. Greenberg

/s/ Alan J. Hirschfield	Director	April 17, 2002
Alan J. Hirschfield

/s/ Christopher R. Kelly	Director	April 17, 2002
Christopher R. Kelly

/s/ Eugene M. Weber	Director	April 17, 2002
Eugene M. Weber

Exhibit 5.1

Legal Opinion

[LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]

April 17, 2002

Board of Directors

Chyron Corporation

5 Hub Drive

Melville, NY 11747

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Chyron Corporation, a New York corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the stockholders of the Company named in the section entitled "Selling Stockholders" in the registration statement (the "Selling Stockholders") of up to 19,064,781 shares (the "Selling Stockholder Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"). All capitalized terms used in this letter, without definition, have the meanings assigned to them in the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Selling Stockholder Shares are duly authorized and validly issued, fully paid and non-assessable, except, where applicable, as provided by Section 630 of the New York Business Corporation Law.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We have assumed the valid conversion of the notes and the debentures and the proper exercise of the warrants, each referenced in the Registration Statement, in accordance with the terms of each such instrument and applicable Laws (as defined below).

B. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the Laws of New York.

C. This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

D. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

Please be advised that one of the partner's of this Firm is the corporate secretary of the Company, for which he receives no compensation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 20, 2002, relating to the consolidated financial statements and consolidated financial statement schedule of Chyron Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

April 17, 2002

Exhibit 23.2

Consent of Akin, Gump, Strauss, Hauer & Feld LLP

(Contained in Exhibit 5.1)

Exhibit 24.1

Power of Attorney

(Included on signature page of this Registration Statement)